        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON   , 1999

                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              HAVEN BANCORP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                           11-3153802
           (State or Other Jurisdiction                              (I.R.S. Employer
        of Incorporation or Organization)                          Identification No.)

                               615 MERRICK AVENUE
                            WESTBURY, NEW YORK 11590
                                 (516) 683-4100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                             HAVEN CAPITAL TRUST II

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                            PENDING
           (State or Other Jurisdiction                              (I.R.S. Employer
        of Incorporation or Organization)                          Identification No.)

                            C/O HAVEN BANCORP, INC.
                               615 MERRICK AVENUE
                            WESTBURY, NEW YORK 11590
                                 (516) 683-4100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                               PHILIP S. MESSINA
                        CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                              HAVEN BANCORP, INC.
                               615 MERRICK AVENUE
                            WESTBURY, NEW YORK 11590
                                 (516) 683-4100

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

             OMER S.J. WILLIAMS, ESQ.                            ROBERT L. GROSSMAN, ESQ.
              MARK I. SOKOLOW, ESQ.                              GREENBERG TRAURIG, P.A.
             THACHER PROFFITT & WOOD                               1221 BRICKELL AVENUE
              TWO WORLD TRADE CENTER                               MIAMI, FLORIDA 33131
                   38(TH) FLOOR                                       (305) 579-0500
             NEW YORK, NEW YORK 10048
                  (212) 912-7400

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                                  (COVER CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                 TITLE OF SHARES                          TO BE           OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
                 TO BE REGISTERED                       REGISTERED         PER UNIT(1)          PRICE (1)              FEE
Junior Subordinated Deferrable Interest Debentures
 of Haven Bancorp, Inc.(2)                              1,610,000             $25.00           $40,250,000           $11,190
Capital Securities of Haven Capital Trust II            1,610,000             $25.00           $40,250,000             N/A
The Haven Bancorp, Inc. Guarantee with respect to
 Capital Securities(3)(4)                                  N/A                 N/A                 N/A                 N/A
Total                                                                          100%           $40,250,000(5)         $11,190

(1) Estimated solely for the purpose of computing the registration fee.

(2) The Junior Subordinated Deferrable Interest Debentures will be purchased by Haven Capital Trust II with the proceeds of the sale of the Capital Securities.

(3) No separate consideration will be received for the Haven Bancorp, Inc. Guarantee.

(4) This Registration Statement is deemed to cover the Junior Subordinated Deferrable Interest Debentures of Haven Bancorp, Inc., the rights of holders of Junior Subordinated Deferrable Interest Debentures of Haven Bancorp, Inc. under the Indenture, the rights of holders of Capital Securities of Haven Capital Trust II under the Trust Agreement, the rights of holders of the Capital Securities under the Guarantee, which, taken together, fully, irrevocably and unconditionally guarantee all of the respective obligations of Haven Capital Trust II under the Capital Securities.

(5) Such amount represents the principal amount of Junior Subordinated Deferrable Interest Debentures issued at their principal amount and the issue price rather than the principal amount of Junior Subordinated Deferrable Interest Debentures issued at an original issue discount. Such amount also represents the initial public offering price of the Capital Securities of Haven Capital Trust II.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS
THE INFORMATION IN THS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURIITES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated             , 1999

                                                                     $35,000,000
                                                          HAVEN CAPITAL TRUST II
                                                            % Capital Securities
                                (Liquidation Amount $25.00 per Capital Security)
                                           Fully and unconditionally guaranteed,
                                              to the extent described herein, by
                                                             HAVEN BANCORP, INC.

    Haven Capital Trust II is offering capital securities representing preferred beneficial interests in Haven Capital to the public. Distributions on the
capital securities will be paid quarterly at an annual rate of   % of the
aggregate liquidation amount of the capital securities on March 31, June 30, September 30 and December 31 of each year beginning June 30, 1999. Haven Capital
has granted the underwriters a 30-day option to purchase up to       additional
capital securities on the same terms set forth below solely to cover over-allotments.

    We have applied for approval for quotation of the capital securities on the
Nasdaq National Market under the trading symbol "      ."

                                  THE OFFERING

                                                    Per Security     Total
                                                    -------------  ----------
Public Price (1)..................................    $   25.00    $35,000,000
Underwriting Discounts............................           (2)           (2)
Proceeds to the Trust.............................    $   25.00    $35,000,000

------------------------

(1) Plus accrued distributions from             , 1999 to the date of delivery.

(2) Haven Bancorp will pay the underwriters compensation of $               per
    capital security, or $           per capital security sold to certain
    investors that Haven Bancorp has identified. Assuming   capital securities
    are sold to these investors, Haven Bancorp will pay the underwriters a total
    of $      (or $      if the over-allotment option is exercised in full).

    PLEASE READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS, BEGINNING ON PAGE
  .

    These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

    Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY

              FIRST ALBANY CORPORATION

                            LADENBURG THALMANN & CO. INC.

                                           , 1999

               [MAP OF LOCATIONS AND PHOTO OF SUPERMARKET BRANCH]

WHERE YOU CAN FIND MORE INFORMATION

    Haven Bancorp, Inc. ("Haven," "we," "us" or "our") files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document in our public files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, 13(th) Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering, analysis and retrieval system, EDGAR. Our common stock is listed on the Nasdaq National Market under the symbol "HAVN." Information about us also is available from the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement that we and Haven Capital Trust II ("Haven Capital") filed with the SEC. Because the SEC allows us to omit parts of the registration statement from this prospectus, we did not include all the information in the registration statement in this prospectus. You should review the registration statement, including the exhibits, for additional information regarding Haven Capital, the capital securities and us. The registration statement and its exhibits may be inspected at the SEC's offices described in the previous paragraph.

ADDITIONAL INFORMATION WE HAVE INCORPORATED IN THE PROSPECTUS

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with the SEC after the date of the registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us
(1) after the date of the filing of our registration statement and prior to its effectiveness and (2) until our offering of securities has been completed.

    - Annual Report on Form 10-K for the year ended December 31, 1998.

    For your convenience, we have attached a copy of our Annual Report on Form 10-K for the year ended December 31, 1998 (without exhibits) to this prospectus as Appendix A. You may obtain a copy of our filings with the SEC at no cost, by writing or telephoning us at the following address:

                              Haven Bancorp, Inc.
                              Attention: Secretary
                               615 Merrick Avenue
                            Westbury, New York 11590
                                 (516) 683-4292

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell only the capital securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of the prospectus.

FORWARD-LOOKING STATEMENTS RELATING TO HAVEN'S, HAVEN CAPITAL'S AND THE CAPITAL
  SECURITIES' FUTURE PERFORMANCE OR EXPECTATIONS

    We have used and incorporated by reference "forward-looking statements" in this prospectus. Words such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" may constitute forward-looking statements. These statements are within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause our actual results to differ materially. We have used these statements to describe our expectations and estimates in various areas, including:

    - our overall business conditions particularly in the markets in which we operate,

    - fiscal and monetary policy,

    - the market for mortgage originations and purchases,

    - year 2000 compliance issues,

    - competitive products and pricing,

    - credit risk management and

    - changes in regulations affecting financial institutions.

Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the "Risk Factors" section are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the United States economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements. We disclaim any obligation to announce publicly future events or developments that affect the forward-looking statements in this prospectus.

                              SUMMARY INFORMATION

    THE FOLLOWING INFORMATION IS A SUMMARY OF THE MAJOR TERMS OF THE OFFERING OF CAPITAL SECURITIES. YOU SHOULD READ THE MORE DETAILED DISCUSSION AND FINANCIAL INFORMATION APPEARING ELSEWHERE OR INCORPORATED IN THIS PROSPECTUS.

HAVEN BANCORP, INC.

    We are a Delaware corporation and the savings association holding company for CFS Bank (the "Bank"), a federally chartered savings bank. We conduct our operations primarily through the Bank. The Bank is a community-oriented savings bank, which offers mortgage, insurance and investment products through its residential lending division, CFS Intercounty, its investment services subsidiary, CFS Investment Services, and through our insurance agency subsidiary, CFS Insurance Agency, Inc. The Bank also offers commercial real estate loans. Our insurance agency subsidiary allows us to offer property and casualty insurance and business lines of insurance to our customers. With our acquisitions in 1998 of CFS Intercounty and CFS Insurance, we have complemented our package of financial products and services to position the Bank as a comprehensive financial services provider.

    The Bank offers these products and services through eight traditional branches and 59 supermarket branches in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island; the New York counties of Nassau, Suffolk, Rockland and Westchester; and in New Jersey and Connecticut. In addition, the Bank operates six full-service residential loan origination offices and six satellite residential loan origination offices as part of the CFS Intercounty division in New York, New Jersey, Connecticut and Pennsylvania. CFS Insurance has three free-standing insurance agency offices in Long Island, New York. Our principal offices are located at 615 Merrick Avenue, Westbury, New York 11590, and our telephone number is (516) 683-4100.

    As of December 31, 1998, we had on a consolidated basis total assets of $2.40 billion, total liabilities of $2.28 billion, which included $1.72 billion of total deposits, and total stockholders' equity of $119.9 million.

HAVEN CAPITAL TRUST II

    We organized Haven Capital as a statutory Delaware business trust on March 26, 1999. Haven Capital will sell its capital securities to the public and its common securities to us. Haven Capital will use all of the proceeds from the
sale of the capital securities and the common securities to buy our   % junior
subordinated deferrable interest debentures due             , 2029. The
subordinated debentures have the same financial terms as the capital securities. We are obligated to make interest payments and other payments under the subordinated debentures to Haven Capital, which Haven Capital will use to make distribution and other payments on the capital securities to you. Our obligations under the subordinated debentures are unsecured and rank junior to all of our other borrowings, except borrowings that by their terms rank equal or junior to the capital securities. We will, on a subordinated basis, fully, irrevocably and unconditionally guarantee the payment by Haven Capital of the amounts that are required to be paid on the capital securities, to the extent that Haven Capital has funds available.

    Haven Capital intends to maintain its status as an entity that is not taxable as a corporation for federal income tax purposes. Haven Capital has no separate financial statements. The statements would not be material to you because Haven Capital has no independent operations. Haven Capital has a term of approximately 55 years, but may be dissolved earlier.

HAVEN'S INVESTMENT OF THE PROCEEDS FROM THE SALE OF THE SUBORDINATED DEBENTURES

    We currently intend to use the net proceeds from the sale of the
subordinated debentures, which are estimated to be $               million ($
      million if the underwriters exercise their over-allotment option in full), net of commissions and other estimated offering expenses, to invest in the Bank to increase its capital level and to enable the Bank to expand its deposit base and its asset base through investments in residential and commercial real estate loans in our market area and in investment-grade mortgage-backed securities and investment securities. Initially, we will invest the net proceeds in short-term investment-grade financial securities. When we refer in this prospectus to the
proceeds of this offering, we have assumed that   capital securities are sold to
the investors that we have identified. For more information about our use of the proceeds from the sale of the subordinated debentures, you should read the "Use of Proceeds" section of this prospectus.

    We will pay all fees and expenses related to Haven Capital and the offering of the capital securities, as well as all of the ongoing costs and expenses of Haven Capital. We will not be responsible for Haven Capital's obligations to pay you distributions or other amounts under the capital securities, except to the extent of our guarantee of the capital securities.

THE CAPITAL SECURITIES

    Each capital security represents an undivided preferred beneficial interest in the assets of Haven Capital. Each capital security that you own will entitle you to receive quarterly distributions as described in this prospectus. The underwriters are offering 1,400,000 capital securities at a price of $25.00 for each capital security, plus any accumulated distributions on the capital
securities from       , 1999.

DISTRIBUTIONS ON THE CAPITAL SECURITIES

    If you purchase any capital securities, you will be entitled to receive
quarterly cash distributions at an annual rate of   % of the liquidation amount
of $25.00 for each capital security. You will be entitled to be paid distributions on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. The amount of each distribution will include amounts accrued up to the date the distribution is due. These payments are identical to the payments that we are required to make under the subordinated debentures.

HAVEN CAPITAL'S ABILITY TO DEFER PAYMENT OF YOUR DISTRIBUTIONS

    We can, on one or more occasions, defer interest payments on the subordinated debentures for up to 20 consecutive quarters, unless an event of default exists under the subordinated debentures. We cannot defer interest
payments beyond       , 2029, the stated maturity date of the subordinated
debentures.

    If we defer interest payments on the subordinated debentures, Haven Capital will also defer distributions on the capital securities. During this deferral period, the capital securities will still accumulate distributions at an annual
rate of   % of the liquidation amount of $25.00 for each capital security.
Additionally, any unpaid distributions on the capital securities will accumulate additional distributions at the same rate, compounded quarterly, to the extent permitted by law. If Haven Capital defers your distributions, you will still be required to accrue interest income and include it in your gross income for U.S. federal income tax purposes, even if you are a cash basis taxpayer.

HAVEN'S GUARANTEE OF THE CAPITAL SECURITIES

    We will fully, irrevocably and unconditionally guarantee, on a subordinated basis, to the extent that Haven Capital has funds legally available to make the following payment obligations:

    - payment of distributions on the capital securities,

    - payments on liquidation of Haven Capital and

    - payments on maturity or earlier redemption of the capital securities.

If we do not make a payment on the subordinated debentures, Haven Capital will not have sufficient funds to make payments on the capital securities. Our guarantee does not cover the payment of distributions when Haven Capital does not have sufficient funds to pay the distributions. Our obligations under the guarantee and under the subordinated debentures are unsecured and rank junior to all of our other borrowings, except borrowings that by their terms rank equal or junior to the subordinated debentures. Our guarantee of the capital securities issued by Haven Capital Trust I and our 10.46% junior subordinated deferrable interest debentures that mature February 1, 2027 rank equal to our guarantee of the capital securities Haven Capital is offering by this prospectus.

REDEMPTION OF THE CAPITAL SECURITIES

    Haven Capital will redeem the capital securities when we pay the
subordinated debentures at maturity on       , 2029. In addition, if we redeem
some or all of the subordinated debentures before maturity, Haven Capital will use the cash it receives from the redemption of the subordinated debentures to redeem proportionately an amount of capital securities and common securities having an aggregate liquidation amount (the number of securities times $25.00) equal to the aggregate principal amount of the subordinated debentures that we redeem.

    We can redeem some or all of the subordinated debentures before       , 2029
at their principal amount plus any accrued and unpaid interest to the date of
redemption at any time on or after             , 2009. If we redeem any
subordinated debentures on or after       , 2009, we will pay a premium that
declines each year from   % beginning on       , 2009 to 0% on or after       ,
2019.

    We can redeem all of the subordinated debentures before             , 2029
at their principal amount plus any accrued and unpaid interest to the date of redemption at any time if changes in the bank regulatory, investment company or tax laws occur that would adversely impact the status of Haven Capital, the trust securities or the subordinated debentures.

    We may have to obtain regulatory approvals, including the approval of the Office of Thrift Supervision, before we redeem any subordinated debentures prior to maturity.

TRUSTEES OF HAVEN CAPITAL TRUST II

    There are five trustees of Haven Capital. The Chase Manhattan Bank will be the property trustee, Chase Manhattan Bank Delaware will be the Delaware trustee and three individuals who are employees of Haven will be the administrative trustees of Haven Capital.

    As the sole holder of the common securities, we can replace or remove any of the trustees. However, if an event of default exists under the trust agreement governing Haven Capital, only the holders of a majority in aggregate liquidation amount of the capital securities would be able to remove and replace the property trustee and the Delaware trustee. As owner of all of the common securities, only we can remove or replace the administrative trustees. The duties and obligations of each trustee are governed by the trust agreement.

FORM OF THE CAPITAL SECURITIES WHEN THEY ARE ISSUED

    The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for the capital securities. We expect that the capital
securities will be ready for delivery through DTC on or about       , 1999.

PURCHASES OF THE CAPITAL SECURITIES FOR AN EMPLOYEE BENEFIT PLAN

    If you are purchasing the capital securities for an employee benefit plan, you should read "ERISA Considerations" for a discussion of prohibited transactions and your fiduciary duties.

                              RECENT DEVELOPMENTS

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998

    At December 31, 1998, we had total assets of $2.40 billion, a 21.3% increase over total assets of $1.97 billion at December 31, 1997, and a 51.3% increase over total assets of $1.58 billion at December 31, 1996. Total deposits were $1.72 billion at December 31, 1998, a 26.2% increase over total deposits of $1.37 billion at December 31, 1997, and a 51.4% increase over total deposits of $1.14 billion at December 31, 1996. Our average mortgage loans outstanding increased to $1.27 billion in 1998 from $956.8 million in 1997 and $647.5 million in 1996. Along with our growth, we have maintained strong credit quality. At December 31, 1998, non-performing loans were 0.64% of total loans, and non-performing assets were 0.36% of total assets. Stockholders' equity at December 31, 1998 was $119.9 million, or 5.00% of total assets. The Bank's tangible, core and risk-based regulatory capital ratios were 5.43%, 5.43% and 11.96%, respectively. These ratios exceeded the minimum regulatory requirements of 2.00%, 4.00% and 8.00%, respectively. The Bank is considered well capitalized by regulatory standards because its core capital ratio exceeds 5.00%.

    We reported net income of $8.2 million, or $0.95 per basic share ($0.89 per share, diluted) for 1998 compared to net income of $11.1 million, or $1.32 per basic share ($1.24 per share diluted) for 1997. The $2.9 million decrease in earnings was primarily due to an increase of $31.5 million in non-interest expense, which resulted largely from our continuing supermarket banking expansion and the acquisition of the loan production franchise of CFS Intercounty. The increase in non-interest expense was partially offset by an increase of $6.0 million in net interest income, an increase of $19.2 million in non-interest income and a decrease of $3.2 million in income tax expense.

    Net interest income increased by $6.0 million, or 11.6% to $57.9 million in 1998 from $51.9 million in 1997. Total average interest-earning assets increased by $388.9 million, or 23.0% to $2.08 billion in 1998 from $1.69 billion in 1997, primarily due to the increase of $309.0 million in the average mortgage loan balance. The average yield on interest-earning assets decreased to 7.28% in 1998 from 7.46% in 1997, as a result of an overall decline in market indices which serve as leading indicators for mortgage loan rates and rates on securities. The average balance of interest-bearing liabilities increased by $408.0 million, or 25.1% between 1997 and 1998 primarily due to the growth in deposit balances in the supermarket branches. The average cost of liabilities increased by 4 basis points to 4.61% in 1998 from 4.57% in 1997 primarily due to the growth in certificate accounts and the introduction of the Liquid Asset savings account in 1998. The Liquid Asset account currently pays 4.25% on account balances of $2,500 or more. The net interest spread was 2.67% in 1998 compared to 2.89% in 1997.

    Non-interest income increased by $19.2 million, or 138.3% from $13.9 million in 1997 to $33.1 million in 1998. We believe that the growth in non-interest income reflects the impact of the continued maturation of our supermarket branch network and significant progress in the integration of our mortgage banking business. More than half of the increase in non-interest income is attributable to the $10.3 million in servicing released premiums and fees on loans sold in the secondary market. We did not purchase CFS Intercounty's loan production pipeline (loans committed, but not yet closed) as part of the acquisition which closed on May 1, 1998. We closed these loans and delivered them to CFS Intercounty's former parent as part of the purchase agreement. Under the purchase agreement, we did not receive a servicing released premium upon delivering those loans, which would have offset certain of our closing costs. Beginning July 1, 1998, we entered into correspondent agreements with unaffiliated third parties, and began selling loans from our pipeline on a servicing released basis to these parties. The remainder of the increase in non-interest income came primarily from retail banking fees and revenues from CFS Investment Services as a result of our supermarket banking expansion. Savings and checking fees were $9.8 million in 1998, a $4.3 million, or 79.3% increase over 1997. Insurance, annuity and mutual fund fees generated in 1998 were $5.9 million, a $2.1 million, or 56.3% increase over the

$3.8 million earned in 1997. Other non-interest income increased by $1.0 million, or 65.2%, to $2.6 million in 1998, from $1.6 million in 1997, primarily as a result of ATM surcharge fees.

    During 1998, we opened 25 new supermarket branches, and through the acquisition of the loan production franchise of CFS Intercounty, we added six full-service residential loan origination offices and six satellite residential loan origination offices to our facilities. Total non-interest expense increased by $31.5 million, or 68.6%, from $45.8 million in 1997 to $77.3 million in 1998. Compensation and benefits expense increased by $17.0 million, or 69.9%, from $24.3 million in 1997 to $41.2 million in 1998. Occupancy and equipment expense increased by $4.7 million, or 73.7% from $6.3 million in 1997 to $11.0 million in 1998. The increases in compensation and benefits, occupancy and equipment, and other general and administrative expenses were due primarily to our supermarket banking expansion, as well as the expansion of our residential lending function through CFS Intercounty. Occupancy and equipment expense also increased as a result of the purchase of our new headquarters, which was completed in the third quarter of 1998. We believe that since we have opened a majority of the supermarket branches that we are required to open under our agreement with Pathmark and have incurred the start-up costs, including the compensation costs of recruiting and training new personnel and the occupancy and equipment costs associated with setting up new branches, our non-interest expense related to supermarket banking should stabilize.

    Income tax expense was $2.9 million in 1998, compared to $6.1 million in 1997. The effective tax rate for 1998 was 26.4% compared to 35.6% in 1997. The decrease in the effective tax rate was primarily due to the establishment of Columbia Preferred Capital Corp., the Bank's real estate investment trust subsidiary, during the second quarter of 1997, which has resulted in certain tax savings. The tax provision for 1998 includes the effect of the real estate investment trust's operations for the full year of 1998 compared to a portion of the year in 1997. The lower tax rate was also due to an adjustment of the Bank's tax accrual upon the filing of our Federal, New York State and City tax returns for 1997 during September 1998, as well as a state tax credit recognized for mortgage recording taxes paid on loans originated in certain counties of New York State.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    We have selected highlights from the consolidated financial data of Haven and our subsidiaries as of, and for the years ended, December 31, 1998, 1997, 1996, 1995 and 1994. You should read our consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 1998, which we have incorporated in this prospectus.

                                                                       AT DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1998          1997          1996          1995          1994
                                             ------------  ------------  ------------  ------------  ------------

                                                                    (DOLLARS IN THOUSANDS)
SELECTED CONSOLIDATED FINANCIAL DATA:
Total assets...............................  $  2,395,523  $  1,974,890  $  1,583,545  $  1,472,816  $  1,268,774
Loans receivable, net......................     1,296,702     1,138,253       836,882       560,385       512,035
Securities available-for-sale..............       889,251       499,380       370,105       503,058        48,189
Debt securities held-to-maturity...........            --        66,404        97,307       127,796       130,706
Mortgage-backed securities held-to-
  maturity.................................            --       163,057       197,940       190,714       495,111
Real estate owned, net.....................           200           455         1,038         2,033         7,844
Deposits...................................     1,722,710     1,365,012     1,137,788     1,083,446     1,013,162
FHLB advances..............................       325,200       247,000       178,450       134,175        86,000
Other borrowed funds.......................       115,146       219,794       147,983       136,408        39,081
Stockholders' equity.......................       119,867       112,865        99,384        98,519        86,235

                                                                         YEARS ENDED DECEMBER 31,
                                                         --------------------------------------------------------
                                                            1998        1997        1996       1995       1994
                                                         ----------  ----------  ----------  ---------  ---------

                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income........................................  $  151,685  $  126,306  $  109,253  $  96,434  $  81,491
Interest expense.......................................      93,776      74,400      61,368     55,115     40,289
                                                         ----------  ----------  ----------  ---------  ---------
Net interest income....................................      57,909      51,906      47,885     41,319     41,202
Provision for loan losses..............................       2,665       2,750       3,125      2,775     13,400
                                                         ----------  ----------  ----------  ---------  ---------
Net interest income after provision for loan losses....      55,244      49,156      44,760     38,544     27,802
                                                         ----------  ----------  ----------  ---------  ---------
Non-interest income:
Loan fees and servicing income.........................       1,627       3,110       1,807      2,241        790
Servicing released premiums and fees on loans sold.....      10,301          --          --         --         --
Savings/checking fees..................................       9,822       5,478       3,378      2,861      2,282
Net gain (loss) on sales of interest-earning assets....       2,926          (5)        140        126        372
Insurance annuity and mutual fund fees.................       5,874       3,758       3,114      2,525      2,025
Other..................................................       2,596       1,571       1,115      1,269      1,060
                                                         ----------  ----------  ----------  ---------  ---------
  Total non-interest income............................      33,146      13,912       9,554      9,022      6,529
                                                         ----------  ----------  ----------  ---------  ---------
Non-interest expense:
Compensation and benefits..............................      41,204      24,251      15,737     14,889     13,605
Occupancy and equipment................................      11,005       6,334       3,478      3,334      3,238
Real estate operations, net............................           8         352         277      1,405     12,253
SAIF recapitalization charge...........................          --          --       6,800         --         --
Federal deposit insurance premiums.....................         870         736       2,327      2,653      2,709
Other..................................................      24,227      14,174       9,836      9,511      9,336
                                                         ----------  ----------  ----------  ---------  ---------
  Total non-interest expense...........................      77,314      45,847      38,455     31,792     41,141
                                                         ----------  ----------  ----------  ---------  ---------
Income (loss) before income tax expense (benefit)......      11,076      17,221      15,859     15,774     (6,810)
Income tax expense (benefit)...........................       2,926       6,138       6,434      7,230     (2,475)
                                                         ----------  ----------  ----------  ---------  ---------
  Net income (loss)(1).................................  $    8,150  $   11,083  $    9,425  $   8,544  $  (4,335)
                                                         ----------  ----------  ----------  ---------  ---------
                                                         ----------  ----------  ----------  ---------  ---------
Net income (loss) per common share:
Basic(1)...............................................  $     0.95  $     1.32  $     1.13  $    0.99  $   (0.48)
Diluted(1).............................................  $     0.89  $     1.24  $     1.08  $    0.96  $   (0.47)

------------------------

(1) Net income for 1996, excluding the one-time special assessment charge of $6.8 million that was imposed to recapitalize the Savings Association Insurance Fund ("SAIF"), would have been $13.5 million, or $1.62 per basic share ($1.55 per share, diluted).

                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1998          1997          1996          1995          1994
                                             ------------  ------------  ------------  ------------  ------------

                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
PERFORMANCE RATIOS:
Return on average assets (1)...............         (0.35)%         0.37%         0.62%         0.62%         0.63%
Return on average equity (2)...............          6.92         10.41          9.83          9.27         (4.90)
Stockholders' equity to total assets.......          5.00          5.72          6.28          6.69          6.80
Net interest spread........................          2.67          2.89          3.12          2.99          3.34
Net interest margin (3)....................          2.78          3.06          3.29          3.17          3.48
Average interest-earning assets to average
  interest-bearing liabilities.............        102.28        104.02        103.95        104.23        104.42
Operating expenses to average assets (4)...          3.49          2.54          2.04          2.18          2.26
Stockholders' equity per share.............        $13.53        $12.85        $11.49        $10.92         $9.47

EARNINGS TO FIXED CHARGES (5):
Excluding interest on deposits.............          1.38x         1.74x         1.94x         2.20x         0.19x
Including interest on deposits.............          1.12x         1.23x         1.26x         1.29x         0.83x
Asset Quality Ratios:
Non-performing loans to total loans (6)....          0.64%         1.09%         1.64%         2.97%         5.41%
Non-performing assets to total assets......          0.36          0.66          0.94          1.28          2.85
Allowance for loan losses to non-performing
  loans (6)................................        166.70         99.97         77.05         50.80         38.33
Allowance for loan losses to total loans...          1.07          1.09          1.26          1.51          2.07

CAPITAL RATIOS:
Tangible Capital...........................          5.43%         6.42%         6.14%         6.01%         6.27%
Core Capital...............................          5.43          6.42          6.14          6.01          6.27
Risk-based Capital.........................         11.96         14.04         13.22         14.62         14.47

OTHER DATA:
Mortgage loans serviced for others.........  $    269,089  $    174,866  $    197,017  $    219,752  $    239,844
Loan originations and purchases............  $  1,221,526  $    471,338  $    363,576  $    143,329  $    105,219
Number of deposit accounts.................       323,794       234,183       171,382       155,424       140,701
Number of shares outstanding...............     8,859,692     8,784,700     8,650,814     9,022,914     9,102,812

FACILITIES:
Full service offices.......................            65            40            14             9             9

------------------------

(1) Return on average assets for 1996, excluding the one-time special assessment charge of $6.8 million to recapitalize the SAIF, would have been 0.89%.

(2) Return on average equity for 1996, excluding the one-time special assessment charge of $6.8 million to recapitalize the SAIF, would have been 14.04%.

(3) Equal to net interest income before provision for loan losses divided by average interest-earning assets.

(4) For purposes of calculating these ratios, operating expenses equal non-interest expense less real estate operations, net, non-performing loan (income) expense, amortization of goodwill, and non-recurring expenses. Real estate operations, net was $8,000, $0.4 million, $0.3 million, $1.4 million and $12.3 million for the five years ended December 31, 1998, respectively. For the five years ended December 31, 1998, non-performing loan (income) expense was $(1.0) million, $0.2 million, $0.4 million, $0.6 million and $0.9 million, respectively. Amortization of goodwill for the five years ended December 31, 1998 was $0.8 million, $0.1 million, $0.1 million, $40,000, and $0, respectively. For the year ended December 31, 1996, the SAIF one-time special assessment charge of $6.8 million was also excluded.

(5) For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and one-third (the proportion deemed representative of the interest factor) of rents. Fixed charges, including interest on deposits, include all interest expense and one-third (the proportion deemed representative of the interest factor) of rents.

(6) For purposes of calculating these ratios, non-performing loans consist of all non-accrual loans and restricted loans.

                                  RISK FACTORS

    AN INVESTMENT IN THE CAPITAL SECURITIES INVOLVES A NUMBER OF RISKS. SOME OF THESE RISKS RELATE TO THE CAPITAL SECURITIES AND OTHERS RELATE TO HAVEN. WE URGE YOU TO CAREFULLY CONSIDER THIS INFORMATION, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

RISKS RELATED TO YOUR INVESTMENT IN THE CAPITAL SECURITIES

HAVEN CANNOT MAKE PAYMENTS UNDER THE GUARANTEE OR THE SUBORDINATED DEBENTURES IF
  HAVEN DEFAULTS ON ITS OTHER OBLIGATIONS THAT ARE MORE SENIOR

    Our obligations under the guarantee issued for your benefit are unsecured and rank

    - junior to all of our other borrowings, except those borrowings that by their terms are equal or junior;

    - equal to our 10.46% junior subordinated deferrable interest debentures that mature February 1, 2027 and our guarantee of the capital securities of Haven Capital Trust I; and

    - senior to our common stock.

    This means that we cannot pay under the guarantee if we default on payments of any of our other borrowings, unless, by their terms, those borrowings are equal or junior to the guarantee. If we liquidate, go bankrupt or dissolve, we would be able to pay under the guarantee only after we have paid all our other liabilities that are senior to the guarantee.

    Our obligations under the subordinated debentures are unsecured and rank junior in priority to all of our senior indebtedness, which includes our borrowings that are not by their terms equal or junior to the subordinated debentures. If we default on a payment on our senior indebtedness, we cannot pay principal or interest on the subordinated debentures. If we liquidate, go bankrupt or dissolve, we would be able to pay Haven Capital under the subordinated debentures only after we have made all payments on our senior indebtedness. These payments to Haven Capital would be made on a PRO RATA basis with our 10.46% junior subordinated deferrable interest debentures issued to Haven Capital Trust I. As of December 31, 1998, we had approximately $1.47 million in senior indebtedness.

    If we default on our obligations to pay principal, premium or interest on the subordinated debentures, Haven Capital will not have sufficient funds to make distribution payments or liquidation payments on the capital securities. As a result, you will not be able to rely upon our guarantee for payment of these amounts. Instead, you or the property trustee may enforce the rights of Haven Capital under the subordinated debentures against us. For more information, please refer to "Description of Subordinated Debentures--Enforcement of Certain
Rights by Holders" on page   .

    The capital securities, guarantee, the subordinated debentures and the indenture do not limit our ability to incur additional debt, including debt that is senior in priority of payment.

    For more information on payments under the guarantee and the subordinated debentures, you should refer to "Description of Guarantee--Status of the
Guarantee" on page   and "Description of Subordinated Debentures--Subordination"
on page   .

BANKING LAWS AND REGULATIONS LIMIT HAVEN'S ACCESS TO FUNDS, WHICH MAY PREVENT
  HAVEN FROM MAKING PAYMENTS UNDER THE SUBORDINATED DEBENTURES

    Because we are a savings association holding company, substantially all of our operating assets are owned by the Bank. We rely primarily on dividends from the Bank to pay principal and interest on our outstanding debt obligations and corporate expenses. The Board of Directors of the Bank has the sole discretion to declare and pay any dividends to us.

    The Office of Thrift Supervision regulates us, as a savings association holding company, and the Bank, as a federal stock savings bank. The Office of Thrift Supervision limits all capital distributions by the Bank directly or indirectly to us, including dividend payments. Effective April 1, 1999, the Office of Thrift Supervision amended its capital distribution regulations. Under the amended regulations, the Bank will have to file a notice with the Office of Thrift Supervision with respect to each capital distribution that it proposes to make, unless the specific capital distribution requires an application. An application would be required if the total amount of all capital distributions (including the proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years. Under the amended regulations, an application would also be required for a proposed capital distribution that would result in an institution's failure to meet any of its minimum capital requirements. If these regulations governing capital distributions and minimum capital requirements during 1999 had been in effect during 1998, the Bank could have paid dividends of $32.6 million without obtaining prior regulatory approval.

    The Office of Thrift Supervision and the Federal Deposit Insurance Corporation have authority to prohibit the Bank or us from engaging in an unsafe or unsound practice in conducting our business. The payment of dividends, depending upon the financial condition of the Bank and us, could be deemed an unsafe or unsound practice.

    In addition to regulatory restrictions on the payment of dividends, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the Bank. These restrictions prevent affiliates of the Bank, including us, from borrowing from the Bank, unless the loans are secured by various types of collateral. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of the Bank's capital and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of the Bank's capital and surplus. As of December 31, 1998, approximately $13.1 million of credit was available to us under this limitation.

    Under the prompt corrective action provisions of the Federal Deposit Insurance Act, the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the Bank would become undercapitalized as defined under the Federal Deposit Insurance Act. Based on the Bank's current financial condition, we do not expect that this provision will have any impact on our ability to obtain dividends from the Bank; however, we cannot be sure that the Bank will be able to pay dividends in the future.

    Also, as a savings association holding company, our right to receive distributions from the Bank may be limited. If the Bank is liquidated or reorganized, depositors of the Bank would have the right to receive distributions from the Bank before us, unless we were considered a creditor of the Bank. If we did not receive distributions from the Bank, we could not pay the principal of (or premium, if any) or interest on the subordinated debentures to Haven Capital, and Haven Capital could not pay you distributions on the capital securities. At December 31, 1998, the Bank had total liabilities, including deposits, of $2.28 billion.

HAVEN CAN DEFER INTEREST PAYMENTS ON THE SUBORDINATED DEBENTURES, CAUSING YOUR
  PAYMENTS UNDER THE CAPITAL SECURITIES TO STOP, WHICH WILL HAVE TAX CONSEQUENCES TO YOU AND MAY AFFECT THE MARKET PRICE OF THE CAPITAL SECURITIES

    We have the right, at one or more times, unless an event of default exists under the subordinated debentures, to defer interest payments on the subordinated debentures for up to 20 consecutive quarters, but not beyond
            , 2029. If we defer interest payments, Haven Capital will defer paying distributions to you on your capital securities during the deferral period. However, during this period, the capital securities would still
accumulate distributions at the rate of   % per year, compounded quarterly, to
the extent permitted by law. During any deferral period, we will be prohibited from declaring or paying cash dividends on our capital stock or from paying on or repaying, repurchasing or redeeming any debt which ranks equal or junior to the subordinated debentures, including payments with respect to our 10.46% junior subordinated deferrable interest debentures due February 1, 2027 held by Haven Capital Trust I. For more information, please refer to "Description of Capital Securities--Distributions."

    When any deferral period ends and we pay all interest then accrued and unpaid on the subordinated debentures, we may elect to begin a new deferral period. There is no limitation on the number of times that we may elect to begin a deferral period. See "Description of Capital Securities-- Distributions" and "Description of Subordinated Debentures--Option to Extend Interest Payment Date."

    If we exercise our right to defer payments of interest on the subordinated debentures, you will be required to accrue income (as original issue discount) in respect of the deferred stated interest allocable to your capital securities for U.S. federal income tax purposes, which will be allocated but not distributed to you. As a result, you will be required to recognize income for U.S. federal income tax purposes before you receive any cash and will not receive the cash related to this interest income from Haven Capital if you dispose of your capital securities prior to the record date for the distribution payment. For more information, you should read "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales or Redemption of Capital Securities."

    We do not currently intend to exercise our right to defer interest payments on the subordinated debentures. However, if we exercise this right in the future, the market price of the capital securities will probably be affected. The capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated debentures. If you sell your capital securities during a deferral period, you may not receive the same return on your investment as someone else who continues to hold the capital securities.

THE TRUST MAY REDEEM THE CAPITAL SECURITIES BEFORE             , 2009 IF A
  SPECIAL EVENT OCCURS

    If there are changes in the bank regulatory, investment company or tax laws that would adversely affect the status of Haven Capital, the trust securities or the subordinated debentures, we have the right to redeem the subordinated debentures, in whole but not in part. Our redemption of the subordinated debentures will cause Haven Capital to redeem the capital securities and the common securities at a price equal to $25.00 per security plus any accrued and unpaid distributions. We may have to obtain regulatory approval, including the approval of Office of Thrift Supervision, before we redeem any subordinated debentures. For more information, you should refer to "Description of Capital Securities--Redemption."

IF WE DISTRIBUTE THE SUBORDINATED DEBENTURES, THERE MAY BE AN ADVERSE EFFECT ON
  THE TRADING MARKET AND TRADING PRICE OF YOUR INVESTMENT, AND THERE MAY BE ADVERSE TAX EFFECTS

    We have the right to dissolve Haven Capital at any time if we receive:

    - an opinion of counsel stating that a distribution of the subordinated debentures will not be a taxable event to you and

    - any required regulatory approval.

    Upon a dissolution of Haven Capital, and after satisfying the liabilities owed to Haven Capital's creditors under applicable law, the trustees will distribute the subordinated debentures to you, as a holder of capital securities, and us, as the holder of common securities.

    If the trustees distribute the subordinated debentures to you, we will use our best efforts to list the subordinated debentures on the Nasdaq National Market. We cannot be sure that the subordinated debentures will be approved for listing on Nasdaq or that a trading market will exist for the subordinated debentures.

    Under current U.S. federal income tax law, a distribution of the subordinated debentures following the dissolution of Haven Capital would not be a taxable event to you. However, any distributions of cash for the subordinated debentures would be a taxable event to you. You should refer to "Certain Federal Income Tax Considerations--Receipt of Subordinated Debentures or Cash Upon Liquidation of Haven Capital" for more information.

YOU WILL HAVE LIMITED VOTING RIGHTS

    As a holder of capital securities, you will have limited voting rights. You can vote only to modify the capital securities and to exercise Haven Capital's rights as a holder of the subordinated debentures. In general, only we can replace or remove any of the trustees. However, if an event of default exists under the trust agreement, the holders of the capital securities may replace the property trustee and the Delaware trustee.

    We, along with the property trustee and the administrative trustees, may amend the trust agreement without your consent even if these actions adversely affect your interests, to ensure that Haven Capital:

    (a) will not be classified as an association taxable as a corporation for U.S. federal income tax purposes and

    (b) will not be required to register as an "investment company" under the Investment Company Act of 1940.

    You will have no voting rights with respect to any matters submitted to a vote of our stockholders. For more information on your voting rights, please refer to "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

TRADING PRICE MAY NOT REFLECT THE FULL VALUE OF THE CAPITAL SECURITIES

    We cannot predict the market prices for the capital securities or the subordinated debentures that may be distributed if we dissolve Haven Capital. The capital securities or the subordinated debentures may trade at a discount from the price that you paid for the capital securities.

    The capital securities may trade at prices that do not fully reflect the value of any accrued and unpaid interest on the underlying subordinated debentures.

    We have applied for the capital securities to be listed on the Nasdaq National Market. Although the underwriters of the offering have indicated that they intend to make a market in the capital securities, they are not obligated to do so and may stop any market-making activities at any time without notice. We cannot be sure that there will be a liquid trading market for the capital securities.

RISKS RELATED TO HAVEN

INTEREST RATE CHANGES MAY REDUCE HAVEN'S PROFITABILITY

    To be profitable, we have to earn more money in interest income and fee income than we pay as interest on deposits and other interest-bearing liabilities and as other expenses. If interest rates fall, the amount of interest we earn on loans, mortgage-backed securities and investment securities may decrease more quickly than the amount of interest we pay on deposits. This would result in a decrease in our profitability.

    Changes in the general level of interest rates also affect

    - our ability to originate loans,

    - the value of our loan and securities portfolios,

    - our ability to realize gains from the sale of loans and securities assets,

    - the average life of our deposits and

    - our ability to obtain deposits.

Fluctuations in interest rates will ultimately affect both the level of income and expense we record on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than interest-earning assets that mature in the short term. The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements by matching the interest rate sensitivity of assets and liabilities. Although we believe that our current mix of loans, mortgage-backed securities, investment securities and deposits is reasonable, significant fluctuations in interest rates may have a negative effect on our profitability.

    For more detailed information on our exposure to changes in interest rates, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/ Liability Management" in our annual report on Form 10-K for the year ended December 31, 1998 that we have incorporated by reference in, and attached as Appendix A to, this prospectus.

BECAUSE A MAJORITY OF HAVEN'S SUPERMARKET BRANCHES ARE IN SUPERMARKETS OWNED AND
  OPERATED BY PATHMARK STORES, INC., HAVEN'S SUPERMARKET BANKING PROGRAM MAY BE MATERIALLY ADVERSELY AFFECTED BY THE ACQUISITION OF PATHMARK BY ROYAL AHOLD N.V.

    In 1996, we entered into a fifteen year contract with Pathmark to open supermarket branches in 44 Pathmark stores that were then existing in New York. The contract also provides that we will open a branch in all new Pathmark supermarkets that open in New York (excluding one store in New York City), Bronx, Queens, Kings, Richmond, Nassau, Suffolk, Westchester and Rockland counties. We also have a right, but no obligation, to open and operate branches in any new stores that Pathmark opens in New York State other than the specified counties through 2011. We currently operate branches in 35 Pathmark stores. Pathmark has notified us that two stores originally required to be opened under the contract would not have space available for a supermarket branch. We are presently obligated to open branches in seven additional existing Pathmark stores. In addition, Pathmark is in the process of building three new stores in New York in which we will be required to open branches. Under the contract, if Pathmark or a successor to Pathmark sells a supermarket where the Bank operates a branch, the sale would be subject to our license related to that supermarket. If Pathmark or a successor to Pathmark closes a supermarket, the license would be subject to termination and we would be entitled to, among other things, a rebate of some of the costs we incurred to open the branch. Each branch is under a five-year license that gives us an option to renew the license for three additional five-year terms.

    On March 9, 1999, Royal Ahold N.V., a Dutch food retailer, announced that it intends to acquire Pathmark. By acquiring Pathmark, Royal Ahold would become subject to, and bound by, our contract with Pathmark with respect to the Pathmark supermarkets that are part of Royal Ahold's acquisition. Royal Ahold also owns Edwards supermarkets and has stated that it intends to integrate its Edwards supermarkets into the Pathmark chain. We do not know if Royal Ahold intends to close any Pathmark stores, particularly in communities where there is both a Pathmark and an Edwards store. Our supermarket banking program may be materially adversely affected if Royal Ahold closes a significant number of Pathmark stores or decides not to open any additional stores in areas where it would have been advantageous for us to open supermarket branches.

IF HAVEN CANNOT SUCCESSFULLY MANAGE THE GROWTH IN ITS SUPERMARKET BANKING
  PROGRAM, HAVEN'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

    In 1996, we began our supermarket banking program, and we opened four supermarket branches. In 1997, we opened 28 new supermarket branches, and in 1998 we opened 25 new supermarket branches. We currently operate 59 supermarket branches and are scheduled to open one additional branch in the second quarter of 1999. Under the contract with Pathmark, we have the right and the obligation to open branches in seven existing Pathmark stores, three Pathmark stores that are currently under construction and any other new stores opened by Pathmark in New York, Bronx, Queens, Kings, Richmond, Nassau, Suffolk, Westchester and Rockland counties. Although we are currently obligated to open supermarket branches in ten additional Pathmark stores, we are currently discussing the timing with respect to such openings with Pathmark. Pathmark is expanding two of the existing stores. In addition, the opening of each of the stores currently under construction is expected to be completed no earlier than the fourth quarter of 1999. We anticipate that we will not open branches in most of these Pathmark stores in 1999. We also have established a relationship with a number of ShopRite operators in New Jersey and Connecticut where we have the right, but no obligation, to open supermarket branches in all of their new or renovated stores in New Jersey and Connecticut. We currently intend that when we reach a total of 60 supermarket branches, we will not open any additional supermarket branches in 1999, unless we are obligated, or we determine that it would be in our best interest, to do so.

    Because supermarket banking is a relatively new business strategy for us and for other financial institutions in New York, New Jersey and Connecticut, there is little historical data with which to compare our performance and to base our expectations. We have incurred significant start-up costs with each branch opening. Non-interest expense directly attributable to these branches accounted for 28.2% of non-interest expense in 1998. Our expansion based on our supermarket banking program has increased our deposits by approximately 29.3%. The supermarket branches contributed 51.1% of deposit account fee income and non-traditional revenue in 1998.

    Based on our experience, we expect that supermarket branches, on average, will reach profitability after about 18 months of operations. However, we may encounter unforseen difficulties and complications, including a continued flattening of the yield curve, that could prevent, or make it more difficult, for our supermarket branches to reach profitability within our expected time frame. In addition, the profitability of the supermarket banking program could be adversely affected by business matters related to the supermarkets that are not within our control. Specifically, labor issues between a supermarket's management and its employees, decreased advertising or promotions by the supermarket or a decline in a supermarket's popularity could reduce the number of existing customers purchasing our financial products and services and could make it more difficult for us to attract new customers. We do not know if we will be able to successfully achieve the anticipated benefits of our growth and expanded operations through the supermarket banking program.

IF HAVEN CANNOT SUCCESSFULLY INTEGRATE THE OPERATIONS OF CFS INTERCOUNTY
  MORTGAGE AND CFS INSURANCE AGENCY, HAVEN'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

    In 1998, we completed two acquisitions. The Bank purchased the assets of Intercounty Mortgage, Inc. from Resource Bancshares Mortgage Group, Inc. in May 1998, and we purchased Century Insurance Agency, Inc. in November 1998. We are still in the process of integrating the operations of both of these companies. We have experienced, or may experience, difficulties combining the technological systems of the companies, assimilating new employees into our work environment and coordinating other operational functions that could delay our expected time to complete the integration of these companies. We will also have to continue to dedicate management and other employees to facilitate the integration of the operations of these companies. Although we expect to successfully integrate these operations in 1999, if we fail to do so, our short-term financial condition and profitability could be adversely affected.

IF HAVEN CANNOT SUCCESSFULLY ORIGINATE LOANS AND SELL LOANS THAT ARE HELD FOR
  SALE, HAVEN'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

    The future profitability of our CFS Intercounty division depends on our ability to originate loans and to efficiently sell, directly or through securitization, loans that are held for sale. In order for us to realize fee income on loan originations, CFS Intercounty must be able to efficiently originate loans for portfolio and for sale. We will earn interest income on the loans held in portfolio. Sales of loans may produce additional non-interest income if we realize gains on these sales. However, gains on these sales may not be sufficient to offset our expense of originating the loans and to produce net gains on sales. If we are unable to sell these loans into the secondary market efficiently, our expenses of originating the loans may not be offset by any gains that we realize. Our ability to originate and to sell loans depends on general economic conditions, real estate market values, interest rates and our ability to compete with other financial institutions selling loans. Our regulatory capital and liquidity could be adversely affected if we have difficulty in selling and securitizing loans. In addition, if we are unable to sell or securitize loans in an efficient and timely manner, or we must retain a larger interest in loans than we anticipated, our ability to make and purchase loans in the future could be adversely affected.

BECAUSE HAVEN PRIMARILY SERVES NEW YORK, NEW JERSEY, CONNECTICUT AND
  PENNSYLVANIA, PARTICULARLY THE NEW YORK CITY METROPOLITAN AREA, A DECLINE IN THE LOCAL ECONOMY COULD LOWER HAVEN'S PROFITABILITY

    We serve New York, New Jersey and Connecticut with 19 branches in New York City, 33 branches in Westchester, Rockland, Suffolk and Nassau counties in New York, seven branches in Connecticut and eight branches in New Jersey. In addition, the Bank operates six full-service residential loan origination offices and six satellite residential loan origination offices in New York, New Jersey, Connecticut and Pennsylvania. CFS Insurance Agency has three free-standing insurance agency offices in Long Island, New York. Our profits depend on providing products and services to customers in this local region. An increase in unemployment, a decrease in real estate values or an increase in interest rates could weaken the local economy. With a weaker local economy,

    - customers may not want or need our products and services;

    - borrowers may be unable to repay their loans;

    - the value of the collateral securing our loans to borrowers may decline;
      and

    - the overall quality of our loan portfolio may decline.

    Making residential mortgage loans is a significant source of our profits. If customers in the local area do not want residential mortgage loans, our profits may decrease. Although we could make other investments, we may earn less revenue on these investments than on residential mortgage loans. Also, our losses on loans may increase if borrowers are unable to make payments on their loans.

IF HAVEN IS UNABLE TO SUCCESSFULLY COMPETE FOR CUSTOMERS IN ITS MARKET AREA,
  HAVEN'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

    We face intense and increasing competition in making loans, attracting deposits and providing other financial products and services. The market area in which we operate, New York, New Jersey, Connecticut and Pennsylvania, has numerous financial institutions that we compete with for customers. Our competition for loans comes principally from

    - commercial banks,

    - savings banks,

    - savings and loan associations,

    - mortgage banking companies,

    - finance companies and

    - credit unions.

Our competition for deposits comes principally from

    - commercial banks,

    - savings banks,

    - savings and loan associations,

    - credit unions,

    - brokerage firms,

    - insurance companies,

    - money market mutual funds,

    - mutual funds (such as corporate and government securities funds) and

    - annuities.

    Many of these competitors have greater financial resources and name recognition, more locations, more advanced technology and more financial products to offer than we have. We have increased our presence in New York, New Jersey and Connecticut through our supermarket banking program. We offer a full range of financial products and services, including annuities, mutual funds, insurance and electronic banking. Our profitability depends on our continued ability to attract new customers and compete in New York, New Jersey, Connecticut and Pennsylvania. If we are unable to successfully compete, our financial condition and results of operations will be adversely affected.

THE YEAR 2000 PROBLEM COULD HURT HAVEN'S OPERATIONS AND PROFITS

    We rely upon computers to conduct our daily business. If our computer systems fail to recognize a date using "00" as the year 2000, we may be unable to do our routine business and provide service to our customers. The failure of the computer systems of parties we do business with or utilities, including the electric and telephone companies, to recognize the year 2000 may also disrupt our operations. For example, we may not be able to process withdrawals or deposits, prepare account statements or engage in any of the transactions that constitute our normal operations. This could hurt our profits.

    We primarily use a third party vendor to process our electronic data. Our vendor has modified or replaced many of its computer applications and systems necessary to correct the year 2000 date issue. We have substantially completed testing the modified systems. We also use a combination of purchased and contract-based software as well as other third party vendors for many of our data processing needs. Our assessment of potential computer issues for the year 2000 has been substantially completed. Where potential computer issues have been identified, the vendors have committed to definitive dates to resolve such issues. We have established contingency plans for systems for which year 2000 issues will not be corrected. If our vendors do not achieve year 2000 compliance, our operations could be adversely affected.

    The Office of Thrift Supervision, our primary federal bank regulator, along with the other federal bank regulators, has identified the year 2000 issue as a substantive area of examination for both regularly scheduled and special bank examinations. Under regulatory guidelines issued by the federal banking regulators, we must substantially complete our testing of both internally and externally supplied systems and all renovations by June 30, 1999. Because of this oversight by the federal bank regulatory agencies, if we do not become year 2000 compliant, we could become subject to administrative remedies similar to those imposed on financial institutions otherwise found not to be operating in a safe and sound manner, including remedies available under prompt corrective action regulations.

    There has been limited litigation filed against corporations regarding the year 2000 problem and a corporation's compliance efforts. However, the law in this area will probably continue to develop well into the new millennium. If we experience a year 2000 failure, our exposure could be significant and material, unless there is legislative action to limit year 2000 liability. Legislation has been introduced in several jurisdictions regarding the year 2000 problem. However, we cannot be sure that legislation will be enacted in jurisdictions where we do business that will limit any potential liability. Through December 31, 1998, we had incurred approximately $126,000 in costs associated with achieving year 2000 compliance. We expect to incur approximately $450,000 in additional costs to achieve year 2000 compliance during 1999.

                              HAVEN BANCORP, INC.

    We were organized on March 25, 1993 as the holding company for the Bank in connection with the Bank's conversion from a federal mutual savings bank to a federal stock savings bank. We are headquartered in Westbury, New York, and our principal business currently consists of operating the Bank.

    The Bank's principal business is to attract retail deposits from the general public and invest those deposits, together with funds generated from operations, primarily in one- to four-family, owner-occupied residential mortgage loans. In addition, the Bank invests in debt, equity and mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans and other marketable securities.

    The Bank's profits depend primarily on its net interest income, non-interest income and its ability to control operating expenses. Net interest income is the difference between the interest income earned on the Bank's loan and securities portfolios and its interest expense, which consists of the interest paid on its deposits and borrowed funds. Non-interest income, which includes the results of CFS Intercounty's operations beginning May 1998 and CFS Insurance's operations beginning November 1998, reflects fee income on products and services provided to customers and gains on sales of loans and loan servicing rights. Operating expenses include compensation and benefits, occupancy and equipment, real estate operations, net and federal deposit insurance premiums. The Bank's net income also is affected by its provision for loan losses and other general and administrative expenses.

    General economic and competitive conditions, particularly changes in market interest rates, and to a lesser extent by government policies and actions of regulatory authorities, also significantly affect the Bank's earnings. In addition, certain litigation that we are involved in may impact our operations. For more detailed information regarding the business of Haven and the Bank, please see our annual report on Form 10-K for the fiscal year ended December 31, 1998 that we have incorporated into this prospectus.

OUR STRATEGY

    Our mission is to provide our customers outstanding financial products and services at competitive prices, delivered with expertise and the highest level of care. We believe the best way to accomplish this is by applying our traditional banking strengths to supermarket banking. Through this approach, we can deliver traditional banking services, plus the products and services offered by the Bank's mortgage banking division, CFS Intercounty, and investment services subsidiary, CFS Investment Services, Inc., and our insurance agency subsidiary, CFS Insurance Agency, Inc., with the conveniences and advantages of supermarket banking.

    We recently completed several initiatives that we believe form a solid foundation for our future. The Bank opened 25 new supermarket branches in 1998 and two additional supermarket branches to date in 1999, bringing the total of supermarket branches to 59. In May 1998, the Bank acquired the loan production franchise of Intercounty Mortgage, Inc. to improve our loan origination capabilities and to increase our net income through the interest and fee income generated from increased loan volume. Through this acquisition, we added 12 residential loan origination offices to the Bank and increased the lending staff from 20 to over 100 loan officers, enabling us to expand the volume and geographic range of our lending capabilities. In November 1998, we purchased Century Insurance Agency, Inc. to further complement our package of financial products and services that we offer to customers and to contribute to our fee income. As a result of this acquisition, we can now offer automobile, homeowners and casualty insurance in addition to life, health and disability insurance. The insurance agency has the ability to write policies for top-rated insurance carriers, such as The Hartford, Metropolitan Life Assurance Company and The Progressive Corporation.

    Both acquisitions fit well with the supermarket banking program. The expanded residential lending division provides a mechanism for the Bank to utilize the increased deposits from the supermarket banking program to invest in high quality residential loans and to expand the customer base to which the Bank can offer its financial products and services. We believe that the added insurance capabilities, including the ability to sell insurance underwritten by nationally recognized insurance providers, are attractive to market to supermarket customers. Although each of these acquisitions required an initial investment and had some negative impact on our 1998 earnings, we believe that the Bank now possesses a high quality distribution platform and a comprehensive package of financial products and services, which will enable us to better serve our customer base and to improve our shareholder value.

    Our goals are to grow our earnings and achieve a high level of profitability by focusing on growing fee income from both the supermarket banking program and the residential lending division and net interest income from our supermarket banking program, while controlling operating expenses and maintaining strong credit quality. Over the past three years, our efforts have focused on establishing a supermarket branch structure by opening branches in New York, New Jersey and Connecticut. With 59 supermarket branches in operation, our focus has shifted to growing our existing supermarket branches and realizing the full potential of marketing our existing and newly acquired financial products and services to the growing supermarket customer base. We believe that through the comprehensive package of financial services and products, including our broader range of residential loans, insurance and investment products, we will continue to build relationships with, and generate business from, the customers in our branches that will help us to attain our financial goals and increase our franchise value. Through these relationships, we believe that we will grow our customer base and increase fee income and net interest income. Because we anticipate reduced start-up costs associated with opening a limited number of new supermarket branches in 1999 as compared to the 25 branches opened in 1998, we believe we can effectively control our expenses. We intend to continue to implement this strategy by using the enhanced capital base resulting from this offering to assist us in expanding our deposit base in our existing supermarket branches and by continuing to expand our asset base through investments in residential and commercial real estate loans in our market area and in investment-grade mortgage-backed securities and investment securities.

SUPERMARKET BANKING PROGRAM

    We believe that supermarket banking is the most effective way to expand the Bank's customer base, extend its banking franchise, improve profitability and ultimately enhance our shareholder value. Our store locations cover a wide, attractive geographical area, with a demographic profile that parallels the Bank's traditional customer base: stable, middle-income neighborhoods. In addition to eight traditional branches, the Bank now operates 44 supermarket branches in New York State, eight in New Jersey and seven in Connecticut. We believe we have developed an effective marketing program for supermarket banking. The 15,000 to 30,000 customers who visit each store location per week provide marketing opportunities for our sales force. At December 31, 1998, deposits at our supermarket branches totaled $504.0 million compared to $157.2 million at year-end 1997 and $12.1 million at year-end 1996. Core deposits equaled 54.0% (consisting of 132,540 accounts) of total supermarket branch deposits, compared to core deposits of 45.5% in traditional branches. Fee income from retail banking fees and from the sales of our financial products and services through the supermarket branches was $8.8 million in 1998. Non-interest expense directly attributable to the supermarket branches was $21.8 million in 1998.

    Our supermarket banking philosophy is to build relationships on a continual basis with our existing customers and prospective customers by marketing to them the full range of financial products and services that the Bank provides. Each branch manager and sales associate participates in joint promotions with the supermarket and talks with prospective customers in the supermarket aisles to establish an initial relationship. Branch employees telephone customers to follow-up on information gleaned from these initial meetings. Our branch employees maintain the relationships with the supermarket customers during the customers' subsequent visits to the store.

    We currently have 328 full time employees assigned to our supermarket banking program. A single branch employee, in addition to establishing deposit accounts, can respond to customers' needs for a variety of financial products and services, including mortgages, insurance and investment services, either directly or through a referral to the Bank's residential lending division, the Bank's investment services subsidiary or our insurance agency. Each manager is licensed to sell term life and whole life insurance policies, fixed annuity products, mutual funds and variable annuities. Each sales associate is licensed to sell term life and whole life insurance policies, and some are also licensed to sell mutual funds and variable annuities. Branch employees refer customers to teams of dedicated sales agents from our investment services subsidiary for universal life, health, disability and long-term care insurance products and mutual funds and annuities. Branch employees also refer customers to our insurance agency for sales of property and casualty, business lines and auto insurance products. Each manager and sales associate has specific individual sales and referral goals and is responsible for selling all of our products and services.

    The supermarket branches are open seven days a week at all locations. All of the supermarket branches are conveniently located in the front of the supermarket near the checkout aisles and have both interior and exterior signs that are easily readable from inside and outside the supermarket. Branches typically have three teller stations, a new account station and a private office for investment and loan sales as well as other customer services. Each branch typically has at least six employees: one branch sales manager, one assistant sales manager and four sales associates. In addition, some of our busier locations have dedicated part-time or full-time tellers.

    We believe that we have already incurred the major start-up costs of our supermarket banking program, including the costs related to recruiting staff and establishing the branches and back-office support functions. With these efforts behind us, we believe that we are poised to experience substantial revenue growth on a relatively stable expense platform.

THE BANK'S RESIDENTIAL LENDING DIVISION

    The acquisition of the loan production franchise of Intercounty Mortgage, Inc. presented an opportunity for us to expand our loan production capabilities so that we can effectively use the strong deposit inflows from the supermarket branches. Acquiring Intercounty and integrating it into the residential lending division of the Bank has enhanced our ability to originate loans through the addition of over 80 loan officers and six full-service and six satellite residential loan origination offices in New York, New Jersey, Connecticut and Pennsylvania. We believe that our residential lending division fits well geographically with our multi-state supermarket program. The acquisition also provided the Bank with an expanded loan product mix. We have supplemented Intercounty's prior loan mix of government agency eligible conforming loans with the Bank's broader range of mortgage products, including adjustable-rate mortgages and jumbo mortgages. We believe that expanding the product line will result in increased mortgage origination opportunities. There are currently approximately 100 loan production officers employed in the residential lending division.

    Total residential loan origination volume was $1.0 billion in 1998. The Bank originated $68.6 million in loans in the first quarter before the acquisition of the loan production franchise of CFS Intercounty. After the acquisition of CFS Intercounty, the Bank's loan originations were $307.4 million in the second quarter, $344.9 million in the third quarter and $324.6 million in the fourth quarter in 1998. One of the residential lending division's functions is to facilitate sales of mortgage loans in the secondary market. If successful, these sales could produce gains that would increase our non-interest income. Residential loan originations in 1998 included $570.0 million of loans originated and purchased for sale in the secondary market.

THE BANK'S INVESTMENT SERVICES SUBSIDIARY

    CFS Investment is a wholly owned subsidiary of the Bank established in 1989 to distribute non-FDIC-insured products. This subsidiary is a licensed general agency for life and health insurance in New York, New Jersey and Connecticut. Through the investment services subsidiary, we offer fixed annuities to customers as a tax deferred alternative to a traditional bank account. Additionally, we offer all forms of life insurance (including term life, whole life, universal life and variable life) and health insurance (including disability, long term care and group health). Through a broker-dealer relationship, we offer customers various mutual funds and variable annuity products as well as discount brokerage services.

    Our investment services subsidiary produced gross revenues of $3.8 million in 1997 and $5.8 million in 1998. In 1998, this revenue was generated by investment sales exceeding $100 million of customer assets, with the preponderance of this increase generated from activities in our supermarket branches. The supermarket branches contributed 38.4% of total revenue from investment services in 1998 compared to 12.4% in 1997.

HAVEN'S INSURANCE AGENCY

    We acquired CIA Insurance Agency, Inc. on November 2, 1998 to complement the financial products and services that we can offer to our customers, particularly in the supermarket branches. Through this agency, we offer property and casualty insurance, auto insurance and business lines of insurance. We believe that this business fits well with our life, health and disability insurance business by providing automobile, homeowners and casualty insurance through numerous top-rated carriers, including The Hartford, Metropolitan Life Assurance Company and The Progressive Corporation. This agency obtained approximately $6.0 million in new and renewal premiums through calendar year 1998 and had $107,000 in revenues from auto, homeowners and business insurance lines during its first two full months of operations as our subsidiary. We also intend to offer these products to the rest of our existing customer base, including residential and commercial real estate borrowers.

                        MANAGEMENT OF HAVEN AND THE BANK

DIRECTORS

    Our board of directors also serves as the board of directors of the Bank. Members of each board are divided into three classes, each of which contains approximately one-third of the directors. Our shareholders elect our directors for staggered three year terms, or until their successors are elected and qualified. We, as sole shareholder of the Bank, elect the Bank's directors for the same terms. The following table sets forth information regarding the boards of directors of Haven and the Bank.

                                                                   POSITION(S) HELD WITH              DIRECTOR       TERM
NAME                                          AGE(1)                 HAVEN AND THE BANK               SINCE(2)      EXPIRES
------------------------------------------  -----------  ------------------------------------------  -----------  -----------
Philip S. Messina.........................          55   Chairman, President, Chief Executive              1986         2000
                                                         Officer and Director
William J. Jennings.......................          53   Executive Vice President, Assistant to the        1996         2001
                                                         President and Director
Robert M. Sprotte.........................          62   Director                                          1974         2001
George S. Worgul..........................          71   Director                                          1983         2002
Michael J. Fitzpatrick....................          60   Director                                          1988         2001
Michael J. Levine.........................          54   Director                                          1996         2002
Msgr. Thomas J. Hartman...................          52   Director                                          1997         2000

------------------------

(1) At March 31, 1999.

(2) We were organized on September 23, 1993. All dates prior to 1993 reflect when a director was first elected to the board of the Bank.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    Our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by our board. Our executive officers also serve as executive officers of the Bank and are elected annually. The following table sets forth information about our executive officers who are not directors.

NAME                                                    AGE(1)           POSITION(S) HELD WITH HAVEN AND THE BANK
----------------------------------------------------  -----------  ----------------------------------------------------
Thomas J. Seery.....................................          54   Executive Vice President--Operations
Gerard H. McGuirk...................................          56   Executive Vice President--Chief Lending Officer
Catherine Califano..................................          40   Senior Vice President--Chief Financial Officer
Mark A. Ricca, Esq..................................          41   Senior Vice President--General Counsel, Secretary
                                                                   and Chief Compliance Officer

------------------------

(1) At March 31, 1999.

KEY EMPLOYEES

    The following lists some key employees of the residential lending division, the investment services subsidiary and the insurance agency:

NAME                                             AGE(1)                            POSITION(S)
---------------------------------------------  -----------  ----------------------------------------------------------
Andrew L. Kaplan.............................          34   President, CFS Investment Services, Inc.
Joseph V. LoBalsamo..........................          43   Executive Vice President, CFS Insurance Agency, Inc.
Robert J. Newell.............................          36   Executive Vice President, CFS Insurance Agency, Inc.
Mark DiVirgilio..............................          42   Executive Vice President, CFS Insurance Agency, Inc.
Ronald A. Pasquini...........................          59   First Vice President-Lending Operations Coordinator, CFS
                                                            Intercounty Mortgage
James J. Carpenter...........................          38   First Vice President-Commercial Lending, CFS Bank
Gary B. Johansen.............................          38   Vice President-Sales Manager, CFS Intercounty Mortgage
Janet Mangafas...............................          31   Vice President, Secondary Marketing Manager, CFS
                                                            Intercounty Mortgage

------------------------

(1) At March 31, 1999.

DIRECTORS

    PHILIP S. MESSINA began his career at the Bank on April 6, 1964. During the course of his career, he has held the positions of President and Chief Executive Officer, Executive Vice President/Secretary, Personnel Officer, Branch Coordinator, Branch Manager and teller. He was appointed Chairman of the Board of Haven and Chairman of the Board of the Bank in April 1998. Mr. Messina attended the City University of New York--Queens College and the Indiana University Savings & Loan Graduate School.

    WILLIAM J. JENNINGS II recently retired as Managing Director, Chief of Staff to the Chairman of Salomon Smith Barney, Inc., a brokerage firm. He served as a Managing Director at Salomon Smith Barney, Inc. since 1997, and, prior to that, he was a Managing Director at Salomon Brothers, Inc. He received a B.B.A. from the University of Notre Dame and a J.D. from Villanova Law School. As of March 28, 1999, in addition to remaining a Director, Mr. Jennings became Executive Vice President and Assistant to the President of Haven and the Bank.

    ROBERT M. SPROTTE is the President of Schmelz Bros., Inc., a plumbing contractor, President of RDR Realty Corp., a real estate holding company and President of Three Rams Realty. He has a B.A. from Duke University.

    GEORGE S. WORGUL retired as Chairman of the Board in April 1998, a position he held since June 1994. He served as our President and Chairman from September 1993 through June 1994. He served as President and Chairman of the Bank from June 1989 through June 1994. Mr. Worgul joined the Bank in 1964.

    MICHAEL J. FITZPATRICK is a CPA, and is a retired Vice President-National Thrift Director at E.F. Hutton & Company, Inc., a national securities firm, and director of the Legal Aid Society of Suffolk County. He received a B.A. in Accounting and an M.B.A. in taxation from Pace University.

    MICHAEL J. LEVINE is a CPA and President of Norse Realty Group, Inc. and Affiliates, a real estate owner and developer. He also is a partner in Levine and Schmutter, Certified Public Accountants. He received a B.S. from New York University in Public Accounting.

    MSGR. THOMAS J. HARTMAN is President and Chief Executive Officer of Telecare Radio and Television for the Diocese of Rockville Centre, New York for Telecare Television Studios, a cable television station. Msgr. Hartman hosts several television and radio shows including "God Squad." He is a regular religion commentator on "Good Morning America" on ABC-TV and "Imus in the Morning" on WFAN Radio. He received a B.A. from Niagra University, an M.A. in theology from Niagara University, a Master of Divinity from Our Lady of Angels Seminary and a Doctorate of Ministry from the Jesuit School of Theology.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    THOMAS J. SEERY has served as Executive Vice President-Operations since January 1997. Mr. Seery has completed more than 20 years in the banking industry, the majority of which has been in retail banking and with the Bank. Mr. Seery joined the Bank in 1974. He received his B.A. from St. Francis College and his M.B.A. from St. John's University.

    GERARD H. MCGUIRK has served as our Executive Vice President-Chief Lending Officer since January 1997. He joined the Bank as Senior Vice President-Chief Lending Officer in 1993. Prior to that, he served as the Vice President-Group Head of Real Estate Workouts for Fleet Bank, N.Y. He worked at Fleet from 1990 to 1993. He received his B.S. from Fairfield University, an M.A. in Banking and Money Management from Adelphi University, and a J.D. from St. John's Law School.

    CATHERINE CALIFANO is a CPA and has served as our Senior Vice President-Chief Financial Officer since February 1994. Prior to that she served as our Vice-President-Controller since May 1993. She was the Senior Vice President-Chief Financial Officer of Home Savings Bank, which was located in Brooklyn, New York from 1987 to 1992. Prior to 1987, she was a Manager at KPMG LLP from 1985 to 1987. She received her B.S. in Accounting and her M.B.A. in Finance from St. John's University.

    MARK A. RICCA, ESQ. was a partner at Ricca & Donnelly, a general practice law firm, prior to joining Haven and the Bank in 1998. He has a B.A. from the University of Notre Dame, a J.D. from St. John's University and an LL.M. from New York University.

KEY EMPLOYEES

    ANDREW L. KAPLAN joined the Bank in 1994 and is President of CFS Investments, Inc. Prior to joining the Bank, Mr. Kaplan held the position of Assistant Vice President at Citicorp Investment Services. He received his B.B.A. in Finance from Pace University. He holds the NASD licenses 7, 24 and 63 and is licensed for life and health insurance in New York, New Jersey and Connecticut. He is currently enrolled in the National School of Banking offered by America's Community Bankers.

    JOSEPH V. LOBALSAMO joined the Company in 1998 as Executive Vice President of CFS Insurance Agency, Inc. Prior to joining the Company, Mr. LoBalsamo was one of three principles who co-founded CIA Insurance Agency, Inc. He received a B.B.A. in Business Management from Dowling College.

    ROBERT J. NEWELL joined the Company in 1998 as Executive Vice President of CFS Insurance Agency, Inc. Prior to joining the Company, Mr. Newell was one of three principles who co-founded CIA Insurance Agency, Inc. He received a B.A. in Finance from State University of New York at Old Westbury.

    MARK DIVIRGILIO joined the Company in 1998 as Executive Vice President of CFS Insurance Agency, Inc. Prior to joining the Company, Mr. DiVirgilio was one of three principles who co-founded CIA Insurance Agency, Inc. He received a B.A. from the State University of New York at Oswego.

    RONALD A. PASQUINI joined the Bank in 1993 as Vice President, Mortgage Officer. He is currently First Vice President, Operations Coordinator. Prior to this, Mr. Pasquini has also held the positions of First Vice President, Mortgage Officer and First Vice President, Wholesale Lending-Banker. He received his Columbia Society of Real Estate Appraisers Certificate from Adelphi University and his New York State Real Estate Brokers Certification from Adelphi University. He is a graduate of the American Savings & Loan Institute.

    JAMES J. CARPENTER joined the Bank in 1991 and is currently First Vice President-Commercial Real Estate. Since joining the Bank, Mr. Carpenter has held various positions in Commercial Real Estate Lending and Asset management including commercial loan origination, workout and the disposition of REO properties. He received a B.S. in Business Administration-Finance from the University of Richmond. He received his M.B.A. with a concentration in Accounting from Fordham University. He is currently enrolled in the National School of Banking offered by America's Community Bankers.

    GARY B. JOHANSEN joined the Bank in 1998 and is Vice President-Sales Manager of CFS Intercounty Mortgage. Prior to joining the Bank, Mr. Johansen was Vice President-Branch Manager of Intercounty Mortgage, Inc. from 1995 to 1998 and Vice President-Branch Manager-Fleet Mortgage Corp. from 1991 to 1995. He received a B.A. in Business Administration from Rutgers University.

    JANET MANGAFAS joined the Bank in April 1999 as Vice President of Secondary Marketing. Prior to joining the Company, Ms. Mangafas was employed at Long Island Savings Bank from 1994 to 1998 and held various positions in Secondary Marketing. She has a B.S. degree in finance from Fairfield University.

                             HAVEN CAPITAL TRUST II

    We organized Haven Capital as a statutory business trust under Delaware law pursuant to the trust agreement that we, as sponsor, and the trustees executed. We, together with the trustees, filed a certificate of trust with the Delaware Secretary of State on March 26, 1999.

    Haven Capital exists solely to:

    - issue and sell the capital securities to the public and the common securities to us;

    - use the proceeds from the sale of the capital securities and common securities to purchase our subordinated debentures, which will be the only assets of Haven Capital;

    - maintain its status as a grantor trust for federal income tax purposes;
      and

    - engage in other activities that are necessary or incidental to these purposes.

    We will purchase all of the common securities of Haven Capital. The common securities will represent an aggregate liquidation amount equal to at least 3% of the Haven Capital's total capitalization. The capital securities will represent the remaining 97% of Haven Capital's total capitalization. The common securities will have terms substantially identical to the capital securities. However, if we default on our payments under the subordinated debentures, Haven Capital will only pay cash distributions and liquidation, redemption and other amounts payable to us with respect to the common securities after it pays you these amounts on the capital securities.

    Haven Capital has a term of approximately 55 years, but we may dissolve it earlier as provided in the trust agreement. The trustees conduct Haven Capital's business and affairs. We appoint each trustee. The trustees are:

    - The Chase Manhattan Bank, as property trustee;

    - Chase Manhattan Bank Delaware, as Delaware trustee; and

    - Three individuals who are our employees, as administrative trustees.

    As the sole holder of the common securities, we can replace or remove any of the trustees. However, if an event of default exists under the trust agreement, the holders of the capital securities with at least a majority of aggregate liquidation amount of the capital securities will be able to remove and replace the property trustee and the Delaware trustee. Only we, as owner of all of the common securities, can remove or replace the administrative trustees. The duties and obligations of each trustee are governed by the trust agreement.

    We will pay all fees and expenses related to Haven Capital and the offering of the capital securities, as well as all of the ongoing costs and expenses of Haven Capital. We will not be responsible for Haven Capital's obligations under the capital securities, except as provided by our guarantee of the capital securities.

    Haven Capital has no separate financial statements. The statements would not be material to you because Haven Capital has no independent operations.

    The principal executive office of Haven Capital is c/o Haven Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 and its telephone number is (516) 683-4292.

                                USE OF PROCEEDS

    Haven Capital will use all of the proceeds from the sale of the capital securities and the common securities to invest in the subordinated debentures. We expect to receive an estimated amount of net proceeds equal to $
      million ($       million if the underwriters exercise their over-allotment
option in full), from the sale of the subordinated debentures, which is net of
estimated commissions ($       , or $               , if the underwriters'
over-allotment option is exercised in full) and other estimated offering
expenses of $         .

    The underwriters' commissions are $               per capital security,
except for capital securities sold to any member of a select group of investors that we have identified, in which case, the underwriters' commissions are
$               per capital security. We have assumed that             capital
securities will be sold to these investors. We intend to invest the net proceeds from the sale of the subordinated debentures in the Bank to increase its capital level and to enable the Bank to expand its deposit base and its asset base through investments in residential and commercial real estate loans in our market area and in investment-grade mortgage-backed securities and investment securities. Initially, we will invest the net proceeds in short-term investment grade financial securities.

                                 CAPITALIZATION

    The following table presents our consolidated capitalization at December 31, 1998 and as adjusted to show the effect of the completion of the offering of the capital securities (without giving effect to the underwriters' over-allotment option) and the issuance of the subordinated debentures to Haven Capital. You should read this table together with the consolidated financial statements and notes incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the "Use of Proceeds" section in this prospectus.

                                                                                              DECEMBER 31, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Corporation-obligated mandatorily redeemable capital securities of Haven Capital Trust II
  at   % due 2029 (1)....................................................................  $       --   $  35,000
Corporation-obligated mandatorily redeemable capital securities of Haven Capital Trust I
  at 10.46% due 2/01/2027 (2)............................................................      24,984      24,984
Other long-term debt (3).................................................................       1,472       1,472
Stockholders' Equity:
  Preferred stock, $0.01 par value per share, 2,000,000 shares authorized, none issued...          --          --
  Common stock, par value $0.01 per share: 30,000,000 shares authorized, 9,918,750 shares
    issued and 8,859,692 shares outstanding at December 31, 1998.........................         100         100
  Additional paid-in capital.............................................................      51,383      51,383
  Retained earnings......................................................................      79,085      79,085
  Accumulated other comprehensive income:
    Unrealized gain on securities available for sale, net of tax effect..................         945         945
  Treasury stock, at cost, 1,059,058 shares..............................................      (9,800)     (9,800)
  Unallocated common stock held by Employee Stock Ownership Plan.........................      (1,222)     (1,222)
  Unearned common stock held by Bank's Recognition Plans and Trusts......................        (263)       (263)
  Unearned compensation..................................................................        (361)       (361)
                                                                                           ----------  -----------
Total stockholders' equity...............................................................  $  119,867   $ 119,867
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  146,323   $ 181,323
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) The sole assets of Haven Capital, which we will treat as one of our
    subsidiaries, will be $         million aggregate principal amount of our
    subordinated debentures, which will mature on             , 2029. Haven will
    own all of the common securities issued by Haven Capital. Please refer to
    "Description of Subordinated Debentures" on page   .

(2) The sole assets of Haven Capital Trust I, which we treat as one of our subsidiaries, are our 10.46% junior subordinated deferrable interest debentures, which will mature February 1, 2027.

(3) Represents the Bank's Employee Stock Ownership Plan debt (repayable through September 2003) which is guaranteed by us.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, we will treat Haven Capital as our subsidiary. We will include Haven Capital's accounts in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet under the caption "borrowed funds," and appropriate disclosures about the capital securities, the guarantee and the subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities as an expense in our consolidated statements of income.

                       DESCRIPTION OF CAPITAL SECURITIES

    THIS SUMMARY DESCRIBES THE MATERIAL PROVISIONS OF THE CAPITAL SECURITIES. IT IS NOT COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, THE TRUST AGREEMENT, INCLUDING THE DEFINITIONS USED IN THE TRUST AGREEMENT, AND THE TRUST INDENTURE ACT. WE HAVE INCORPORATED THE DEFINITIONS USED IN THE TRUST AGREEMENT IN THIS PROSPECTUS. WE HAVE FILED THE FORM OF THE TRUST AGREEMENT AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

    The capital securities of Haven Capital will rank equal to, and payments made on the capital securities will be made on a PRO RATA basis with, the common securities of Haven Capital, except as described under "--Subordination of Common Securities." The property trustee will have legal title to the subordinated debentures and will hold them in trust for the benefit of you and the other holders of the capital securities. Our guarantee for the benefit of the holders of the capital securities will be a guarantee on a subordinated basis with respect to the capital securities, but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the capital securities when Haven Capital does not have funds legally available to pay distributions or other amounts to the holders of the capital securities. You should read "Description of Guarantee" for more information about our guarantee.

DISTRIBUTIONS

    The capital securities represent beneficial ownership interests in Haven Capital. Distributions on the capital securities will be cumulative, and will accumulate from the date that the capital securities are first issued.
Distributions will be made at the annual rate of   % of the stated liquidation
amount of $25.00, payable quarterly in arrears on the distribution dates, which are March 31, June 30, September 30 and December 31 of each year, to holders of the capital securities on the relevant record dates. If the capital securities are in book-entry form, the record dates will be one business day prior to the relevant distribution date. If the capital securities are not in book-entry form, record dates will be the 15(th) day of the month in which the distribution is to be paid.

    The first distribution date for the capital securities will be June 30, 1999. The period beginning on and including the date the capital securities are first issued and ending on but excluding June 30, 1999, and each period thereafter beginning on and including a distribution date and ending on but excluding the next distribution date is a distribution period. The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months.

    If any distribution date would otherwise fall on a day that is not a business day, the distribution date will be postponed to the next day that is a business day without any additional payments for the delay, unless the distribution would fall in the next calendar year, in which case the distribution date will be the last business day of the calendar year. A business day means any day other than a Saturday or a Sunday, or a day on which banks in New York, New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee is closed for business.

    Haven Capital's revenue available for distribution to holders of the capital securities will be limited to our payments to Haven Capital under our subordinated debentures. For more information, please refer to "Description of Subordinated Debentures--General." If we do not make interest payments on the subordinated debentures, the property trustee will not have funds available to pay distributions on the capital securities and on the common securities. We will guarantee the payment of distributions if and to the extent that Haven Capital has funds legally available to pay the distributions. You should read "Description of Guarantee" for more information about the extent of our guarantee.

OPTION TO DEFER INTEREST PAYMENTS

    As long as no event of default exists, we have the right under the indenture to elect to defer the payment of interest on the subordinated debentures, at any time or from time to time, for no more than 20 consecutive quarters with respect to each deferral period, provided that no deferral period will end on a date other than an interest payment date on the subordinated debentures, or extend
beyond             , 2029, the maturity date of the debentures. If we defer
payments, Haven Capital will defer quarterly distributions on the capital securities during a deferral period. During any deferral period distributions will continue to accrue on the capital securities and on any accrued and unpaid distributions, compounded quarterly from the relevant distribution date at the applicable distribution rate, which will be equal to the applicable interest rate on the subordinated debentures. The term distributions includes any accumulated additional distributions.

    Before the end of any deferral period, we may extend the deferral period, as long as the extension does not cause the deferral period to exceed 20 consecutive quarters, or, to end on a date other than an interest payment date
or extend beyond             , 2029. At the end of any deferral period and upon
the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period until the deferral period ends. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer interest payments or to extend a deferral period at least five business days before the earlier of:

    - the date the distributions on the capital securities would have been payable except for the election to begin a deferral period; and

    - the date the administrative trustees are required to give notice to any securities exchange or automated quotation system or to holders of the capital securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

    There is no limitation on the number of times that we may elect to begin a deferral period. Please refer to "Description of Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax
Consequences--Interest Income and Original Issue Discount."

    During any deferral period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

    - make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt securities (including our 10.46% junior subordinated deferrable interest debentures due 2027 and any other similar debentures) that rank equal or junior to the subordinated debentures; or

    - make any guarantee payments with respect to any guarantee of the debt securities of any subsidiary (including our guarantee of the capital securities issued by Haven Capital Trust I and other similar guarantees) if such guarantee ranks equal or junior to the subordinated debentures.

    Notwithstanding the foregoing, during a deferral period we may make the following payments:

    (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

    (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

    (c) payments under the guarantee,

    (d) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

    (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and

    (f) purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

    We do not currently intend to exercise our right to defer payments of interest on the subordinated debentures. Our obligations under the guarantee to make payments of distributions is limited (to the extent that Haven Capital has funds legally available to pay distributions. You should read "Description of Guarantee" for more information about the extent of our guarantee.

REDEMPTION

    Upon repayment on             , 2029 or prepayment, in whole or in part
prior to             , 2029, of the subordinated debentures (other than
following the distribution of the subordinated debentures to you as a holder of the capital securities and us, as the holder of the common securities), the property trustee will apply the proceeds from the repayment or prepayment of the subordinated debentures (as long as the property trustee has received written notice no later than 45 days before the repayment) to redeem at the applicable redemption price (which may include a premium) an amount of trust securities having an aggregate liquidation amount equal to the principal amount of the subordinated debentures paid to Haven Capital. We will give notice of any redemption between 30 and 60 days prior to the redemption date.

    If we prepay less than all of the subordinated debentures on a redemption date, then the property trustee will allocate the proceeds of the prepayment on a PRO RATA basis among the capital securities and the common securities. If a court of competent jurisdiction enters an order to dissolve Haven Capital, the subordinated debentures will be subject to optional prepayment in whole, but not
in part, on or after             , 2009.

    We will have the right to prepay the subordinated debentures:

    (1) in whole or in part, on or after             , 2009; and

    (2) in whole but not in part, at any time prior to March   , 2009, if there
are changes in the bank regulatory, investment company or tax laws that would adversely affect the status of Haven Capital, the trust securities or the subordinated debenture.

    We may have to obtain regulatory approval, including the approval of the Office of Thrift Supervision, before we redeem any subordinated debentures.

    Please refer to "Description of Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment" for information on prepayment of the subordinated debentures.

LIQUIDATION OF HAVEN CAPITAL AND DISTRIBUTION OF SUBORDINATED DEBENTURES

    We will have the right at any time to dissolve Haven Capital and, after satisfying the liabilities owed to Haven Capital's creditors as required by applicable law, we will have the right to distribute the subordinated debentures to the holders of the capital securities and to us as holder of the common securities. Our right to dissolve Haven Capital is subject to our receiving:

    - an opinion of counsel to the effect that if we distribute the subordinated debentures, the holders of the capital securities will not experience a taxable event; and

    - any required regulatory approval.

    Haven Capital will automatically dissolve if:

    (1) certain bankruptcy events occur, or we dissolve or liquidate;

    (2) we distribute subordinated debentures having a principal amount equal to the liquidation amount of the trust securities to holders of the trust securities and we, as sponsor, have given written directions to the property trustee to dissolve Haven Capital (which direction is at our option and, except as described above, wholly within our discretion, as sponsor);

    (3) Haven Capital redeems all of the trust securities as described under "--Redemption;"

    (4) Haven Capital's term expires; or

    (5) a court of competent jurisdiction enters an order for the dissolution of Haven Capital.

    If Haven Capital is dissolved as described in clause (1), (2), (4), or (5) above, Haven Capital will be liquidated by the trustees as quickly as the trustees determine to be possible by distributing to holders of the trust securities, after satisfying the liabilities owed to Haven Capital's creditors as provided by applicable law, subordinated debentures having a principal amount equal to the liquidation amount of the trust securities, unless the property trustee determines that this distribution is not practicable. If the property trustee determines that this distribution is not practicable, the holders of the trust securities will be entitled to receive an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions on the trust securities to the date of payment (such amount being the "liquidation distribution") out of the assets of Haven Capital legally available for distribution to holders, after satisfying the liabilities owed to Haven Capital's creditors as provided by applicable law. If the liquidation distribution can be paid only in part because Haven Capital has insufficient assets legally available to pay the full amount of the liquidation distribution, or if a debenture event of default exists, the capital securities will have a priority over the common securities. For more information, please refer to "--Subordination of Common Securities."

    After the liquidation date is fixed for any distribution of subordinated debentures to holders of the trust securities:

    (1) the trust securities will no longer be deemed to be outstanding;

    (2) DTC or its nominee will receive in respect of each registered global certificate representing trust securities a registered global certificate representing the subordinated debentures to be delivered upon this distribution; and

    (3) any certificates representing trust securities not held by DTC or its nominee will be deemed to represent subordinated debentures having a principal amount equal to the liquidation amount of those trust securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case we will issue to those holders, and the debenture trustee will authenticate, a certificate representing the subordinated debentures.

    We cannot assure you of the market prices for the capital securities or the subordinated debentures that may be distributed to you in exchange for the capital securities if a dissolution and liquidation of Haven Capital were to occur. Accordingly, the capital securities that you purchase, or the subordinated debentures that you may receive upon a dissolution and liquidation of Haven Capital, may trade at a discount to the price that you paid to purchase the capital securities offered by this prospectus.

    If we elect not to prepay the subordinated debentures prior to maturity and either elect not to or we are unable to liquidate Haven Capital and distribute the subordinated debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the subordinated
debentures on             , 2029.

REDEMPTION PROCEDURES

    If we redeem the subordinated debentures, Haven Capital will redeem trust securities at the applicable redemption price with the proceeds that it receives from our redemption of the subordinated debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that Haven Capital has funds legally available to pay the applicable redemption price. For more information, you should refer to "--Subordination of Common Securities."

    If Haven Capital gives a notice of redemption for the capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds legally are available, with respect to

    - the capital securities held by DTC or its nominees, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the applicable redemption price. For more information, you should refer to "--Form, Denomination, Book-Entry Procedures and Transfer."

    - the capital securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders upon surrender of their certificates evidencing the capital securities. For more information, you should refer to "--Payment and Paying Agency."

    The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us.

    Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the capital securities on the relevant record dates for the related distribution dates. If Haven Capital gives a notice of redemption and funds are deposited as required, then upon the date of the deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of the holders of the capital securities to receive the applicable redemption price, without interest, and the capital securities called to be redeemed will cease to be outstanding.

    If any redemption date for the capital securities is not a business day, then the applicable redemption price, without interest or any other payment in respect of the delay, will be paid on the next business day, except that, if the next business day falls in the next calendar year, the payment shall be made on the last business day of the calendar year. If payment of the applicable redemption price is improperly withheld or refused and not paid either by Haven Capital or by us pursuant to the guarantee:

    (1) distributions on the capital securities will continue to accumulate at %, from the redemption date originally established by Haven Capital to the date such applicable redemption price is actually paid; and

    (2) the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

    Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the subordinated debentures, on and after the redemption date, distributions will cease to accrue on the trust securities called for redemption.

    Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may at any time, and from time to time, purchase outstanding capital securities in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the redemption price of, the capital securities and the common securities, as applicable, will generally be made on a PRO RATA basis. However, if a debenture event of default exists on any distribution or redemption date, no payment of any distribution on, or applicable redemption price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding capital securities for all distribution periods terminating on or before the distribution or redemption date, or payment of the applicable redemption price is made in full. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the capital securities then due and payable.

    In the case of any event of default, we, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured, waived or otherwise eliminated. Until any event of default has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

    An event of default under the indenture constitutes an event of default under the trust agreement. See "Description of Subordinated
Debentures--Debenture Events of Default."

    The trust agreement provides that within five (5) business days after any event of default actually known to the property trustee occurs, the property trustee will give notice of the event of default to the holders of the capital securities, the administrative trustees and to us, as sponsor, unless the event of default has been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether we and the administrative trustees have complied with the applicable conditions and covenants of the trust agreement.

    If a debenture event of default exists, the capital securities will have a preference over the common securities as described under "--Liquidation of Haven Capital and Distribution of Subordinated Debentures" and "--Subordination of Common Securities." An event of default does not entitle the holders of capital securities to accelerate the maturity date of the capital securities.

REMOVAL OF TRUSTEES

    Unless a debenture event of default exists, we may remove the property trustee and the Delaware trustee at any time. If a debenture event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all of the common securities. No resignation or removal of the property trustee or the

Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the trust agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    If the property trustee, the Delaware trustee or any administrative trustee that is not a natural person is merged, converted or consolidated into another entity, or the property trustee is a party to a merger, conversion or consolidation which results in a new entity, or an entity succeeds to all or substantially all of the corporate trust business of the property trustee, the new entity shall be the successor of the respective trustee under the trust agreement, provided that the entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF HAVEN CAPITAL

    Haven Capital may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease substantially all of its properties and assets to any corporation or other entity, except as described below or as otherwise described under "--Liquidation of Haven Capital and Distribution of Subordinated Debentures." Haven Capital may, at our request, as sponsor, and with the consent of the administrative trustees but without the consent of the holders of the capital securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease substantially all of its properties and assets to a trust organized as such under the laws of any state; provided, that:

    (1) the successor either

        (a) expressly assumes all of the obligations of Haven Capital with respect to the trust securities or

        (b) substitutes securities for the trust securities that have substantially the same terms as the trust securities so long as the substitute securities rank equal to same as the trust securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

    (2) we appoint a trustee of the successor possessing the same powers and duties as the property trustee with respect to the subordinated debentures;

    (3) the substitute securities are listed, or any substitute securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

    (4) if the capital securities, substitute securities or subordinated debentures are rated by any nationally recognized statistical rating organization prior to such transaction, the transaction does not cause any of those securities to be downgraded by the rating organization;

    (5) the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect;

    (6) the successor has a purpose substantially identical to that of Haven Capital;

    (7) prior to the transaction, we received an opinion from independent counsel to Haven Capital experienced in such matters to the effect that

        (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect (other than any dilution of such holders' interests in the new entity), and

        (b) following the transaction, neither Haven Capital nor the successor will be required to register as an investment company under the Investment Company Act; and

    (8) we, or any permitted successor or assignee owns all of the common securities of the successor and guarantees the obligations of the successor under the substituted securities at least to the extent provided by the guarantee and the common securities guarantee.

    Notwithstanding the foregoing, Haven Capital shall not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause Haven Capital or the successor to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of Haven Capital" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the capital securities will have no voting rights.

    We, together with the property trustee and the administrative trustees, may amend the trust agreement from time to time, without the consent of the holders of the trust securities:

    (1) to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

    (2) to modify, eliminate or add to any provisions of the trust agreement as is necessary to ensure that at all times that any capital securities are outstanding, Haven Capital will not be classified as an association taxable as a corporation or to enable Haven Capital to qualify as a grantor trust, in each case for U.S. federal income tax purposes, or to ensure that Haven Capital will not be required to register as an investment company under the Investment Company Act;

    PROVIDED, HOWEVER, that in the case of clause (1) the amendment would not adversely affect in any material respect the interests of the holders of the capital securities. Any amendments of the trust agreement pursuant to the foregoing shall become effective when notice of the amendment is given to the holders of the capital securities.

    We, together with the trustees, may amend the trust agreement:

    (1) with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities; and

    (2) upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect Haven Capital's classification as an entity that is not taxable as a corporation or as being a grantor trust for U.S. federal income tax purposes or Haven Capital's exemption from status as an investment company under the Investment Company Act,

    PROVIDED that, without the consent of each holder of trust securities, no amendment may change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or restrict the right of a holder of trust securities to sue for the enforcement of any payment on or after the specified date.

    So long as any subordinated debentures are held by the property trustee, the trustees may not:

    - direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the subordinated debentures;

    - waive certain past defaults under the indenture;

    - exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the subordinated debentures; or

    - consent to any amendment, modification or termination of the indenture or the subordinated debentures, where such consent shall be required,

    without, in each case, obtaining the prior consent of the holders of a majority in liquidation amount of all outstanding capital securities; PROVIDED, HOWEVER, that where a consent under the indenture would require the consent of each holder of subordinated debentures affected by the amendment, modification or termination, the property trustee will not give consent without the prior approval of each holder of the capital securities.

    The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the subordinated debentures. In addition to obtaining the approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that Haven Capital will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of such action.

    Any required approval of holders of capital securities may be given at a meeting of the holders convened for the purpose of approving the matter or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of such holders has been taken, to be given to each holder of record of capital securities in accordance with the trust agreement.

    No vote or consent of the holders of capital securities will be required for Haven Capital to redeem and cancel the capital securities in accordance with the trust agreement.

    Notwithstanding that holders of the capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the trustees or any of our or any trustee's affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

DEPOSITARY PROCEDURES

    DTC has advised Haven Capital and us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants, to eliminate the need for physical movement of certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

    DTC also has advised Haven Capital and us that, pursuant to procedures established by it, (1) upon deposit of the global capital securities, DTC will credit the accounts of participants designated by the underwriters with portions of the liquidation amount of the global capital securities and (2) ownership of interests in the global capital securities will be shown on, and the transfer of ownership of the global capital securities, will be effected only through records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global capital securities).

REGISTRATION OF CAPITAL SECURITIES

    The capital securities will be represented by one or more global certificates registered in the name of DTC or its nominee. Beneficial interests in the capital securities will be shown on, and transfers of the global capital securities will be effected only through, records maintained by participants. Except as described below, capital securities in certificated form will not be issued in exchange for the global certificates. See "Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

    You may hold your interests in the global capital security directly through DTC if you are a participant, or indirectly through organizations that are participants. All interests in a global capital security will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global capital security to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global capital security to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the capital securities, see "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

    Payments on the global capital security registered in the name of DTC, or its nominee, will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the capital securities, including the global capital securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

    - any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global capital securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global capital securities; or

    - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    DTC has advised Haven Capital and us that its current practice, upon receipt of any payment on the capital securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of the capital securities as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by participants and indirect participants to the beneficial owners of capital securities will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the property trustee, Haven Capital or us. None of Haven Capital, Haven nor the property trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the capital securities, and Haven Capital, Haven and the property trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

    Any secondary market trading activity in interests in the global capital securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

    DTC has advised Haven Capital and us that it will take any action permitted to be taken by a holder of capital securities (including, without limitation, presenting the capital securities for exchange as described below) only at the direction of one or more participants who have an interest in DTC's global capital securities in respect of the portion of the liquidation amount of the capital securities as to which the participant or participants has or have given direction. However, if an event of default exists under the trust agreement, DTC reserves the right to exchange the global capital securities for legended capital securities in certificated form and to distribute the certificated capital securities to its participants.

    We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information.

    Although DTC has agreed to the procedures described in this section to facilitate transfers of interests in the global capital securities among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. None of Haven Capital, Haven nor the property trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global capital securities that are maintained by DTC or any of its participants or indirect participants.

EXCHANGE OF BOOK-ENTRY CAPITAL SECURITIES FOR CERTIFICATED CAPITAL SECURITIES

    A global capital security can be exchanged for capital securities in registered certificated form if:

    (1) DTC notifies Haven Capital that it is unwilling or unable to continue as depositary for the global capital security and Haven Capital fails to appoint a successor depositary within 90 days of receipt of DTC's notice, or has ceased to be a clearing agency registered under the Exchange Act and Haven Capital fails to appoint a successor depositary within 90 days of becoming aware of this condition;

    (2) we, in our sole discretion, elect to cause the capital securities to be issued in certificated form; or

    (3) an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the trust agreement.

    In addition, beneficial interests in a global capital security may be exchanged by or on behalf of DTC for certificated capital securities upon request by DTC, but only upon at least 20 days' prior written notice given to the property trustee in accordance with DTC's customary procedures. In all cases, certificated capital securities delivered in exchange for any global capital security will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

PAYMENT AND PAYING AGENCY

    Haven Capital will make payments on the capital securities that are held in global form to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. Haven Capital will make payments on the capital securities that are not held by DTC by mailing a check to the address of the holder entitled to the payment as the holder's address appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' notice to the property trustee, the administrative trustees and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which must be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

    The property trustee will act as registrar and transfer agent for the capital securities.

    Haven Capital will register transfers of the capital securities without charge, except for any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Haven Capital will not be required to have the transfer of the capital securities registered after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    Except if an event of default exists, the property trustee will undertake to perform only the duties specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default exists and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the capital securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as directed by us and, if not directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability, except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The administrative trustees are authorized and directed to conduct the affairs of and to operate Haven Capital in such a way that:

    (1) Haven Capital will not be deemed to be an investment company required to be registered under the Investment Company Act;

    (2) Haven Capital will be classified as a grantor trust for U.S. federal income tax purposes; and

    (3) the subordinated debentures will be treated as our indebtedness for U.S. federal income tax purposes.

    We, together with the administrative trustees, are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Haven Capital or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable, as long as it does not materially adversely affect the interests of the holders of the trust securities.

    The trust agreement provides that holders of the trust securities have no preemptive or similar rights to subscribe for any additional trust securities and the issuance of trust securities is not subject to preemptive rights.

    Haven Capital may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

    THIS SUMMARY DESCRIBES THE MATERIAL PROVISIONS OF THE SUBORDINATED DEBENTURES. IT IS NOT COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, THE INDENTURE AND THE TRUST INDENTURE ACT. WE HAVE INCORPORATED THE DEFINITIONS USED IN THE INDENTURE IN THIS PROSPECTUS. WE HAVE FILED THE INDENTURE AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE CHASE MANHATTAN BANK WILL ACT AS DEBENTURE TRUSTEE UNDER THE INDENTURE. THE INDENTURE IS QUALIFIED UNDER THE TRUST INDENTURE ACT.

GENERAL

    Haven Capital will invest the proceeds from the sale of the trust securities in the subordinated debentures issued by Haven. The subordinated debentures will
bear interest at the annual rate of       % of the principal amount of the
subordinated debentures, payable quarterly in arrears on interest payment dates of March 31, June 30, September 30 and December 31 of each year and at maturity to the person in whose name each subordinated debenture is registered at the close of business on the relevant record date. The first interest payment date for the subordinated debentures will be June 30, 1999. The period beginning on and including the date the subordinated debentures are first issued and ending on but excluding June 30, 1999 and each period beginning on and including an interest payment date and ending on but excluding the next interest payment date is an interest period.

    We anticipate that, until the liquidation, if any, of Haven Capital, each subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the capital securities. The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date would otherwise fall on a day that is not a business day, the interest payment date will be postponed to the next business day (without any interest or other payment due to the delay) unless it would fall in the next calendar year, in which case the interest payment date shall be the last business day of the calendar year.

    Accrued interest that is not paid on the applicable interest payment date will bear additional interest (to the extent permitted by law) at the rate of
      % per annum, compounded quarterly from the relevant interest payment date. The term "interest" as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date.

    Notwithstanding anything to the contrary set forth above, if the maturity date falls on a day that is not a business day, the payment of principal and interest will be paid on the next business day, with the same force and effect as if made on the maturity date, and no interest on such payments will accrue from and after the maturity date.

    The subordinated debentures will be issued as a series of junior subordinated deferrable interest debentures under the indenture.

    The subordinated debentures will mature on       , 2029.

    The subordinated debentures will rank equal to all of our other subordinated debentures which have been or may be issued to other trusts established by us, in each case similar to Haven Capital, including, without limitation, our 10.46% junior subordinated deferrable interest debentures due 2027, and will be unsecured and rank subordinate and junior to all indebtedness for money that we borrow to the extent and in the manner set forth in the indenture. See "--Subordination."

    We are a savings and loan holding company regulated by the Office of Thrift Supervision, and substantially all of our operating assets are owned by the Bank. We are a legal entity separate and distinct from our subsidiaries. Holders of subordinated debentures should look only to us for payments on the subordinated debentures. The principal sources of our income are dividends, interest and fees from the Bank. We rely primarily on dividends from the Bank to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. In addition to regulatory restrictions on the payment of dividends, the Bank is subject to restrictions imposed by federal law on any extensions of credit to us and other affiliates of the Bank and on investments in stock or other securities of affiliates. Also, as a savings association holding company, our right to receive distributions from the Bank may be limited if the Bank is liquidated or reorganized. For more information about these regulatory limits, you should read "Risk Factors--Risks related to your investment in the capital securities--Banking laws and regulations limit Haven's access to funds, which may prevent Haven from making payments under the subordinated debentures."

    The subordinated debentures will be effectively subordinated to all existing and future liabilities of the Bank (including the Bank's deposit liabilities) and all liabilities of any of our future subsidiaries. The indenture does not limit us or the Bank from incurring or issuing other secured or unsecured debt, including senior indebtedness. See "--Subordination."

FORM, REGISTRATION AND TRANSFER

    If the subordinated debentures are distributed to the holders of the trust securities, the subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depositary arrangements for such subordinated debentures are expected to be substantially similar to those in effect for the capital securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, you should read "Description of Capital Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

    Payment of principal of (and premium, if any) and interest on the subordinated debentures will be made at the office of the debenture trustee in New York, New York or at the office of such paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made, except in the case of subordinated debentures in global form:

    - by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the subordinated debentures; or

    - by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

    Payment of any interest on any subordinated debenture will be made to the person or entity in whose name the subordinated debenture is registered at the close of business on the record date for the interest payment date, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will always be required to maintain a paying agent in each place of payment for the subordinated debentures.

    Any moneys deposited with the debenture trustee or any paying agent, or then held by us, in trust for the payment of the principal of (or premium, if any) or interest on any subordinated debenture and remaining unclaimed for two years after such principal (or premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of the subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment.

OPTION TO EXTEND INTEREST PAYMENT DATE

    So long as no debenture event of default exists, we will have the right under the indenture to defer the payment of interest on the subordinated debentures, at any time and from time to time, for no more than 20 consecutive quarters for each deferral period, provided that no deferral period shall end on
a date other than an interest payment date or extend beyond             , 2029.
At the end of a deferral period, we must pay all interest then accrued and
unpaid (together with interest thereon at the rate of       % per year,
compounded quarterly from the relevant interest payment date, to the extent permitted by applicable law). During a deferral period, interest will continue to accrue, and holders of the trust securities or, if the subordinated debentures have been distributed to holders of the trust securities, holders of subordinated debentures, will be required to include that deferred interest in gross income for U.S. federal income tax purposes on an accrual method of accounting prescribed by the Code and Treasury regulation provisions on original issue discount prior to the receipt of cash attributable to that income. See "Certain Federal Income Tax Consequences--Original Issue Discount."

    During any such deferral period, we may not:

    (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

    (2) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including our 10.46% junior subordinated deferrable interest debentures due 2027 and any other debentures) that rank equal to or junior to the subordinated debentures; or

    (3) make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries (including our guarantee of the capital securities of Haven Capital Trust I and any other guarantees) if such guarantee ranks equal or junior to the subordinated debentures other than

        (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

        (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any rights pursuant thereto,

        (c) payments under the guarantee,

        (d) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

        (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and

        (f) purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

    We do not currently intend to exercise our option to defer payments of interest on the subordinated debentures.

    Before the end of any deferral period, we may extend the deferral period, as long as no event of default exists and the extension does not cause the deferral period to exceed 20 consecutive quarterly periods, to end on a date other than
an interest payment date or to extend beyond             , 2029. At the end of
any deferral period and upon the payment of all then accrued and unpaid interest
(together with interest thereon at the rate of       % per year, compounded
quarterly, to the extent permitted by applicable law), we may elect to begin a new deferral period, subject to the requirements set forth herein. No interest shall be due and payable during a deferral period until the deferral period ends. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election at least five business days before the earlier of:

    - the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period;

    - the date the administrative trustees are required to give notice to any securities exchange or automated quotation system on which the capital securities are listed or quoted or to holders of capital securities of the record date for such distributions; or

    - the date such distributions are payable, but at least five business days prior to the record date.

    The debenture trustee will notify holders of the capital securities of our election to begin or extend a new deferral period.

    There is no limit on the number of times that we may elect to begin a deferral period.

OPTIONAL PREPAYMENT

    The subordinated debentures will be prepayable, in whole or in part, at our
option on or after             , 2009, subject to our receipt of any required
regulatory approval, at an optional prepayment price equal to the percentage of the outstanding principal amount of the subordinated debentures specified below, plus, in each case, accrued and unpaid interest on the subordinated debentures, if any, to the date of prepayment if redeemed during the 12-month
period beginning             of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2009..............................................................................            %
2010..............................................................................            %
2011..............................................................................            %
2012..............................................................................            %
2013..............................................................................            %
2014..............................................................................            %
2015..............................................................................            %
2016..............................................................................            %
2017..............................................................................            %
2018..............................................................................            %
2019 and thereafter...............................................................     100.000%

SPECIAL EVENT PREPAYMENT

    If there are changes in the bank regulatory, investment company or tax laws that adversely affect the status of Haven Capital, the capital securities or the subordinated debentures, we may, at our option, and subject to our receipt of any required regulatory approval, prepay the subordinated debentures, in whole but not in part, at any time within 90 days of the change in the law, at the special event prepayment price. If we exercise our option to prepay the subordinated debentures under these circumstances, then the proceeds of that prepayment must be applied to redeem the trust securities at a prepayment price equal to 100% of the principal amount of the subordinated debentures so prepaid, plus, in each case, accrued and unpaid interest on the subordinated debentures, if any, to the date of prepayment. See "Description of Capital Securities--Redemption."

    A change in the bank regulatory law means our receipt of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of

    - any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of an applicable regulatory agency or authority or

    - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust securities are first issued, the capital securities do not constitute, or within 90 days of the opinion will not constitute, Tier 1 Capital (or its then equivalent if we were subject to such capital requirement).

    A change in the investment company law means the receipt by us and Haven Capital of an opinion of independent securities counsel experienced in such matters to the effect that, as a result of

    - any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority or

    - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust securities are first issued, Haven Capital is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

    A change in tax law means the receipt by us and Haven Capital of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

    - any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any political subdivision or taxing authority thereof or therein or

    - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust securities are first issued, there is more than an insubstantial risk that:

    - Haven Capital is, or will be within 90 days of the date of such opinion, subject to U.S. federal income tax with respect to any income received or accrued on the subordinated debentures;

    - interest payable by us on the subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

    - Haven Capital is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

    We will mail any notice of prepayment between 30 and 60 days before the prepayment date to each holder of subordinated debentures to be prepaid at its registered address. Unless we default in payment of the prepayment price, on the prepayment date interest shall cease to accrue on the subordinated debentures called for prepayment.

    If Haven Capital is required to pay any additional taxes, duties or other governmental charges as a result of a change in the tax law, we will pay as additional amounts on the subordinated debentures any amounts as may be necessary in order that the amount of distributions then due and payable by Haven Capital on the outstanding trust securities shall not be reduced as a result of any additional sums, including taxes, duties or other governmental charges to which Haven Capital has become subject as a result of a change in the tax law.

CERTAIN COVENANTS OF HAVEN

    We will also covenant that we will not:

    (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

    (2) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including our 10.46% junior subordinated deferrable interest debentures due 2027) that rank equal or junior to the subordinated debentures; or

    (3) make any guarantee payments with respect to any of our guarantees of the debt securities of any of our subsidiaries (including our guarantee of payments on the capital securities issued by Haven Capital Trust I) if such guarantee ranks equal or junior to the subordinated debentures; other than

        (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

        (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

        (c) payments under the guarantee,

        (d) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

        (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and

        (f) purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for its directors, officers or employees or any of our dividend reinvestment plans, if at such time:

    - we have actual knowledge that there is any event that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default and that we have not taken reasonable steps to cure;

    - we are in default with respect to our payment of any obligations under the guarantee; or

    - we have given notice of our election to exercise our right to defer interest payments on the subordinated debentures as provided in the indenture and the deferral period, or any extension of the deferral period, is continuing.

    So long as the trust securities remain outstanding, we also will covenant:

    - to directly or indirectly maintain 100% direct or indirect ownership of the common securities; PROVIDED, HOWEVER, that any of our permitted successors under the indenture may succeed to our ownership of the common securities;

    - to use commercially reasonable efforts to cause Haven Capital to remain a business trust, except in connection with the distribution of subordinated debentures to the holders of trust securities in liquidation of Haven Capital, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement;

    - to use commercially reasonable efforts to cause Haven Capital to otherwise continue not to be classified as an association taxable as a corporation and to be classified as a grantor trust for U.S. federal income tax purposes;

    - to use commercially reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the subordinated debentures; and

    - to not cause, as sponsor of Haven Capital, or permit, as holder of the common securities, the dissolution, winding-up or liquidation of Haven Capital, except as provided in the trust agreement.

MODIFICATION OF INDENTURE

    From time to time, we, together with the debenture trustee, may, without the consent of the holders of subordinated debentures, amend the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, provided that any amendment in the indenture does not materially adversely affect the interest of the holders of subordinated debentures, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

    The indenture permits us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the subordinated debentures; provided that no modification may, without the consent of the holders of each outstanding subordinated debenture affected:

    - change the stated maturity date, or reduce the principal amount, of the subordinated debentures,

    - reduce the amount payable on prepayment or reduce the rate or extend the time of payment of interest except pursuant to our right under the indenture to defer the payment of interest (see "--Option to Extend Interest Payment Date"),

    - make the principal of, (or premium, if any) or interest on, the subordinated debentures payable in any coin or currency other than that provided in the subordinated debentures,

    - impair or affect the right of any holder of subordinated debentures to institute suit for the payment thereof, or

    - reduce the percentage of the principal amount of the subordinated debentures, the holders of which are required to consent to any such modification.

DEBENTURE EVENTS OF DEFAULT

    A "debenture event of default" is

    - our failure for 30 days to pay any interest (including compounded interest and additional sums, if any) on the subordinated debentures or any other debentures (including our 10.46% junior subordinated deferrable interest debentures due 2027) when due (subject to the deferral of any interest due date in the case of a deferral period with respect to the subordinated debentures or other debentures as the case may be); or

    - our failure to pay any principal or premium, if any, on the subordinated debentures or any other debentures when due whether at maturity, upon prepayment, by accelerating the maturity or otherwise; or

    - our failure to observe or perform, in any material respect, any other covenant contained in the indenture for 90 days after written notice to us from the debenture trustee or to us and the debenture trustee from the holders of at least 25% in aggregate outstanding principal amount of subordinated debentures; or

    - certain events related to our bankruptcy, insolvency or reorganization.

    The holders of a majority in aggregate outstanding principal amount of the subordinated debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the subordinated debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the subordinated debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee.

    The holders of a majority in aggregate outstanding principal amount of the subordinated debentures affected may, on behalf of the holders of all the subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding subordinated debenture.

    The indenture requires that we file with the debenture trustee a certificate annually as to the absence of defaults specified under the indenture.

    The indenture provides that the debenture trustee may withhold notice of a debenture event of default from the holders of the subordinated debentures if the debenture trustee considers it in the interest of the holders to do so.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a debenture event of default exists that is attributable to our failure to pay the principal of (or premium, if any) or interest (including compounded interest and additional sums, if any) on the subordinated debentures on the due date, a holder of capital securities may institute a direct action. We may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the capital securities. Notwithstanding any payments that we make to a holder of capital securities in connection with a direct action, we shall remain obligated to pay the principal of (or premium, if any) or interest (including compounded interest and additional sums, if any) on the subordinated debentures, and we shall be subrogated to the rights of the holder of the capital securities with respect to payments on the capital securities to the extent that we make any payments to a holder in any direct action.

    The holders of the capital securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the subordinated debentures, unless an event of default exists under the trust agreement. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties to any person, and no person shall consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties to us, unless:

    - in case we consolidate with or merge into another person or convey or transfer all or substantially all of our properties to any person, the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture with respect to the subordinated debentures;

    - immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

    - certain other conditions as prescribed in the indenture are met.

    The general provisions of the indenture do not afford holders of the subordinated debentures protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the subordinated debentures.

SATISFACTION AND DISCHARGE

    The indenture provides that when, among other things,

    - all subordinated debentures not previously delivered to the debenture trustee for cancellation have become due and payable or will become due and payable at maturity or called for prepayment within one year, and

    - we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal (and premium, if any) and interest (including compounded interest and
      additional sums, if any) to the date of the prepayment or to             ,
      2029, as the case may be,

then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and we will be deemed to have satisfied and discharged the indenture.

SUBORDINATION

    We have promised that any subordinated debentures issued under the indenture will be ranked junior to all senior indebtedness to the extent provided in the indenture. Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of our creditors, marshaling of our assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of us, the senior indebtedness must be paid in full before the holders of the subordinated debentures will be entitled to receive or retain any payment in respect thereof.

    If the maturity of subordinated debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of such senior indebtedness before the holders of subordinated debentures will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the subordinated debentures.

    No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to the default.

    Indebtedness for money borrowed means any obligation of or any obligation guaranteed by us, to repay borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; except that indebtedness for money borrowed does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

    Indebtedness ranking on a parity with the subordinated debentures means:

    - indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks equal to and not prior to the subordinated debentures in the right of payment upon the happening of our dissolution, winding-up, liquidation or reorganization and

    - all other debt securities, and guarantees in respect of those debt securities, issued to any trust other than Haven Capital, or a trustee of the trust, partnership or other entity affiliated with us, that is our financing vehicle (a "financing entity"), in connection with the issuance by the financing entity of equity securities or other securities guaranteed by us pursuant to an instrument that ranks equal to, with or junior to the guarantee, including, without limitation, our 10.46% junior subordinated deferrable interest debentures due 2027 and the guarantee issued with respect to the capital securities of Haven Capital Trust I. The securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the subordinated debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the subordinated debentures.

    Indebtedness ranking junior to the subordinated debentures means any indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks junior to and not equal to or prior to the subordinated debentures (and any other indebtedness ranking on a parity with the subordinated debentures) in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization. The securing of any indebtedness for money borrowed otherwise constituting indebtedness ranking junior to the subordinated debentures shall not be deemed to prevent the indebtedness for money borrowed from constituting indebtedness ranking junior to the subordinated debentures.

    Senior indebtedness means all indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the subordinated debentures or indebtedness ranking junior to the subordinated debentures, and any deferrals, renewals or extensions of the senior indebtedness.

    For more information regarding the regulatory limitations applicable to dividends and other payments by the Bank, you should read "Risk Factors--Risks related to your investments in the capital securities--Banking laws and regulations limit Haven's access to funds, which may prevent Haven from making payments under the subordinated debentures."

GOVERNING LAW

    The indenture and the subordinated debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The debenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the debenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

    THE GUARANTEE WILL BE EXECUTED AND DELIVERED BY HAVEN AT THE SAME TIME AS THE CAPITAL SECURITIES. THE CHASE MANHATTAN BANK WILL ACT AS GUARANTEE TRUSTEE UNDER THE GUARANTEE TO COMPLY WITH THE TRUST INDENTURE ACT. THE GUARANTEE WILL BE QUALIFIED AS AN INDENTURE UNDER THE TRUST INDENTURE ACT. THIS SUMMARY OF THE MATERIAL PROVISIONS OF THE GUARANTEE IS NOT COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, THE GUARANTEE AND THE TRUST INDENTURE ACT. THE FORM OF THE GUARANTEE HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS PART. THE GUARANTEE TRUSTEE WILL HOLD THE GUARANTEE FOR THE BENEFIT OF THE HOLDERS OF THE CAPITAL SECURITIES.

GENERAL

    We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the payments with respect to the capital securities to the extent not paid by Haven Capital. The payments that will be subject to the guarantee are:

    - any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that Haven Capital has funds legally available at that time;

    - the applicable redemption price with respect to the capital securities called for redemption, to the extent that Haven Capital has funds legally available at that time; and

    - upon a voluntary or involuntary dissolution, winding-up or liquidation of Haven Capital (other than in connection with the distribution of the subordinated debentures to holders of the capital securities or the redemption of all capital securities), the lesser of (a) the liquidation distribution, to the extent Haven Capital has funds legally available at that time, and (b) the amount of assets of Haven Capital remaining available for distribution to holders of capital securities after satisfying the liabilities owed to Haven Capital's creditors as required by applicable law.

    The guarantee will rank subordinate and junior to all senior indebtedness to the extent provided in the guarantee. See "--Status of the Guarantee." Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of the capital securities or by causing Haven Capital to pay these amounts to the holders of the capital securities.

    The guarantee will be an irrevocable guarantee on a subordinated basis of Haven Capital's obligations under the capital securities, but will apply only to the extent that Haven Capital has funds sufficient to make these payments. If we do not make interest payments on the subordinated debentures held by Haven Capital, Haven Capital will not be able to pay you distributions on the capital securities and will not have funds legally available. Please refer to the "Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee" section of this prospectus. The guarantee does not limit us from incurring or issuing other secured or unsecured debt, including senior indebtedness, whether under the indenture, any other indenture that we may enter into in the future or otherwise.

    The holders of at least a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under our guarantee. Any holder of the capital securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against Haven Capital, the guarantee trustee or any other person or entity.

    If we default on our obligation to pay amounts payable under the subordinated debentures, Haven Capital will lack funds for the payment of distributions or amounts payable on redemption of the capital securities or otherwise, and the holders of the capital securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to our failure to pay principal of (or premium, if any) or interest on the subordinated debentures on a payment date, then any holder of capital securities may institute a direct action against us pursuant to the terms of the indenture for enforcement of payment to that holder of the principal of (or premium, if any) or interest on such subordinated debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of that holder. In connection with a direct action, we will have a right of set-off under the indenture to the extent that we made any payment to the holder of capital securities in the direct action. Except as described herein, holders of capital securities will not be able to exercise directly any other remedy available to the holders of the subordinated debentures or assert directly any other rights in respect of the subordinated debentures. The trust agreement provides that each holder of trust securities by accepting the trust securities agrees to the provisions of the guarantee and the indenture.

    We will, through our guarantee, the trust agreement, the subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of Haven Capital's obligations under the capital securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of Haven Capital's obligations under the capital securities. You should refer to "Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee" for more information about our guarantee.

STATUS OF THE GUARANTEE

    Our guarantee will constitute an unsecured obligation and will rank subordinate and junior to all senior indebtedness in the same manner as the subordinated debentures. See "Description of Subordinated Debentures--Subordination." In addition, because we are a holding company, our right to participate in any distribution of the Bank's assets upon the Bank's liquidation or reorganization or otherwise is subject to the prior claims of the Bank's creditors (including its depositors), except to the extent we may be recognized as a creditor of the Bank. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our present and future subsidiaries (including depositors of the Bank). As a result, claimants should look only to our assets for payments under the guarantee. See "Description of Subordinated Debentures--General."

    Our guarantee will rank equal to all of our other guarantees with respect to preferred beneficial interests issued by other trusts, including our guarantee of the capital securities issued by Haven Capital Trust I. Our guarantee of Haven Capital's capital securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that we or any of our subsidiaries may incur. We expect from time to time that we will incur additional indebtedness and that our subsidiaries will also incur additional liabilities. Our guarantee will constitute a guarantee of payment and not of collection, enabling the guaranteed party to institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity. Our guarantee will be held for the benefit of the holders of the capital securities. Our guarantee will not be discharged, except by payment of the guarantee payments in full to the extent that Haven Capital has not paid, or upon distribution of the subordinated debentures to, the holders of the capital securities.

EVENTS OF DEFAULT

    There will be an event of default under the guarantee if we fail to perform any of our payment or other obligations under the guarantee; except that with respect to a default in payment of any guarantee payment, we shall have received notice of default and shall not have cured the default within 60 days after receipt of the notice. The holders of at least a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding

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for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under our guarantee.

    Any holder of the capital securities may institute a legal proceeding directly against us to enforce the rights of the holders of the capital securities under the guarantee without first instituting a legal proceeding against Haven Capital, the guarantee trustee or any other person or entity.

    We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our guarantee.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. You should read "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement" for more information about the manner of obtaining the holders' approval. All guarantees and agreements contained in the guarantee agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the capital securities then outstanding.

TERMINATION OF THE GUARANTEE

    Our guarantee will terminate and be of no further force and effect upon:

    - full payment of the applicable redemption price of all outstanding capital securities,

    - full payment of the liquidation amount payable upon liquidation of Haven Capital or

    - distribution of subordinated debentures to the holders of the capital securities.

    Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, except if we default under the guarantee, will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the guarantee at the request of any holder of the capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

GOVERNING LAW

    The guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

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                 RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE TO THE EXTENT THAT HAVEN CAPITAL HAS FUNDS
  LEGALLY AVAILABLE TO PAY DISTRIBUTIONS

    We will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent Haven Capital has funds legally available to pay distributions as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the subordinated debentures, the indenture, the trust agreement and the guarantee will provide, a full, irrevocable and unconditional guarantee of Haven Capital's payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of Haven Capital's obligations under the capital securities.

    If and to the extent that we do not make the required payments on the subordinated debentures, Haven Capital will not have sufficient funds to make its related payments, including distributions on the capital securities. Our guarantee will not cover any payments when Haven Capital does not have sufficient funds legally available to make those payments. Your remedy, as a holder of capital securities, is to institute a direct action. Our obligations under the guarantee will be subordinate and junior to all senior indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as we pay the interest and other payments when due on the subordinated debentures, Haven Capital will have sufficient funds to cover distributions and other payments due on the capital securities, primarily because:

    - the aggregate principal amount or prepayment price of the subordinated debentures will equal the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

    - the interest rate and interest payment dates and other payment dates on the subordinated debentures will match the distribution rate and distribution payment dates and other payment dates for the trust securities;

    - as sponsor, we will pay for all and any costs, expenses and liabilities of Haven Capital, except for Haven Capital's obligations to holders of trust securities; and

    - the trust agreement also provides that Haven Capital is not authorized to engage in any activity that is not consistent with its limited purposes.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    You, as holder of capital securities, may institute a legal proceeding directly against us to enforce your rights under our guarantee without first instituting a legal proceeding against the guarantee trustee, Haven Capital or any other person or entity.

    A default or event of default under any senior indebtedness would not constitute a default or event of default under the trust agreement. However, if there are payment defaults under, or accelerations of, senior indebtedness, the subordination provisions of the indenture provide that we cannot make payments in respect of the subordinated debentures until we have paid the senior indebtedness in full or we have cured any payment default or a payment default has been waived. Our failure to make required payments on subordinated debentures would constitute an event of default under the trust agreement.

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LIMITED PURPOSE OF HAVEN CAPITAL

    The capital securities will represent beneficial interests in Haven Capital, and Haven Capital exists for the sole purpose of issuing and selling the trust securities, using the proceeds from the sale of the trust securities to acquire our subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of a subordinated debenture is that a holder of a subordinated debenture will be entitled to receive from us the principal amount of (and premium, if any) and interest on subordinated debentures held, while a holder of capital securities is entitled to receive distributions from Haven Capital (or, in certain circumstances, from us under our guarantee) if and to the extent Haven Capital has funds legally available to pay the distributions.

RIGHTS UPON DISSOLUTION

    Unless the subordinated debentures are distributed to holders of the trust securities, if Haven Capital is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to Haven Capital's creditors as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by Haven Capital, the liquidation distribution in cash. See "Description of Capital
Securities--Liquidation of Haven Capital and Distribution of Subordinated Debentures."

    If we are voluntarily or involuntarily liquidated or bankrupted, the property trustee, as holder of the subordinated debentures, would be one of our subordinated creditors, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal (and premium, if any) and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay all costs, expenses and liabilities of Haven Capital (other than Haven Capital's obligations to the holders of its trust securities), the positions of a holder of capital securities and a holder of subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    In the opinion of Thacher Proffitt & Wood, special federal income tax counsel to us and Haven Capital, the following describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of a capital security.

    This summary addresses only the tax consequences to a person that acquires a capital security on its original issuance at its original issue price and that holds the security as a capital asset. This summary does not address all tax consequences that may be applicable to a beneficial owner of a capital security and does not address the tax consequences to holders subject to special tax regimes (like banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold a capital security as a position in a "straddle," as part of a "synthetic security" or "hedge" or as part of a "conversion transaction" or other integrated investment). This summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may apply to a capital security. Except as noted below in the discussion of Non-U.S. Holders, this discussion is addressed to a U.S. Holder, which is defined as a beneficial owner of a capital security that, for U.S. federal income tax purposes, is (or is treated as)

    (1) a citizen or individual resident of the United States,

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
    (2) a corporation or partnership (or entity treated for federal income tax purposes as a corporation or partnership) created or organized in or under the laws of the United States or any political subdivision thereof,

    (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes without regard to its source, or

    (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the ability to control all substantial decisions of the trust.

    This summary does not address the tax consequences to any shareholder, partner or beneficiary of a holder of a capital security. This summary is based on the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of Thacher Proffitt & Wood is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the matters described herein. We can give no assurance that the opinions expressed herein will not be challenged by the IRS or, if challenged, that the challenge will not be successful.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    We intend to take the position that the subordinated debentures will be classified for U.S. federal income tax purposes as our indebtedness. Thacher Proffitt & Wood will render its opinion that, under then current law, based on the representations, facts and assumptions set forth in this prospectus and certain assumptions and qualifications referenced in the opinion, and assuming full compliance with the terms of the indenture (and other relevant documents), the subordinated debentures will be characterized for U.S. federal income tax purposes as our indebtedness. We, together with Haven Capital and the holders of the capital securities (by acceptance of a beneficial interest in a capital security) will agree to treat the subordinated debentures as our indebtedness for all U.S. federal income tax purposes. We cannot be sure that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the subordinated debentures will be classified as our indebtedness for U.S. federal income tax purposes.

CLASSIFICATION OF HAVEN CAPITAL

    In connection with the issuance of the capital securities, Thacher Proffitt & Wood will render its opinion that, under then current law and assuming full compliance with the terms of the trust agreement and the indenture (and certain other documents), and based on certain facts and assumptions contained in that opinion, Haven Capital will not be classified for U.S. federal income tax purposes as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, Haven Capital will not be subject to U.S. federal income tax, and each holder of a capital security will be required to include in its gross income any interest (or accrued original issue discount) with respect to its allocable share of the subordinated debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the indenture, we have the right to defer the payment of interest on the subordinated debentures at any time or from time to time for one or more deferral periods not exceeding 20 consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date
or extend beyond       , 2029. By reason of that right, the Treasury regulations
will subject the subordinated debentures to the rules in the Code and Treasury regulations on debt instruments issued with original issue discount (the "OID Rules"), unless the indenture or subordinated debentures contain terms or conditions that make the likelihood of exercise of the deferral option remote. Under the Treasury regulations, a "remote" contingency that stated interest will not be timely

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
paid will be ignored in determining whether a debt instrument is issued with original issue discount. Although there is no authority directly on point, we believe that the likelihood that we would exercise our option to defer payments of interest is "remote" since exercising that option would, among other things, prevent us from declaring dividends on any class of our equity securities. Accordingly, we intend to take the position that the subordinated debentures will not be considered to be issued with original issue discount and, accordingly, stated interest on the subordinated debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

    Under the Treasury regulations, if we were to exercise our option to defer payments of interest, the subordinated debentures would at that time be treated as issued with original issue discount, and all stated interest on the subordinated debentures would thereafter be treated as original issue discount as long as the subordinated debentures remain outstanding. If this occurred, all of a holder's interest income with respect to the subordinated debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of a capital security would be required to include in gross income original issue discount even though we would not make actual cash payments during a deferral period. The amount of such includible original issue discount could be significant. Also, under the Treasury regulations, if the option to defer the payment of interest were determined not to be "remote," the subordinated debentures would be treated as having been originally issued with original issue discount. In such event, a holder would be required to include in gross income an amount of original issue discount each taxable year that approximates the amount of interest that accrues on the subordinated debentures at the stated interest rate, regardless of such holder's method of tax accounting, and actual cash payments of interest on the subordinated debentures would not be separately includible in gross income. These Treasury regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation described herein.

    Because income on the capital securities will constitute interest or original issue discount, corporate holders of the capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF HAVEN CAPITAL

    We will have the right at any time to liquidate Haven Capital and cause the subordinated debentures to be distributed to the holders of the trust securities. Under current law, the liquidation of Haven Capital and the distribution of the subordinated debentures to trust security holders, for U.S. federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis of each holder in the subordinated debentures received by such holder would be equal to the holder's aggregate tax basis in those capital securities surrendered. A holder's holding period in the subordinated debentures received in liquidation of Haven Capital would be no shorter than the period during which the capital securities were held by that holder.

    The subordinated debentures may be prepaid in cash, and the proceeds of that prepayment would be distributed to holders in redemption of their capital securities. Under current law, that redemption would constitute, for U.S. federal income tax purposes, a taxable disposition of the redeemed capital securities, the tax consequences of which are described below under "--Sales or Redemptions of Capital Securities."

SALES OR REDEMPTIONS OF CAPITAL SECURITIES

    On a sale or redemption of a capital security for cash, a holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital security and the amount realized on the sale

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
or redemption of that capital security. If the rules regarding original issue discount do not apply, a holder's adjusted basis in a capital security generally will be its initial purchase price, and if the holder uses an accrual method of accounting, the holder will have a basis in any accrued but unpaid interest. If the rules regarding original issue discount apply, a holder's adjusted basis in a capital security generally will be its initial purchase price increased by any original issue discount previously included in the holder's gross income to the date of disposition and decreased by any payments received on the capital security. Gain or loss recognized on a sale or redemption of a capital security will be capital gain or loss. Capital gain recognized by an individual in respect of a capital security held for more than one year as of the date of sale or redemption is subject to a maximum U.S. federal income tax rate of 20 percent.

    The capital securities may trade at a price that discounts any accrued but unpaid interest on the subordinated debentures. Therefore, the amount realized by a holder who disposes of a capital security between distribution payment dates and whose adjusted basis in the capital security has been increased by the amount of any accrued but unpaid original issue discount (or interest) may be less than the holder's adjusted basis in the capital security. A holder's basis in a capital security could be increased either under the rules regarding original issue discount or, if those rules do not apply, in the case of a holder that uses an accrual method of accounting, under the accrual accounting rules. In that case, the holder will recognize a capital loss. Subject to a limited exception in the case of individual taxpayers, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

NON-U.S. HOLDERS

    For purposes of this discussion, a "Non-U.S. Holder" generally is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for U.S. federal income tax purposes.

    Under current U.S. federal income tax laws, subject to the discussion below of backup withholding, payments by Haven Capital or any of its paying agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (a) the Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership, (c) the Non-U.S. Holder is not a bank whose receipt of interest on the subordinated debentures is described in Section 881(c)(3)(A) of the Code, and (d) either (A) the Non-U.S. Holder certifies to Haven Capital or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of business (a "Financial Institution") and holds the capital security in that capacity certifies to Haven Capital or its agent, under penalties of perjury, that the statement has been received from the Non-U.S. Holder by it or by a Financial Institution between it and the Non-U.S. Holder and furnishes Haven Capital or its agent with a copy thereof. New Treasury regulations provide alternative methods for satisfying the certification requirements described in clause (1)(d), effective for certain payments made after December 31, 1999.

    If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the capital securities (or the subordinated debentures) is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits that are repatriated or treated as repatriated. For this purpose, the interest income would be included in the foreign corporation's earnings and profits. In the case of a Non-U.S. Holder entitled to the benefits of a tax treaty with the United States, the foregoing discussion generally applies only if the Non-U.S. Holder is engaged in business in the United States through a U.S. permanent establishment and the income on the subordinated debentures is attributable to that permanent establishment within the meaning of the treaty, and the rate of the branch profits tax may be limited to a rate prescribed by the treaty for the withholding of tax on dividends. New final Treasury regulations generally prescribe new methods for certifying that a Non-U.S. Holder is exempt from the withholding of U.S. federal income tax by reason of being engaged in trade or business in the United States.

    Any gain recognized upon a sale or other disposition of capital securities (or subordinated debentures) generally will not be subject to U.S. federal income tax unless (1) the gain is, or is treated as, effectively connected with a U.S. trade or business of the Non-U.S. Holder or (2) in the case of a Non-U.S. Holder who is an individual, that individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of interest, including original issue discount, accrued on capital securities held of record by U.S. persons (other than corporations and other exempt holders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt U.S. persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    Payment of the proceeds from the disposition of capital securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

    Non-U.S. Holders are generally exempt from the information reporting and backup withholding rules but may be required to comply with certain certification and identification requirements to prove their exemption.

    Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

    It is anticipated that income on capital securities will be reported to holders on Form 1099 and mailed to holders of capital securities by January 31 following each calendar year.

    THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A CAPITAL SECURITY, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    The primary purpose of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") is to protect the interests of participants in employee benefit plans by mandating standards of conduct, obligations and responsibilities for the people who serve as the fiduciaries of these plans. A person will be considered to be a fiduciary with respect to an employee benefit plan under ERISA to the extent that he or she exercises discretionary authority over the management or the investment of the plan's assets. Accordingly, before investing the assets of an employee benefit plan in capital securities, a fiduciary will be required to determine whether the investment satisfies the prudence and diversification requirements of ERISA and whether the investment, itself, is permitted under the plan's governing documents.

    Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, from engaging in certain transactions involving "plan assets" with persons who are "parties-in-interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Violation of the "prohibited transaction" rules will result in the imposition of an excise tax or other liabilities on the "parties-in-interest" or the "disqualified persons," as applicable, unless exemptive relief is available under a statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, governmental plans may be subject to similar provisions under applicable state laws.

    The U.S. Department of Labor has issued special regulations governing certain investments by employee benefits plans covered by ERISA. These regulations are known as the "Plan Asset Regulations." Under these Regulations, the assets of Haven Capital will be deemed to be the assets of the employee benefit plan for purposes of ERISA and Section 4975 of the Code if the plan's assets are used to acquire an equity interest in Haven Capital and no exception under the Plan Asset Regulations applies to the transaction. An "equity interest" is defined in the Plan Asset Regulations to specifically include a beneficial interest in a trust such as Haven Capital.

    The Plan Asset Regulations do, however, contain certain exceptions to this general rule. Under one exception, the assets of Haven Capital will not be deemed to be the "plan assets" of the investing plans if, at all times, less than 25% of the value of each class of equity interest in Haven Capital is held by all employee benefit plans, including, for this purpose, employee benefit plans not subject to ERISA or Section 4975 of the Code, such as governmental, church and foreign plans, and any other plans whose assets qualify as "plan assets" under the Plan Asset Regulations (collectively, the "Benefit Plan Investors"). Alternatively, the assets of Haven Capital will not be deemed to be "plan assets" of the investing plans if the capital securities constitute "publicly-offered securities" within the meaning of the Plan Asset Regulations. Potential employee benefit plan investors should be aware that although these exceptions exist, we cannot give plan investors any assurance that the capital securities held by Benefit Plan Investors will be less than 25% of the total value of the capital securities either at the completion of this offering or at any subsequent time. In addition, no assurance can be given that the capital securities offered in this Prospectus constitute "publicly-offered securities" within the meaning of the Plan Asset Regulations. We will purchase and initially hold all of the common securities of Haven Capital.

    By operation of the Plan Asset Regulations, certain transactions involving Haven Capital and an employee benefit plan may be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code. A direct or indirect prohibited transaction may occur if the assets of Haven Capital are deemed to be the "plan assets" of the plan investing in Haven Capital. For example, if we were a party- in-interest with respect to a plan (either directly or by reason of its ownership of the Bank or other subsidiaries), an extension of credit between us and Haven Capital (as represented by the subordinated debentures and the guarantee) would occur which is likely to be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief is available. In addition, if we qualify as a fiduciary with respect to Haven Capital as a result of certain powers it holds under the Trust Indenture (such as the powers to remove and replace the property trustee and the administrative trustees), it is possible that the optional redemption or acceleration of the subordinated debentures would be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid engaging in these prohibited transactions, each investing plan, by purchasing capital securities, will be deemed to have directed Haven Capital to invest in the subordinated debentures and to have appointed the property trustee.

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    The DOL has issued five separate prohibited transaction class exemptions
("PTCEs") that may provide exemptive relief to an employee benefit plan for direct or indirect prohibited transactions that may arise from the purchase or holding of the capital securities. The available PTCE's include:

    - PTCE 96-23 which may be applicable for certain transactions involving in-house asset managers;

    - PTCE 95-60 which may be applicable for certain transactions involving insurance company general accounts;

    - PTCE 91-38 which may be applicable for certain transactions involving bank collective investment funds;

    - PTCE 90-1 which may be applicable for certain transactions involving insurance company separate accounts; and

    - PTCE 84-14 which may be applicable for certain transactions involving independent qualified asset managers.

    Because the capital securities may be deemed to be equity interests in Haven for us of applying ERISA and Section 4975 of the Code, these capital securities may not be purchased or held by any employee benefit plan ("Plan"), any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "Plan Asset Entity") or any person investing the "plan assets" of any plan, unless the purchaser or holder is exempt from all of ERISA's prohibited transaction rules because of the relief provided under one of the PTCE's identified above or another applicable exemption. Any purchaser or holder of capital securities (or any interest in such securities) will be deemed to have represented, through the fact of the purchase and holding of the capital securities, that the purchaser either (a) is not a Plan or a Plan Asset Entity and is not purchasing the capital securities on behalf of, or with the "plan assets" of, any Plan or (b) is exempt from ERISA's prohibited transaction rules because of the relief provided under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. If a Plan or Plan Asset Entity purchases or holds capital securities and elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, we, together with Haven Capital, may require an opinion of legal counsel or other satisfactory evidence that such exemption is available.

    Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is critical that Plan fiduciaries consult with legal counsel regarding the consequences that may result if the assets of Haven Capital are deemed to be the "plan assets" of the Plan by operation of the Plan Asset Regulations and the exemptive relief, described above, is not available.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement,
dated             , 1999, we, together with Haven Capital, have agreed that
Haven Capital will sell to each of the underwriters named below, and each of such underwriters has severally agreed to purchase from Haven Capital, the respective number of capital securities set forth opposite its name below:

                                                                                 NUMBER OF
                                                                                  CAPITAL
                                                                                 SECURITIES
                                                                              ----------------
Friedman, Billings, Ramsey & Co., Inc.......................................
First Albany Corporation....................................................
Ladenburg Thalmann & Co. Inc................................................
                                                                              ----------------
    Total...................................................................       1,400,000
                                                                              ----------------
                                                                              ----------------

    Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the capital securities if any are taken.

    The underwriters propose initially to offer the capital securities in part directly to the public and institutional investors that we have identified at the initial public offering price set forth on the cover page of this prospectus. The underwriters also propose to offer the capital securities in part to several securities dealers at the initial public offering price less a
concession of no more than $         for each capital security. The underwriters
and dealers may allow and reallow, a concession of no more than $ for each capital security to other brokers and dealers. After the capital securities are released for sale to the public, the initial public offering price and other selling terms may from time to time be varied by the underwriters. No underwriter will execute any transaction in a discretionary account without prior approval of the customer.

    Because the proceeds from the sale of the capital securities will be used to purchase our subordinated debentures, the underwriting agreement provides that we will pay the underwriters compensation for arranging Haven Capital's
investment in our subordinated debentures of $               for each capital
security sold in the offering, except we will pay $               for each
capital security sold to the institutional investors that we have identified.

    We and Haven Capital have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional capital securities at the initial public offering price set forth on the cover page hereof less underwriting discounts. The underwriters may exercise such option to purchase additional capital securities solely for the purpose of covering over-allotments, if any, incurred in the sale of the capital
securities. If this option is exercised in full, assuming that       capital
securities are sold to the institutional investor that Haven has identified,
total proceeds to Haven Capital will be $         .

    To the extent that the underwriters exercise their option to purchase additional capital securities, Haven Capital will issue and sell to us additional capital securities and we will issue and sell to Haven Capital our subordinated debentures in an aggregate principal amount equal to the total liquidation amount of the additional capital securities being purchased pursuant to the option and the additional capital securities.

    We, together with Haven Capital, have agreed that, for a period of 180 days from the date of the underwriting agreement, we together with Haven Capital, will not offer, sell, contract to sell or otherwise dispose of, any other beneficial interests in the assets of Haven Capital, or any preferred securities or any other securities of Haven Capital or of us which are substantially similar to the capital securities, including any guarantee of these securities, or any securities convertible into or exchangeable for or representing the right to receive preferred securities or any such substantially similar securities of either Haven Capital or of us, without the prior written consent of the underwriters, except for the capital securities offered in connection with this offering.

    Prior to the offering, there has been no public market for the capital securities. Although the underwriters have indicated to us and to Haven Capital that they intend to make a market in the capital securities, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the capital securities.

    We, together with Haven Capital, have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

    It is expected that delivery of the capital securities will be made in book-entry form only through the facilities of DTC in New York, New York against
payment therefor on or about             , 1999, as agreed upon by us, Haven
Capital and the underwriters in accordance with Rule 15c6-1 under the Exchange Act.

    Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment services to us and our affiliates, for which such underwriters or their affiliates have received or will receive customary fees and commissions.

                             VALIDITY OF SECURITIES

    The validity of the capital securities, the guarantee and the subordinated debentures will be passed upon for us by Thacher Proffitt & Wood and for the underwriters by Greenberg Traurig, P.A. Certain matters relating to U.S. federal income tax considerations described in this prospectus will be passed upon for us by Thacher Proffitt & Wood.

                                    EXPERTS

    The consolidated financial statements of Haven as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, incorporated in this prospectus by reference, have been incorporated in reliance upon the report of KPMG LLP, independent auditors, which is incorporated by reference in this prospectus and upon their authority as experts in accounting and auditing.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            ------------------------

                                   FORM 10-K
                                ---------------

                  ANNUAL REPORT PURSUANT TO SECTION 13 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998
                          COMMISSION FILE NO.: 0-21628

                            ------------------------

                              HAVEN BANCORP, INC.

             (exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   11-3153802
                           (I.R.S. Employer I.D. No.)

                  615 MERRICK AVENUE, WESTBURY, NEW YORK 11590
                    (Address of principal executive offices)

                                 (516) 683-4100
              (Registrant's telephone number, including area code)

                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: NONE

          Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK PAR VALUE $0.01 PER SHARE
                                (Title of class)

                            ------------------------

    The registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K. /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     INDEX

                                                                                                              PAGE
                                                                                                            ---------
                                                        PART I
Item 1.     Description of Business.......................................................................    1-48
                Business..................................................................................     1-2
                Market Area and Competition...............................................................     2-3
                Lending Activities........................................................................    3-11
                Delinquencies and Classified Assets.......................................................    11-15
                Allowances for Loan and REO Losses........................................................    15-18
                Investment Activities.....................................................................    18-20
                Mortgage-Backed Securities................................................................    21-26
                Sources of Funds..........................................................................    26-29
                Borrowings................................................................................    30-31
                Subsidiary Activities.....................................................................    32-33
                Personnel.................................................................................     33
                Regulation and Supervision................................................................    33-44
                Federal and State Taxation................................................................    44-46
Item 2.     Properties....................................................................................    46-48
Item 3.     Legal Proceedings.............................................................................     48
Item 4.     Submission of Matters to a Vote of Security Holders...........................................     48

                                                       PART II

Item 5.     Market for Registrant's Common Equity and Related Stockholder Matters.........................     49
Item 6.     Selected Financial Data.......................................................................     50
Item 7.     Management's Discussion and Analysis of Financial Condition and Results of Operations.........     50
Item 7a.    Quantitative and Qualitative Disclosures about Market Risk....................................     50
Item 8.     Financial Statements and Supplementary Data...................................................     50
Item 9.     Change In and Disagreements with Accountants on Accounting and Financial Disclosure...........     50

                                                       PART III

Item 10.    Directors and Executive Officers of the Registrant............................................     50
Item 11.    Executive Compensation........................................................................    50-51
Item 12.    Security Ownership of Certain Beneficial Owners and Management................................     51
Item 13.    Certain Relationships and Related Transactions................................................     51

                                                       PART IV

Item 14.    Exhibits, Financial Statements, Schedules and Reports on Form 8-K.............................    51-53

                                 EXHIBIT INDEX

    The following exhibits are physically filed with this report:

Exhibit         Change in Control Agreement between Haven Bancorp, Inc. and Mark A. Ricca
10.2(F)
Exhibit         Change in Control Agreement between CFS Bank and Mark A. Ricca
10.2(G)
Exhibit 11.0    Computation of earnings per share
Exhibit 13.0    Portions of the 1998 Annual Report to Stockholders
Exhibit 23.0    Consent of Independent Auditors
Exhibit 27.0    Financial Data Schedule
Exhibit 99      Proxy Statement for 1999 Annual Meeting

    Additional exhibits are incorporated herein by reference from prior filings of Haven Bancorp, Inc. set forth in Item 14.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Portions of the Annual Report to Stockholders for the fiscal year ended December 31, 1998, are incorporated by reference into Parts I and II of this Form 10-K.

    Portions of the Proxy Statement for the 1999 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

                                    BUSINESS

    Haven Bancorp, Inc. ("Haven Bancorp" or the "Company") was incorporated under Delaware law on March 25, 1993 as the holding company for CFS Bank ("CFS" or the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Company is a savings and loan holding company and is subject to regulation by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC") and the Securities and Exchange Commission ("SEC"). The Company is headquartered in Westbury, New York and its principal business currently consists of the operation of its wholly owned subsidiary, the Bank. At December 31, 1998, the Company had consolidated total assets of $2.4 billion and stockholders' equity of $119.9 million.

    Currently, the Company does not transact any material business other than through its subsidiary, the Bank.

    The Bank was established in 1889 as a New York-chartered building and loan association and converted to a New York-chartered savings and loan association in 1940. The Bank converted to a federally chartered mutual savings bank in 1983. As the Bank expanded its presence in the New York tri-state area it changed its name to CFS Bank in 1997. The Bank is a member of the Federal Home Loan Bank ("FHLB") System, and its deposit accounts are insured to the maximum allowable amount by the FDIC. At December 31, 1998, the Bank had total assets of $2.4 billion and stockholders' equity of $137.2 million.

    The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family, owner-occupied residential mortgage loans. Since 1994, the Bank has gradually increased its activity in multi-family and commercial real estate lending. In addition, the Bank will invest in debt, equity and mortgage-backed securities to supplement its lending portfolio. Although the Bank has discontinued offering certain consumer loans, during 1998 the Bank also invested in home equity loans, home equity lines of credit and other marketable securities.

    On May 1, 1998, the Bank completed the purchase of the loan production franchise of Intercounty Mortgage, Inc. The business operates as a division of the Bank under the name CFS Intercounty Mortgage ("IMI") originating and purchasing residential loans for the Bank's portfolio and for sale in the secondary market, primarily through six loan origination offices located in New York, New Jersey and Pennsylvania. Loan sales in the secondary market are primarily on a servicing-released basis, for which the Bank earns servicing-released premiums.

    On November 2, 1998, the Company purchased 100% of the outstanding common stock of Century Insurance Agency, Inc. The insurance agency operates as a wholly owned subsidiary of the Company under the name CFS Insurance Agency, Inc. ("CIA"), providing automobile, homeowners and casualty insurance to individuals, and various lines of commercial insurance to individuals.

    The Bank's results of operations are dependent primarily on its net interest income, which is the difference between the interest income earned on its loan and securities portfolios and its cost of funds, which consists of the interest paid on its deposits and borrowed funds. The Bank's net income is also affected by its non-interest income, including, beginning May 1, 1998, the results of the acquisition of the loan production franchise of CFS Intercounty Mortgage, its provision for loan losses and its operating expenses consisting primarily of compensation and benefits, occupancy and equipment, real estate operations, net, federal deposit insurance premiums and other general and administrative expenses. The earnings of the Bank are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, and to a lesser extent by government policies and actions of regulatory authorities.

                          MARKET AREA AND COMPETITION

    The Bank has been, and continues to be, a community oriented savings institution offering a variety of traditional financial services to meet the needs of the communities in which it operates. Management considers the Bank's reputation and customer service as its major competitive advantage in attracting and retaining customers in its market area.

    The Bank's primary market area is concentrated in the neighborhoods surrounding its eight full service banking and fifty-nine supermarket banking facilities located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. During 1998, the Bank opened twenty-five supermarket branches. Management believes that supermarket branching is a cost effective way to extend the Bank's franchise and put its sales force in touch with more prospective customers than possible through conventional bank branches. Management believes that all of its branch offices are located in communities that can generally be characterized as stable, residential neighborhoods of predominantly one- to four-family residences and middle income families.

    During the past five years, the Bank's expanded loan work-out and resolution efforts have successfully contributed toward reducing non-performing assets to manageable levels. Although there are encouraging signs in the local economy and the Bank's real estate markets, it is unclear how these factors will affect the Bank's asset quality in the future. See "Delinquencies and Classified Assets."

    The New York City metropolitan area has a large number of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans and deposits comes principally from savings and loan associations, savings banks, commercial banks, mortgage banking companies, insurance companies and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities and insurance. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

                               LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by owner occupied one- to four-family residences, and, to a lesser extent, multi-family residences, commercial real estate and construction and land loans. Also, the Bank's loan portfolio includes cooperative loans, which the Bank has not originated since 1990 except to facilitate the sale of real estate owned ("REO") or to restructure a problem asset. During 1998, loan originations and purchases totaled $1.22 billion (comprised of $1.04 billion of residential one- to four-family mortgage loans, $156.8 million of commercial and multi-family real estate loans, $2.8 million of construction loans and $16.4 million of consumer loans). One- to four-family mortgage loan originations included $570.0 million of loans originated and purchased for sale in the secondary market. During 1998, the Bank sold $515.8 million of one- to four-family mortgage loans in the secondary market on a servicing-released basis.

    At December 31, 1998, the Bank had total mortgage loans outstanding of $1.27 billion, of which $888.6 million were one- to four-family residential mortgage loans, or 67.9% of the Bank's total loans. At that same date, multi-family residential mortgage loans totaled $215.5 million, or 16.5% of total loans. The remainder of the Bank's mortgage loans, included $163.9 million of commercial real estate loans, or 12.5% of total loans, $4.0 million of cooperative apartment loans, or 0.3% of total loans and $2.7 million of construction and land loans, or 0.2% of total loans. Other loans in the Bank's portfolio principally consisted of home equity lines of credit and consumer loans totaling $34.9 million, or 2.7% of total loans at December 31, 1998.

    The following table sets forth the composition of the Bank's loan portfolio, excluding loans held for sale, in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                                       AT DECEMBER 31,
                          ---------------------------------------------------------------------------------------------------------
                                   1998                    1997                    1996                    1995             1994
                          ----------------------  ----------------------  ----------------------  ----------------------  ---------
                                       PERCENT                 PERCENT                 PERCENT                 PERCENT
                                         OF                      OF                      OF                      OF
                           AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT
                          ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four-family...  $ 888,610       67.85%  $ 805,690       69.93%  $ 556,818       65.63%  $ 325,050       57.03%  $ 258,698
  Multi-family..........    215,542       16.46     143,559       12.46     105,341       12.42      79,008       13.86      94,259
  Commercial............    163,935       12.52     148,745       12.91     127,956       15.08     111,038       19.48     102,415
  Cooperative...........      3,970        0.30      19,596        1.70      19,936        2.35      10,187        1.79      24,369
  Construction and
    land................      2,731        0.20       2,263        0.20       4,227        0.50       5,737        1.01       3,491
                          ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Total mortgage loans....  1,274,788       97.33   1,119,853       97.20     814,278       95.98     531,020       93.17     483,232

Other loans:
  Home equity lines of
    credit..............     15,173        1.16      15,449        1.34      15,677        1.85      16,454        2.89      17,802
  Property improvement
    loans...............      2,634        0.20       4,392        0.38       6,957        0.82      10,248        1.80      11,814
  Loans on deposit
    accounts............        957        0.07         895        0.08         809        0.10         821        0.14         940
  Commercial loans......        445        0.03         453        0.04         351        0.04         479        0.08         605
  Guaranteed student
    loans...............        774        0.06         882        0.08         985        0.12       1,181        0.21       1,761
  Unsecured consumer
    loans...............      2,029        0.16         450        0.04         809        0.10       1,950        0.34       2,366
  Other loans...........     12,914        0.99       9,770        0.84       8,506        0.99       7,834        1.37       5,737
                          ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Total other loans.......     34,926        2.67      32,291        2.80      34,094        4.02      38,967        6.83      41,025
                          ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Total loans.............  1,309,714      100.00%  1,152,144      100.00%    848,372      100.00%    569,987      100.00%    524,257
                                     -----------             -----------             -----------             -----------
                                     -----------             -----------             -----------             -----------
Less:
  Unearned discounts,
    premiums and
    deferred loan fees,
    net.................        966                  (1,363)                   (786)                 (1,029)                 (1,375)
  Allowance for loan
    losses..............    (13,978)                (12,528)                (10,704)                 (8,573)                (10,847)
                          ---------               ---------               ---------               ---------               ---------
Loans, net..............  $1,296,702              $1,138,253              $ 836,882               $ 560,385               $ 512,035
                          ---------               ---------               ---------               ---------               ---------
                          ---------               ---------               ---------               ---------               ---------

                            PERCENT
                              OF
                             TOTAL
                          -----------
Mortgage loans:
  One- to four-family...       49.34%
  Multi-family..........       17.98
  Commercial............       19.54
  Cooperative...........        4.65
  Construction and
    land................        0.67
                          -----------
Total mortgage loans....       92.17
Other loans:
  Home equity lines of
    credit..............        3.39
  Property improvement
    loans...............        2.26
  Loans on deposit
    accounts............        0.18
  Commercial loans......        0.12
  Guaranteed student
    loans...............        0.34
  Unsecured consumer
    loans...............        0.45
  Other loans...........        1.09
                          -----------
Total other loans.......        7.83
                          -----------
Total loans.............      100.00%
                          -----------
                          -----------
Less:
  Unearned discounts,
    premiums and
    deferred loan fees,
    net.................
  Allowance for loan
    losses..............
Loans, net..............

    The following table shows the estimated contractual maturity of the Bank's loan portfolio at December 31, 1998, assuming no prepayments.

                                                                 AT DECEMBER 31, 1998
                                                         -------------------------------------
                                                           MORTGAGE      OTHER       TOTAL
                                                            LOANS        LOANS       LOANS
                                                         ------------  ---------  ------------
                                                                    (IN THOUSANDS)
Amounts due:
  Within one year......................................  $     42,933  $   4,517  $     47,450
                                                         ------------  ---------  ------------
  After one year:
    One to three years.................................        67,251      3,847        71,098
    Three to five years................................        20,807      3,048        23,855
    Five to ten years..................................       283,909     12,167       296,076
    Ten to twenty years................................       359,518     11,347       370,865
    Over twenty years..................................       500,370     --           500,370
                                                         ------------  ---------  ------------
      Total due after one year.........................     1,231,855     30,409     1,262,264
                                                         ------------  ---------  ------------
      Total............................................  $  1,274,788  $  34,926  $  1,309,714
                                                         ------------  ---------  ------------
                                                         ------------  ---------  ------------

    The following table sets forth at December 31, 1998, the dollar amount of all loans due after December 31, 1999, and whether such loans have fixed interest rates or adjustable interest rates.

                                                             DUE AFTER DECEMBER 31, 1999
                                                         ------------------------------------
                                                           FIXED     ADJUSTABLE     TOTAL
                                                         ----------  ----------  ------------
                                                                    (IN THOUSANDS)
Mortgage loans:
  One- to four-family..................................  $  474,056  $  388,921  $    862,977
  Multi-family.........................................      34,708     167,195       201,903
  Commercial real estate...............................      62,230     101,653       163,883
  Cooperative..........................................         804       2,288         3,092
Other loans............................................       9,643      20,766        30,409
                                                         ----------  ----------  ------------
  Total................................................  $  581,441  $  680,823  $  1,262,264
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

    The following table sets forth the Bank's loan originations, loan purchases, sales and principal repayments for the periods indicated:

                                                                     YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------
                                                      1998          1997         1996        1995        1994
                                                  ------------  ------------  ----------  ----------  -----------
                                                                          (IN THOUSANDS)
Mortgage loans (gross):
At beginning of year............................  $  1,119,853  $    814,278  $  531,020  $  483,232  $   648,321
  Mortgage loans originated:
    One- to four-family.........................       177,544       121,498      98,783      64,139       77,499
    Multi-family................................        88,504        64,181      46,310      11,726      --
    Commercial real estate......................        68,319        69,495      35,886      26,047        4,688
    Cooperative (1).............................            34       --           --              63          499
    Construction and land loans.................         2,806         3,773       1,562       4,367        1,000
                                                  ------------  ------------  ----------  ----------  -----------
      Total mortgage loans originated...........       337,207       258,947     182,541     106,342       83,686
  Mortgage loans purchased......................       297,906       200,900     172,300      26,241      --
  Transfer of mortgage loans to REO.............          (623)       (1,695)     (3,470)     (4,638)     (10,998)
  Transfer of mortgage loans from/(to) loans
    held for sale...............................       --            --           10,594     (12,038)     --
  Principal repayments..........................      (269,164)     (151,215)    (78,209)    (67,274)     (64,686)
  Sales of mortgage loans (2)...................      (104,700)       (1,362)       (498)       (845)    (173,091)
  Transfer of loans to MBSs (3).................      (105,691)      --           --          --          --
                                                  ------------  ------------  ----------  ----------  -----------
At end of year..................................  $  1,274,788  $  1,119,853  $  814,278  $  531,020  $   483,232
                                                  ------------  ------------  ----------  ----------  -----------
                                                  ------------  ------------  ----------  ----------  -----------
Other loans (gross):
At beginning of year............................  $     32,291  $     34,094  $   38,967  $   41,025  $    33,898
  Other loans originated........................        16,413        11,491       8,735      10,746       21,533
  Principal repayments..........................       (13,778)      (13,294)    (13,608)    (12,804)     (14,406)
                                                  ------------  ------------  ----------  ----------  -----------
At end of year..................................  $     34,926  $     32,291  $   34,094  $   38,967  $    41,025
                                                  ------------  ------------  ----------  ----------  -----------
                                                  ------------  ------------  ----------  ----------  -----------

------------------------

(1) Cooperative loans originated in the five years ended December 31, 1998 were done solely to facilitate the restructuring and the sale of delinquent cooperative loans and cooperative units held by the Bank as REO.

(2) During 1998, the Bank sold $83.3 million of adjustable-rate mortgage loans in several bulk sales transactions. Also during 1998, the Bank sold $14.0 million of cooperative apartment loans. As part of a major bulk sales program in 1994, the Bank sold $170.5 million of loans.

(3) During 1998, the Bank securitized $105.7 million in loans with Fannie Mae ("FNMA"). The resulting securities were retained and transferred to the Bank's securities available for sale portfolio.

    ONE- TO FOUR-FAMILY MORTGAGE LENDING. The Bank offers both fixed-rate and adjustable-rate mortgage ("ARM") loans secured by one- to four-family residences located primarily in Long Island (in the New York counties of Nassau and Suffolk Counties), the New York City boroughs of Queens, Manhattan, Brooklyn and Staten Island, the New York counties of Rockland and Westchester Counties, as well as in Albany and Rochester, New York, New Jersey, Pennsylvania and Connecticut.

    Loan originations are generally obtained from existing or past customers, members of the local communities, local real estate brokers and attorney referrals. The substantial majority of the Bank's loans are originated through efforts of Bank-employed sales representatives who solicit loans from the communities served by the Bank by calling on real estate attorneys, brokers and individuals who have expressed an interest in obtaining a mortgage loan. The Bank also originates loans from its customer base in its branch offices. In 1995, the Bank also began purchasing loans on a flow basis from correspondent mortgage bankers in New York, New Jersey and Connecticut to supplement its one- to four-family loan originations.

    The Bank generally originates one- to four-family residential mortgage loans in amounts up to 95% of the lower of the appraised value or selling price of the property securing the loan. Properties securing such loans are primarily owner-occupied principal residences. One- to four-family mortgage loans may be originated with loan-to-value ratios of up to 97% of the appraised value of the property under the FNMA Community Home Buyers Program, which targets low to low/moderate income borrowers. Residential condominium loans are originated in amounts up to a maximum of 95% of the appraised value of the condominium unit. Private Mortgage Insurance ("PMI") is required whenever loan-to-value ratios exceed 80% of the price or appraised value of the property securing the loan. Loan amounts generally conform to Freddie Mac ("FHLMC") limits. Mortgage loans originated by the Bank generally include due-on-sale clauses that provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of enabling the Bank to redeploy funds at current rates thereby causing the Bank's loan portfolio to be more interest rate sensitive. The Bank has generally exercised its rights under these clauses.

    The Bank currently offers fixed-rate loans up to $1,000,000 on one- to four-family residences with terms up to 30 years. During 1996, the Bank introduced 30 year and 15 year fixed-rate bi-weekly loans. Interest rates charged on fixed-rate mortgage loans are competitively priced based on market conditions and the Bank's cost of funds. Origination fees on fixed-rate loans typically range from 0% to 3% of the principal amount of the loan. Generally, the Bank's standard underwriting guidelines conform to the FNMA/FHLMC guidelines.

    The Bank currently offers ARM loans up to $1,000,000 which adjust either annually, or in 3, 5, 7, 10 or 15 years with maximum loan terms of 30 years. The Bank's ARM loans typically carry an initial interest rate below the fully-indexed rate for the loan. For one year ARMs, the Bank qualifies borrowers based upon a rate of 2% over the initial rate. The initial discounted rate is determined by the Bank in accordance with market and competitive factors and, as of December 31, 1998, the discount offered by the Bank on the one year ARM loan ranged from 126 basis points (with 0% origination fees) to 176 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of such date. The discount offered by the Bank on the three year ARM loan ranged from 88 basis points (with 0% origination fees) to 130 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of December 31, 1998. The discount offered by the Bank on the five year ARM loan ranged from 100 basis points (with 0% origination fees) to 150 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of December 31, 1998. As of December 31, 1998, the discount offered by the Bank on the seven year ARM loan ranged from 88 basis points (with 0% origination fees) to 138 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of such date. As of December 31, 1998, the discount offered by the Bank on the ten year ARM loan ranged from 63 basis points (with 0% origination fees) to 113 basis points (with 2% origination fees) below the fully indexed rate, which was 7.38% as of such date. Finally, as of December 31, 1998, the discount offered by the Bank on the fifteen year ARM loan ranged from 13 basis points (with 0% origination fees) to 63 basis points (with 2% origination fees) below the fully-indexed rate which was 7.38%. As of December 31, 1998, the Bank's ARM loans, with the exception of the seven, ten and fifteen year ARM loans, adjust by a maximum of 2.0% each adjustment period, with a life-time cap of 6% over the initial note rate. The maximum periodic rate adjustment on the seven year, ten year and fifteen year ARM loans for the first adjustment period are 5% which defaults to 2% for all adjustment periods thereafter. The Bank currently charges origination fees ranging from 0% to 2.0% for its one- to four-family ARM loans. ARM loans generally pose a risk that as interest rates rise, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. This potential risk is mitigated by the Bank's policy of originating ARM loans with annual and lifetime interest rate caps that limit the amount that a borrower's monthly payment may increase. During 1998, the Bank originated or purchased $363.3 million of one- to four-family ARM loans for portfolio.

    The Bank originates 30 year and 15 year fixed-rate loans for immediate sale, primarily to private investors while generally retaining ARM loans, 10, and 20 year fixed-rate loans, and 15 and 30 year bi-weekly fixed-rate loans for portfolio. The Bank arranges for the sale of such loans at the acceptance of the commitment by the applicant to the investor through "best efforts" commitments. The Bank sells loans on a servicing-released basis. For the year ended December 31, 1998, the Bank originated and purchased approximately $570.0 million of primarily fixed-rate, one- to four-family loans for sale in the secondary market, $515.8 million of which were sold in 1998.

    COOPERATIVE APARTMENT LOANS. Until 1990, the Bank originated loans secured by cooperative units. Since 1990, the Bank has not originated any loans secured by cooperative units with the exception of loans to facilitate the restructuring of a classified asset or sale of REO. In 1994, the Bank was approved as a seller/servicer in a FNMA pilot program, enabling it to originate cooperative apartment loans for immediate sale to FNMA.

    MULTI-FAMILY LENDING. The Bank originates multi-family loans with contractual terms of up to 15 years where the interest rate generally reprices during the term of the loan and is tied to matching U.S. Treasury Notes plus a margin. These loans are generally secured by apartment and mixed-use (commercial and residential, with the majority of income coming from the residential units) properties, located in the Bank's primary market area and are made in amounts of up to 75% of the appraised value of the property. In making such loans, the Bank bases its underwriting decision primarily on the net operating income generated by the real estate to support the debt service, the financial resources credit history and ownership/management experience of the principals/guarantors, and the marketability of the property. The Bank generally requires a debt service coverage ratio of at least 1.20x and sometimes requires personal guarantees from borrowers. As of December 31, 1998, $215.5 million, or 16.4% of the Bank's total loan portfolio, consisted of multi-family residential loans.

    Multi-family, commercial real estate and construction and land lending are generally believed to involve a higher degree of credit risk than one- to four-family lending because such loans typically involve higher principal amounts and the repayment of such loans generally is dependent on income produced by the property to cover operating expenses and debt service. Economic events that are outside the control of the borrower or lender could adversely impact the value of the security for the loan or the future cash flows from the borrower's property. In recognition of these risks, the Bank applies stringent underwriting criteria for all of its loans. The Bank originates multi-family, commercial real estate and construction and land loans on a conservative basis. See "Commercial Real Estate Lending" and "Construction and Land Lending".

    COMMERCIAL REAL ESTATE LENDING. The Bank originates commercial real estate loans that are generally secured by properties used exclusively for business purposes such as retail stores, mixed-use properties (residential and retail or professional offices combined where the majority of the income from the property comes from the commercial business), light industrial and small office buildings located in the Bank's primary market area. The Bank's commercial real estate loans are generally made in amounts up to the lesser of 70% of the appraised value of the property or 65% for owner occupied properties. Commercial real estate loans are made on a negotiated basis for terms of up to 15 years where the interest rate generally reprices during the term of the loan and is tied to the prime rate or the U.S. Treasury Note rate matched to the repricing frequency of the loan. The Bank's underwriting standards and procedures are similar to those applicable to its multi-family loans, whereby the Bank considers the net operating income of the property and the borrower's expertise, credit history and profitability. The Bank generally requires that the properties securing commercial real estate loans have debt service coverage ratios of not less than 1.30x and also generally requires personal guarantees from the borrowers or the principals of the borrowing entity. At December 31, 1998, the Bank's commercial real estate loan portfolio totaled $163.9 million, or 12.5% of the Bank's total loan portfolio.

    CONSTRUCTION AND LAND LENDING. The Bank's construction loans primarily have been made to finance the construction of one- to four-family residential properties, multi-family residential properties and retail properties. The Bank's policies provide that construction and land development loans may generally be made in amounts up to 70% of the value when completed for commercial properties and 75% for multi-family. The Bank generally requires personal guarantees and evidence that the borrower has invested an amount equal to and not less than 20% of the estimated cost of the land and improvements. Construction loans generally are made on a floating rate basis (subject to daily adjustment) and a maximum term of 18 months, subject to renewal. Construction loans are generally made based on pre-sales or pre-leasing. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. As of December 31, 1998, the Bank had $2.7 million, or 0.2% of its total loan portfolio invested in construction and land loans.

    OTHER LOANS. During 1998, the Bank also offered home equity loans, equity lines of credit, business lines of credit and Government-guaranteed student loans. As of December 31, 1998, other loans totaled $34.9 million, or 2.7% of the Bank's total loan portfolio. Effective January 1, 1999, the Bank indefinitely discontinued offering consumer loan products, including home equity loans and home equity lines of credit due to shrinking volume and spreads coupled with high origination costs.

    LOAN APPROVAL PROCEDURES AND AUTHORITY. For one- to four-family real estate loans each loan is reviewed and approved by an underwriter and another departmental officer with credit authority appropriate for the loan amount and type in accordance with the policies approved by the Board of Directors. Multi-family, commercial and construction loans are approved by designated lending officers respective of the amounts within their lending authorities which are approved by the Board of Directors. Commercial loans up to $3,000,000 must be approved by the Officers Loan Committee, whereas, loans between $3,000,000 and $5,000,000 must be approved by the Loan Committee of the Board of Directors. Loans exceeding $5,000,000 must be approved by the Board. Loans not secured by real estate as well as unsecured loans, depending on the amount of the loan and the loan-to-value ratio, where applicable, require the approval of at least one lending officer and/or underwriter designated by the Board.

    For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by the Bank's loan underwriters and, if necessary, additional financial information is required. An appraisal of the real estate intended to secure the proposed loan is performed, as required by OTS regulations and prepared by an independent appraiser designated and approved by the Bank. The Board annually approves the independent appraisers used by the Bank and approves the Bank's appraisal policy. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing and flood insurance and PMI where required. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes, and in some cases, hazard insurance premiums.

    LOAN CONCENTRATIONS. As a result of OTS regulations, the Bank may not extend credit to a single borrower or related group of borrowers in an amount greater than 15% of the Bank's unimpaired capital and surplus. An additional amount of credit may be extended, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which does not include real estate.

    At December 31, 1998, the Bank's loans-to-one borrower limit was $22.7 million. None of the Bank's borrowers exceeded this limit in accordance with applicable regulatory requirements.

                      DELINQUENCIES AND CLASSIFIED ASSETS

    DELINQUENT LOANS. The Bank entered into a sub-servicing agreement with Norwest Mortgage, Inc. ("Norwest"), commencing on November 16, 1998, under which Norwest performs all residential mortgage loan servicing functions on behalf of the Bank for the Bank's portfolio loans, as well as for loans serviced for third party investors. Norwest's collection procedures for mortgage loans include sending a notice after the loan is 16 days past due. In the event that payment is not received after the late notice, phone calls are made to the borrower by Norwest's collection department. When contact is made with the borrower at any time prior to foreclosure, the collection department attempts to obtain full payment or the loss mitigation department attempts to work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure procedures are initiated when a loan is over 95 days delinquent. Loss mitigation efforts continue throughout the foreclosure process.

    CLASSIFIED ASSETS. Federal regulations and the Bank's Classification of Assets Policy provide for the classification of loans and other assets considered by the Bank to be of lesser quality as "substandard", "doubtful" or "loss" assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor and/or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Pursuant to OTS guidelines, the Bank is no longer required to classify assets as "special mention" if such assets possess weaknesses but do not expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories. However, the Bank continues to classify assets as "special mention" for internal monitoring purposes.

    Non-performing loans (consisting of non-accrual loans and restructured loans) decreased from $28.3 million at December 31, 1994 to $16.9 million at December 31, 1995, $13.9 million at December 31, 1996, $12.5 million at December 31, 1997 and $8.4 million at December 31, 1998. The continued decline in the balance of non-performing loans during the five year period was due to the Bank's ongoing efforts to reduce non-performing assets, as well as to an improved economy. REO decreased each year during the five years ended December 31, 1998 from $7.8 million at December 31, 1994 (net of an allowance for REO of $717,000) to a balance at December 31, 1998 of $200,000 (net of an allowance for REO of $25,000). The Bank intends to continue its efforts to reduce non-performing assets in the normal course of business, but it may continue to seek opportunities to dispose of its non-performing assets through sales to investors or otherwise. The Bank also has restructured loans, which has enabled the Bank to avoid the costs involved with foreclosing on the properties securing such loans while continuing to collect payments on the loans under their modified terms. Troubled debt restructurings ("TDRs") are loans for which certain concessions, such as the reduction of interest rates or the deferral of interest or principal payments, have been granted due to the borrower's financial condition.

    At December 31, 1998, the Bank had 13 restructured loans with aggregate principal balances of $1.9 million. Of this amount, 34.7% were residential loans (including cooperative apartment loans) and 65.3% were multi-family loans. Management is able to avoid the costs of foreclosing on loans that it has restructured. However, restructured loans have a higher probability of becoming delinquent than loans that have no previous history of delinquency. To the extent that the Bank is unable to return these loans to performing status, the Bank will have to foreclose on such loans, which will increase the Bank's REO.

    The Bank's policy is to recognize income on a cash basis for restructured loans for a period of six months, after which such loans are returned to an accrual basis if they are performing in accordance with their modified terms. At December 31, 1998, the Bank had 11 restructured loans with principal balances of $1.9 million that were on accrual status. For restructured loans that are 90 days or more past due, the loan is returned to non-accrual status and previously accrued but uncollected interest is reversed.

    At December 31, 1998, the Bank's classified assets consisted of $6.6 million of loans and REO of which $55,000 was classified as doubtful. The Bank's assets classified as substandard at December 31, 1998 consisted of $5.7 million of loans and $202,000 of gross REO. Classified assets in total declined $4.6 million, or 41.1% since December 31, 1997. At December 31, 1998, the Bank also had $5.6 million of commercial real estate loans that it had designated special mention. The loans were performing in accordance with their terms at December 31, 1998 but were deemed to warrant close monitoring by management due to one or more factors, such as the absence of current financial information relating to the borrower and/or the collateral, financial difficulties of the borrower or inadequate cash flow from the security property.

    At December 31, 1998, 1997 and 1996, delinquencies in the Bank's loan portfolio were as follows:

                                               AT DECEMBER 31, 1998                           AT DECEMBER 31, 1997
                                --------------------------------------------------  -----------------------------------------
                                                                                                                 90 DAYS OR
                                       60-89 DAYS             90 DAYS OR MORE               60-89 DAYS              MORE
                                ------------------------  ------------------------  --------------------------  -------------
                                  NUMBER      PRINCIPAL     NUMBER      PRINCIPAL      NUMBER       PRINCIPAL      NUMBER
                                    OF         BALANCE        OF         BALANCE         OF          BALANCE         OF
                                   LOANS      OF LOANS       LOANS      OF LOANS        LOANS       OF LOANS        LOANS
                                -----------  -----------  -----------  -----------  -------------  -----------  -------------
                                                                   (DOLLARS IN THOUSANDS)
One- to four-family...........          50    $   5,201           40    $   3,843             8     $   1,339            42
Multi-family..................           2          591       --           --            --            --                 9
Commercial....................           2          306            7        2,175             1            33             9
Cooperative...................      --           --               26          303             3           128             8
Construction and land loans...      --           --           --           --            --            --                 1
Other loans...................          94        1,177           47          207            26           452            19
                                                                                             --                          --
                                       ---   -----------         ---   -----------                 -----------
    Total loans...............         148    $   7,275          120    $   6,528            38     $   1,952            88
                                                                                             --                          --
                                                                                             --                          --
                                       ---   -----------         ---   -----------                 -----------
                                       ---   -----------         ---   -----------                 -----------
    Delinquent loans to total
      loans (1)...............                    0.56%                     0.50%                       0.17%
                                             -----------               -----------                 -----------
                                             -----------               -----------                 -----------

                                                              AT DECEMBER 31, 1996
                                             ------------------------------------------------------

                                                     60-89 DAYS               90 DAYS OR MORE
                                             --------------------------  --------------------------
                                 PRINCIPAL      NUMBER       PRINCIPAL      NUMBER       PRINCIPAL
                                  BALANCE         OF          BALANCE         OF          BALANCE
                                 OF LOANS        LOANS       OF LOANS        LOANS       OF LOANS
                                -----------  -------------  -----------  -------------  -----------

One- to four-family...........   $   3,534             9     $     950            47     $   4,083
Multi-family..................       2,362        --            --                 6         1,463
Commercial....................       3,305        --            --                11         4,321
Cooperative...................         699             5           281             9           431
Construction and land loans...         100        --            --                 1            60
Other loans...................         396            26           171            21           375
                                                      --                          --
                                -----------                 -----------                 -----------
    Total loans...............   $  10,396            40     $   1,402            95     $  10,733
                                                      --                          --
                                                      --                          --
                                -----------                 -----------                 -----------
                                -----------                 -----------                 -----------
    Delinquent loans to total
      loans (1)...............       0.90%                       0.17%                       1.27%
                                -----------                 -----------                 -----------
                                -----------                 -----------                 -----------

------------------------

(1) Restructured loans that have become seasoned for the required six month period and are currently performing in accordance with their restructured terms are not included in delinquent loans. There was 1 residential restructured loan for $183,000 that was included in loans delinquent 90 days or more at December 31, 1998. At December 31, 1996, there was 1 restructured loan for $77,000 that was included in loans delinquent 90 days or more because it had not yet performed in accordance with its modified terms for the required six-month seasoning period.

    NON-PERFORMING ASSETS. The Bank does not accrue interest on loans 90 days past due and restructured loans that have not yet performed in accordance with their modified terms for at least six months. If non-accrual loans had been performing in accordance with their original terms, the Bank would have recorded interest income from such loans of approximately $425,000, $736,000 and $688,000 for the years ended December 31, 1998, 1997 and 1996, respectively, compared to $117,000, $146,000 and $220,000, which was recognized on non-accrual loans for such periods, respectively. If all restructured loans, as of December 31, 1998, 1997 and 1996, had been performing in accordance with their original loan terms (prior to being restructured), the Bank would have recognized interest income from such loans of approximately $396,000, $197,000 and $305,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The following table sets forth information regarding all non-accrual loans (which consist of loans 90 days or more past due and restructured loans that have not yet performed in accordance with their modified terms for the required six-month seasoning period), restructured loans and REO.

                                                                                 AT DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1998       1997       1996       1995       1994
                                                              ---------  ---------  ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans..................................  $   6,321  $  10,000  $  10,358  $   9,116  $  18,474
Restructured mortgage loans.................................      1,857      2,136      3,160      7,072      9,550
Non-accrual other loans.....................................        207        396        375        689        275
                                                              ---------  ---------  ---------  ---------  ---------
  Total non-performing loans................................      8,385     12,532     13,893     16,877     28,299
Real estate owned, net of related reserves..................        200        455      1,038      2,033      7,844
                                                              ---------  ---------  ---------  ---------  ---------
  Total non-performing assets...............................  $   8,585  $  12,987  $  14,931  $  18,910  $  36,143
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Non-performing loans to total loans.........................       0.64%      1.09%      1.64%      2.97%      5.41%
Non-performing assets to total assets.......................       0.36       0.66       0.94       1.28       2.85
Non-performing loans to total assets........................       0.35       0.63       0.88       1.15       2.23

                       ALLOWANCES FOR LOAN AND REO LOSSES

    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Impaired loans and related reserves have been identified and calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies". The Bank's allowance for loan losses is intended to be maintained at a level sufficient to absorb all estimable and probable losses inherent in the loan portfolio. The Bank reviews the adequacy of the allowance for loan losses on a monthly basis taking into account past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current and prospective economic conditions and current regulatory guidance.

    During the five years ended December 31, 1998, the allowance for loan losses as a percentage of non-performing loans increased steadily to 166.7% at December 31, 1998. The increase is a direct result of the steady decline in non-performing loans during that five year period. Non-performing loans as a percentage of total loans declined steadily from 5.41% at December 31, 1994 to 0.64% at December 31, 1998. The decline is due to the decrease in non-performing loans, as well as an increase in total loans.

    The Bank's provisions for loan losses has remained relatively stable over the last three years. Specifically, the Bank made provisions for loan losses of $13.4 million, $2.8 million, $3.1 million, $2.8 million and $2.7 million for the five years ended December 31, 1998, respectively.

    The Bank will continue to monitor and modify its allowances for loan and REO losses as conditions dictate. Although the Bank maintains its allowances at levels that it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

    The following table sets forth the changes in the Bank's allowance for loan losses at the dates indicated.

                                                                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Balance at beginning of year...............................  $  12,528  $  10,704  $   8,573  $  10,847  $  21,606
Charge-offs:
  One- to four-family......................................       (435)      (964)      (771)      (472)      (264)
  Cooperative..............................................       (256)      (370)      (524)    (2,142)    (8,747)
  Multi-family.............................................       (708)    --            (30)    (1,299)    (7,932)
  Non-residential and other................................       (935)      (352)      (560)    (1,541)    (7,798)
                                                             ---------  ---------  ---------  ---------  ---------
    Total charge-offs (1)..................................     (2,334)    (1,686)    (1,885)    (5,454)   (24,741)
Recoveries.................................................      1,119        760        891        405        582
                                                             ---------  ---------  ---------  ---------  ---------
Net charge-offs............................................     (1,215)      (926)      (994)    (5,049)   (24,159)
Provision for loan losses..................................      2,665      2,750      3,125      2,775     13,400
                                                             ---------  ---------  ---------  ---------  ---------
Balance at end of year.....................................  $  13,978  $  12,528  $  10,704  $   8,573  $  10,847
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Ratio of net charge-offs during the year to average loans
  outstanding during the year..............................       0.09%      0.09%      0.15%      0.93%      3.83%
Ratio of allowance for loan losses to total loans at the
  end of year (2)..........................................       1.07       1.09       1.26       1.51       2.07
Ratio of allowance for loan losses to non-performing loans
  at the end of the year (3)...............................     166.70      99.97      77.05      50.80      38.33

------------------------

(1) Total charge-offs for the year ended 1994 were attributable to bulk sale transactions.

(2) The steady decline in the ratio of allowance for loan losses to total loans is attributable to a decline in non-performing loans as previously mentioned coupled with growth in the Bank's total loans outstanding.

(3) The ratio of allowance for loan losses to non-performing loans has increased significantly over the last five years as non-performing loans have declined.

    The following table sets forth the Bank's allocation of its allowance for loan losses to the total amount of loans in each of the categories listed.

                                                                     AT DECEMBER 31,
                          ------------------------------------------------------------------------------------------------------
                                    1998                      1997                      1996                      1995
                          ------------------------  ------------------------  ------------------------  ------------------------
                                          % OF                      % OF                      % OF                      % OF
                                        LOANS IN                  LOANS IN                  LOANS IN                  LOANS IN
                                        CATEGORY                  CATEGORY                  CATEGORY                  CATEGORY
                                        TO TOTAL                  TO TOTAL                  TO TOTAL                  TO TOTAL
                            AMOUNT        LOANS       AMOUNT        LOANS       AMOUNT        LOANS       AMOUNT        LOANS
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential (1).......   $  10,139        84.62%   $   7,039        84.09%   $   5,929        80.40%   $   3,838        72.67%
  Commercial............       3,579        12.51        5,201        12.91        4,340        15.08        4,175        19.48
  Construction..........      --             0.21       --             0.20       --             0.50           69         1.00
Other loans.............         260         2.66          288         2.80          435         4.02          491         6.85
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total allowance for loan
  losses (2)............   $  13,978       100.00%   $  12,528       100.00%   $  10,704       100.00%   $   8,573       100.00%
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                    1994
                          ------------------------
                                          % OF
                                        LOANS IN
                                        CATEGORY
                                        TO TOTAL
                            AMOUNT        LOANS
                          -----------  -----------

Mortgage loans:
  Residential (1).......   $   5,685        71.97%
  Commercial............       4,308        19.53
  Construction..........         248         0.66
Other loans.............         606         7.84
                          -----------  -----------
Total allowance for loan
  losses (2)............   $  10,847       100.00%
                          -----------  -----------
                          -----------  -----------

------------------------

(1) Includes one- to four-family, multi-family and cooperative loans.

(2) In order to comply with certain regulatory reporting requirements, management has prepared the above allocation of the Bank's allowance for loan losses among various categories of the loan portfolio for each of the years in the five-year period ended December 31, 1998. In management's opinion, such allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component changes. Such allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting such allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from such allocation.

                             INVESTMENT ACTIVITIES

    The investment policy of the Bank, which is established by the Board of Directors and implemented by the Bank's Asset/Liability Committee, is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risks, and to complement the Bank's lending activities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation and Supervision--Federal Savings Institution Regulation--Liquidity." Historically, the Bank has maintained liquid assets above the minimum OTS requirements and at a level believed to be adequate to meet its normal daily activities. At December 31, 1998, the Bank had money market investments and debt and equity securities available for sale in the aggregate amount of $1.7 million and $109.6 million, respectively, with fair values of $1.7 million and $109.0 million, respectively.

    On June 30, 1998, the Company transferred the then remaining $138.2 million of MBSs and $45.4 million of debt securities held to maturity to securities available for sale ("AFS"). The transfer was done to enhance liquidity and take advantage of market opportunities. At December 31, 1998, the securities AFS portfolio totaled $889.3 million of which $266.3 million were adjustable-rate securities and $623.0 million were fixed-rate securities.

    The following table sets forth certain information regarding the carrying and market values of the Company's money market investments, debt and equity securities and FHLB-NY stock at the dates indicated:

                                                              AT DECEMBER 31,
                                   ----------------------------------------------------------------------
                                            1998                    1997                    1996
                                   ----------------------  ----------------------  ----------------------
                                    CARRYING     MARKET     CARRYING     MARKET     CARRYING     MARKET
                                     VALUE       VALUE       VALUE       VALUE       VALUE       VALUE
                                   ----------  ----------  ----------  ----------  ----------  ----------
                                                               (IN THOUSANDS)
Debt and Equity Securities:
U.S. Government and agency
  obligations....................  $   77,705  $   77,705  $  135,672  $  135,715  $  170,709  $  169,849
Corporate debt securities........      19,684      19,684      45,390      45,315      45,350      45,227
Preferred stock..................      11,590      11,590       4,123       4,123      27,329      27,329
                                   ----------  ----------  ----------  ----------  ----------  ----------
  Subtotal.......................     108,979     108,979     185,185     185,153     243,388     242,405
                                   ----------  ----------  ----------  ----------  ----------  ----------
Federal Funds sold...............      --          --          --          --           5,000       5,000
FHLB-NY stock....................      21,990      21,990      12,885      12,885       9,890       9,890
Money market investments.........       1,720       1,720       4,561       4,561       1,869       1,869
                                   ----------  ----------  ----------  ----------  ----------  ----------
  Total..........................  $  132,689(1) $  132,689(1) $  202,631(1) $  202,599(1) $  260,147(1) $  259,164(1)
                                   ----------  ----------  ----------  ----------  ----------  ----------
                                   ----------  ----------  ----------  ----------  ----------  ----------

------------------------

(1) Includes debt and equity securities AFS totaling $109.0 million, $118.8 million and $146.1 million at December 31, 1998, 1997 and 1996, respectively, carried at fair value.

    The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Company's money market investments and debt and equity securities at December 31, 1998.

                                                              AT DECEMBER 31, 1998
                          ---------------------------------------------------------------------------------------------
                                                            MORE THAN                 MORE THAN FIVE         DUE AFTER
                              ONE YEAR OR LESS          ONE TO FIVE YEARS              TO TEN YEARS          10 YEARS
                          ------------------------  --------------------------  --------------------------  -----------
                                        WEIGHTED                   WEIGHTED                    WEIGHTED
                           CARRYING      AVERAGE     CARRYING       AVERAGE      CARRYING       AVERAGE      CARRYING
                             VALUE        YIELD        VALUE         YIELD         VALUE         YIELD         VALUE
                          -----------  -----------  -----------  -------------  -----------  -------------  -----------
                                                             (DOLLARS IN THOUSANDS)
U.S. Government
  securities and agency
  obligations...........   $   5,030          6.5%   $   9,944           5.4%    $      --            --%    $  62,731
Corporate debt
  securities............      18,670          5.3           --            --            --            --         1,014
Money market
  investments...........       1,720          4.4           --            --            --            --            --
                          -----------               -----------                      -----                  -----------
Total...................   $  25,420          5.5%   $   9,944           5.4%    $      --            --%    $  63,745
                          -----------               -----------                      -----                  -----------
                          -----------               -----------                      -----                  -----------
Preferred Stock.........
FHLB-NY stock...........


                                                     TOTAL MONEY MARKET INVESTMENTS
                                                     AND DEBT AND EQUITY SECURITIES
                                         ------------------------------------------------------
                                            AVERAGE
                            WEIGHTED       REMAINING                  ESTIMATED     WEIGHTED
                             AVERAGE       YEARS TO      CARRYING       FAIR         AVERAGE
                              YIELD        MATURITY        VALUE        VALUE         YIELD
                          -------------  -------------  -----------  -----------  -------------

U.S. Government
  securities and agency
  obligations...........          7.0%          17.1     $  77,705    $  77,705           6.7%
Corporate debt
  securities............          8.7            1.9        19,684       19,684           5.5
Money market
  investments...........           --             --         1,720        1,720           4.4
                                                        -----------  -----------
Total...................          7.0%          13.8     $  99,109    $  99,109           6.4%
                                                        -----------  -----------
                                                        -----------  -----------
Preferred Stock.........                                 $  11,590    $  11,590           5.0%
FHLB-NY stock...........                                 $  21,990    $  21,990           7.0%
                                                        -----------  -----------
                                                        -----------  -----------

                           MORTGAGE-BACKED SECURITIES

    The Bank also invests in mortgage-backed securities ("MBSs"). At December 31, 1998, total MBSs, net, aggregated $780.3 million, or 32.6% of total assets. At December 31, 1998, 43.3% of the MBS portfolio, including Collateralized Mortgage Obligations ("CMOs") and Real Estate Mortgage Investment Conduits ("REMICs"), were insured or guaranteed by either FNMA, FHLMC or the Ginnie Mae ("GNMA"). At December 31, 1998, $242.6 million, or 31.1% of total MBSs were adjustable-rate and $537.7 million, or 68.9% of total MBSs were fixed-rate.

    The following table sets forth the carrying amount of the Company's MBS portfolio in dollar amounts and in percentages at the dates indicated.

                                                                       AT DECEMBER 31,
                                             -------------------------------------------------------------------
                                                     1998                   1997                   1996
                                             ---------------------  ---------------------  ---------------------
                                              CARRYING    PERCENT    CARRYING    PERCENT    CARRYING    PERCENT
                                               VALUE     OF TOTAL     VALUE     OF TOTAL     VALUE     OF TOTAL
                                             ----------  ---------  ----------  ---------  ----------  ---------
                                                                   (DOLLARS IN THOUSANDS)
MBSs(1):
  CMOs and REMICS--
    Agency-backed(2).......................  $  106,552      13.66% $  174,707      32.14% $  117,969      27.96%
  CMOs and REMICS--
    Non-agency(2)..........................     442,352      56.69     169,480      31.17      94,877      22.48
  FHLMC....................................      52,167       6.69      91,110      16.76      97,953      23.21
  FNMA.....................................     178,767      22.91     107,377      19.75     110,182      26.12
  GNMA.....................................         434       0.05         982       0.18         983       0.23
                                             ----------  ---------  ----------  ---------  ----------  ---------
Net MBSs...................................  $  780,272     100.00% $  543,656     100.00% $  421,964     100.00%
                                             ----------  ---------  ----------  ---------  ----------  ---------
                                             ----------  ---------  ----------  ---------  ----------  ---------

------------------------

(1) Includes MBSs AFS of $780.3 million, $380.6 million and $224.0 million at December 31, 1998, 1997 and 1996, respectively.

(2) Included in total MBSs are CMOs and REMICs, which, at December 31, 1998, had a gross carrying value of $548.9 million. A CMO is a special type of pass-through debt in which the stream of principal and interest payments on the underlying mortgages or MBSs is used to create classes with different maturities and, in some cases, amortization schedules, as well as a residual interest, with each such class possessing different risk characteristics. The Bank has in recent periods increased its investment in REMICs and CMOs because these securities generally exhibit a more predictable cash flow than mortgage pass-through securities. The Bank's policy is to limit its purchases of REMICs to non high-risk securities as defined by the OTS.

    The following tables set forth certain information regarding the carrying and market values and percentage of total carrying values of the Bank's mortgage-backed and related securities portfolio.

                                                                         AT DECEMBER 31,
                                   --------------------------------------------------------------------------------------------
                                                 1998                               1997                          1996
                                   ---------------------------------  ---------------------------------  ----------------------
                                    CARRYING      % OF      MARKET     CARRYING      % OF      MARKET     CARRYING      % OF
                                      VALUE       TOTAL      VALUE       VALUE       TOTAL      VALUE       VALUE       TOTAL
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
                                                                      (DOLLARS IN THOUSANDS)
Held to maturity:
MBSs:
  FHLMC..........................   $  --          --%     $  --       $  27,472        5.05% $  27,769   $  39,889        9.45%
  FNMA...........................      --          --         --          61,492       11.31     61,093      71,460       16.94
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total MBSs.......................      --          --         --          88,964       16.36     88,862     111,349       26.39
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Mortgage-related securities:
  CMOs and REMICS--
    Agency backed................      --          --         --          21,217        3.90     21,101      24,449        5.79
  CMOs and REMICS--
    Non-agency...................      --          --         --          52,876        9.73     53,363      62,142       14.73
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total mortgage-related
  securities.....................      --          --         --          74,093       13.63     74,464      86,591       20.52
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total mortgage-backed and related
  securities held to maturity....      --          --         --         163,057       29.99    163,326     197,940       46.91
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Available for sale:
MBSs:
  GNMA...........................         434        0.05        434         982        0.18        982         983        0.23
  FHLMC..........................      52,167        6.69     52,167      63,638       11.71     63,638      58,064       13.76
  FNMA...........................     178,767       22.91    178,767      45,885        8.44     45,885      38,722        9.18
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total MBSs.......................     231,368       29.65    231,368     110,505       20.33    110,505      97,769       23.17
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Mortgage-related securities:
  CMOs and REMICs--
    Agency backed................     106,552       13.66    106,552     153,490       28.23    153,490      93,520       22.16
  CMOs and REMICs--
    Non-agency...................     442,352       56.69    442,352     116,604       21.45    116,604      32,735        7.76
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total mortgage-related
  securities.....................     548,904       70.35    548,904     270,094       49.68    270,094     126,255       29.92
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total mortgage-backed and
  mortgage-related securities
  available for sale.............     780,272      100.00    780,272     380,599       70.01    380,599     224,024       53.09
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Total mortgage-backed and related
  securities.....................   $ 780,272      100.00% $ 780,272   $ 543,656      100.00% $ 543,925   $ 421,964      100.00%
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------


                                    MARKET
                                     VALUE
                                   ---------

Held to maturity:
MBSs:
  FHLMC..........................  $  39,594
  FNMA...........................     69,914
                                   ---------
Total MBSs.......................    109,508
                                   ---------
Mortgage-related securities:
  CMOs and REMICS--
    Agency backed................     24,142
  CMOs and REMICS--
    Non-agency...................     62,032
                                   ---------
Total mortgage-related
  securities.....................     86,174
                                   ---------
Total mortgage-backed and related
  securities held to maturity....    195,682
                                   ---------
Available for sale:
MBSs:
  GNMA...........................        983
  FHLMC..........................     58,064
  FNMA...........................     38,722
                                   ---------
Total MBSs.......................     97,769
                                   ---------
Mortgage-related securities:
  CMOs and REMICs--
    Agency backed................     93,520
  CMOs and REMICs--
    Non-agency...................     32,735
                                   ---------
Total mortgage-related
  securities.....................    126,255
                                   ---------
Total mortgage-backed and
  mortgage-related securities
  available for sale.............    224,024
                                   ---------
Total mortgage-backed and related
  securities.....................  $ 419,706
                                   ---------
                                   ---------

    The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Company's mortgage-backed and related securities at December 31, 1998.

                                                                  AT DECEMBER 31, 1998
                             -----------------------------------------------------------------------------------------------
                                                                OVER ONE TO                 OVER FIVE TO          OVER TEN
                                  ONE YEAR OR LESS               FIVE YEARS                  TEN YEARS              YEARS
                             --------------------------  --------------------------  --------------------------  -----------
                                            WEIGHTED                    WEIGHTED                    WEIGHTED
                              CARRYING       AVERAGE      CARRYING       AVERAGE      CARRYING       AVERAGE      CARRYING
                                VALUE         YIELD         VALUE         YIELD         VALUE         YIELD         VALUE
                             -----------  -------------  -----------  -------------  -----------  -------------  -----------
                                                                 (DOLLARS IN THOUSANDS)
Available for sale:
  FNMA.....................   $     797          7.50%    $      --            --%    $  10,417          5.80%    $ 167,553
  FHLMC....................         203          6.38         1,170          6.02         6,137          6.44        44,657
  GNMA.....................          --            --            --            --            --            --           434
  CMOs and REMICs..........          --            --         3,534          5.84            --            --       545,370
                             -----------          ---    -----------          ---    -----------          ---    -----------
Total mortgage-backed and
  related securities.......   $   1,000          7.27     $   4,704          5.89%    $  16,554          6.03%    $ 758,014
                             -----------          ---    -----------          ---    -----------          ---    -----------
                             -----------          ---    -----------          ---    -----------          ---    -----------


                                                               MORTGAGE-BACKED
                                                        AND RELATED SECURITIES TOTALS
                                            ------------------------------------------------------
                                               AVERAGE
                               WEIGHTED       REMAINING                  ESTIMATED     WEIGHTED
                                AVERAGE       YEARS TO      CARRYING      MARKET        AVERAGE
                                 YIELD        MATURITY        VALUE        VALUE         YIELD
                             -------------  -------------  -----------  -----------  -------------

Available for sale:
  FNMA.....................         6.50%          18.1     $ 178,767    $ 178,767          6.46%
  FHLMC....................         6.63           22.0        52,167       52,167          6.60
  GNMA.....................         6.33           25.3           434          434          6.33
  CMOs and REMICs..........         6.50           27.1       548,904      548,904          6.50
                                     ---            ---    -----------  -----------          ---
Total mortgage-backed and
  related securities.......         6.51%          24.7     $ 780,272    $ 780,272          6.50%
                                     ---            ---    -----------  -----------          ---
                                     ---            ---    -----------  -----------          ---

    At December 31, 1998, the weighted average contractual maturity of the Bank's mortgage-backed and related securities portfolio was 24.7 years.

    The following table shows the carrying value, maturity or period to repricing of the Company's mortgage-backed and related securities portfolio at December 31, 1998.

                                                                          AT DECEMBER 31, 1998
                                                       -----------------------------------------------------------
                                                                                                          TOTAL
                                                                                 FIXED-                 MORTGAGE-
                                                                       ARM        RATE                   BACKED
                                                       FIXED-RATE    MBSS &      CMOS &       ARM      AND RELATED
                                                          MBSS       REMICS      REMICS       CMOS     SECURITIES
                                                       -----------  ---------  ----------  ----------  -----------
                                                                             (IN THOUSANDS)
Amounts due or repricing:
  Within one year....................................   $     990   $  39,559  $   --      $  181,314   $ 221,863
                                                       -----------  ---------  ----------  ----------  -----------
After one year:
  One to three years.................................           6      20,671       3,521      --          24,198
  Three to five years................................       4,973      --          --          --           4,973
  Five to 10 years...................................      12,563      --          --          --          12,563
  10 to 20 years.....................................      99,266      --          14,365      --         113,631
  Over 20 years......................................      50,173      --         350,766      --         400,939
                                                       -----------  ---------  ----------  ----------  -----------
Total due or repricing after one year................     166,981      20,671     368,652      --         556,304
                                                       -----------  ---------  ----------  ----------  -----------
Total................................................     167,971      60,230     368,652     181,314     778,167
Adjusted for:
  Unamortized yield adjustment.......................         753         561      (1,752)        430          (8)
  Unrealized gain(loss)..............................       1,492         361         566        (306)      2,113
                                                       -----------  ---------  ----------  ----------  -----------
Total mortgage-backed and related securities.........   $ 170,216   $  61,152  $  367,466  $  181,438   $ 780,272
                                                       -----------  ---------  ----------  ----------  -----------
                                                       -----------  ---------  ----------  ----------  -----------

    The following table sets forth the carrying value and the activity in the Company's mortgage-backed and related securities portfolio during the periods indicated.

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)
Mortgage-backed and related securities:
At beginning of period.......................................................  $  543,656  $  421,964  $  629,889
  Loans securitized..........................................................     105,691      --          --
  MBSs purchased.............................................................      --          56,941      41,647
  MBSs sold..................................................................      (6,618)    (18,932)   (101,604)
  CMOs and REMICs purchased..................................................     687,923     365,002     158,654
  CMOs and REMICs sold.......................................................    (349,464)   (206,901)   (205,760)
  Amortization and repayments................................................    (199,636)    (76,771)    (97,969)
Change in unrealized gain (loss).............................................      (1,280)      2,353      (2,893)
                                                                               ----------  ----------  ----------
Balance of mortgage-backed and related securities at
  end of period (1)..........................................................  $  780,272  $  543,656  $  421,964
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

------------------------

(1) Includes $780.3 million, $380.6 million and $224.0 million of mortgage-backed and related securities AFS at December 31, 1998, 1997 and 1996, respectively, carried at fair value.

    The Asset/Liability Committee determines when to make substantial changes in the MBS portfolio. In 1998, the Company purchased $687.9 million of CMOs and REMICs, of which $106.3 million were adjustable-rate and $581.6 million were fixed-rate securities. During 1998, the Bank continued to emphasize MBSs reflecting management's strategy to improve duration and yield of the AFS portfolio. Adjustable-rate securities as a percentage of total MBSs was 31%, 48% and 42% at December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, $337.9 million, or 43.3% of the Bank's MBS portfolio, was directly insured or guaranteed by the FNMA, FHLMC or GNMA. FNMA and FHLMC provide the certificate holder a guarantee of timely payments of interest and scheduled principal payments, whether or not they have been collected. The GNMA MBSs provide a guarantee to the holder of timely payments of principal and interest and is backed by the full faith and credit of the U.S. Government. The privately-issued CMOs and REMICs contained in the Bank's AFS portfolio at December 31, 1998 totaling $442.4 million, or 56.7% of MBSs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies.

    MBSs generally yield less than the loans that underlie such securities, because of the cost of payment guarantees or credit enhancements that result in nominal credit risk. The MBS portfolio had a weighted average yield of 6.50% for the year ended December 31, 1998. In addition, MBSs are more liquid than individual mortgage loans and may be used to collateralize obligations of the Bank. In general, MBSs issued or guaranteed by FNMA and FHLMC and certain AA-rated mortgage-backed pass-through securities are weighted at no more than 20% for risk-based capital purposes, and MBSs issued or guaranteed by GNMA are weighted at 0% for risk-based capital purposes, compared to an assigned risk weighting of 50% to 100% for whole residential mortgage loans. These types of securities thus allow the Bank to optimize regulatory capital to a greater extent than non-securitized whole loans.

                                SOURCES OF FUNDS

    GENERAL. Deposits, loans, mortgage-backed and debt securities repayments, retained earnings and, to a lesser extent, FHLB advances are the primary source of the Company's and the Bank's funds for use in lending, investing and for other general purposes.

    DEPOSITS. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of savings, NOW, checking, money market and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition.

    During 1996, the Bank implemented its supermarket banking program. During September of 1996, the Bank and Pathmark Stores, Inc. entered into an agreement to open approximately 44 full-service bank branches in Pathmark supermarkets throughout New York City, Long Island, Westchester and Rockland counties by early 1999. By the end of 1996, the Bank had opened four supermarket branches with deposits totaling $12.1 million. During 1997, the Bank opened twenty-eight supermarket branches resulting in a total of thirty-two locations at December 31, 1997 with deposits totaling $157.2 million. During 1998, the Bank opened an additional twenty-five supermarket branches resulting in a total of fifty-seven locations at December 31, 1998 with deposits totaling $504.0 million. The supermarket branches are located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. At December 31, 1998, the Bank had 35 branches in Pathmark Stores, Inc., 14 in ShopRite Supermarket, Inc., 4 in Edward Super Food Stores, 2 in Big Y Food Stores, 1 in Shaws and 1 mini-branch in The Grand Union Co. Core deposits equaled 54.0% of total in-store branch deposits, compared to 45.5% in traditional branches. Overall core deposits represented 47.7% of total deposits at December 31, 1998 compared to 42.7% at December 31, 1997. The Bank believes that supermarket branching is a cost-effective way to extend its franchise and put its sales force in touch with a significant number of prospective customers. The branches are open seven days a week and provide a broad range of traditional banking services, as well as the full package of financial services offered by CFS Investments, Inc. ("CFSI"). In 1999, the Bank has opened two additional supermarket branches and is scheduled to open one more. The Bank has established a relationship with ShopRite Stores under which the Bank has the right to open in-store branches in all new or renovated ShopRite Stores in New Jersey and Connecticut.

    The Bank's deposits are obtained primarily from the areas in which its branch offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Bank nor does the Bank use brokers to obtain deposits. During 1998, the Bank continued to offer competitive rates without jeopardizing the value of existing core deposits. During 1997, the Bank experienced a shift in deposits from certificate of deposit accounts into savings and checking accounts which continued in 1998. Certificates of deposit decreased from 57.3% of deposits at December 31, 1997 to 52.3% of deposits at December 31, 1998. During 1998, the Bank introduced a "Liquid Asset" savings account in all supermarket branches which pays the account holder a fixed-rate of interest in the first year on account balances of $2,500 or more. The Liquid Asset account currently pays 4.25% for the first year. The Company has been able to maintain a substantial level of core deposits which the Company believes helps to limit interest rate risk by providing a relatively stable, low cost long-term funding base. The Company expects to attract a higher percentage of core deposits from its supermarket branch locations as these locations continue to grow and mature.

    The following table presents the deposit activity of the Bank for the periods indicated.

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1998          1997          1996
                                                      ------------  ------------  ------------

                                                                   (IN THOUSANDS)
Deposits............................................  $  5,753,644  $  3,208,355  $  2,441,295
Withdrawals.........................................     5,458,274     3,031,457     2,428,315
                                                      ------------  ------------  ------------
Net deposits........................................       295,370       176,898        12,980
Interest credited on deposits.......................        62,328        50,326        41,362
                                                      ------------  ------------  ------------
Total increase in deposits..........................  $    357,698  $    227,224  $     54,342
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Time deposits by maturity at December 31, 1998 over $100,000 are as follows:

MATURITY PERIOD                                                                     AMOUNT
------------------------------------------------------------------------------  --------------
                                                                                (IN THOUSANDS)
Three months or less..........................................................    $   24,244
Over three through six months.................................................        27,618
Over six through 12 months....................................................        18,605
Over 12 months................................................................        14,042
                                                                                     -------
    Total.....................................................................    $   84,509
                                                                                     -------
                                                                                     -------

    The following table sets forth the distribution of the Bank's deposit accounts for the periods indicated and the weighted average nominal interest rates for each category of deposits presented.

                                                            YEARS ENDED DECEMBER 31,
                      ----------------------------------------------------------------------------------------------------
                                      1998                                   1997                            1996
                      -------------------------------------  -------------------------------------  ----------------------
                                   PERCENT      WEIGHTED                  PERCENT      WEIGHTED                  PERCENT
                                     OF          AVERAGE                    OF          AVERAGE                    OF
                       AVERAGE      TOTAL        NOMINAL      AVERAGE      TOTAL        NOMINAL      AVERAGE      TOTAL
                       BALANCE    DEPOSITS        RATE        BALANCE    DEPOSITS        RATE        BALANCE    DEPOSITS
                      ---------  -----------  -------------  ---------  -----------  -------------  ---------  -----------
                                                             (DOLLARS IN THOUSANDS)
Savings accounts....  $ 441,759       28.22%         2.81%   $ 371,872       30.01%         2.51%   $ 373,337       33.46%
Checking accounts...    187,297       11.96          0.73      134,546       10.86          1.31      111,425        9.99
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------
Total savings and
  checking
  accounts..........    629,056       40.18          2.19      506,418       40.87          2.07      484,762       43.45
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------
Money market
  accounts..........     57,597        3.68          3.54       54,107        4.37          3.37       58,108        5.21
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------
Certificate
  accounts:
  91 days...........      5,620        0.36          3.87        5,799        0.47          3.83        7,783        0.70
  6 months..........    164,647       10.52          5.33       85,558        6.90          5.37       85,768        7.69
  7 months..........      4,519        0.29          3.93       13,116        1.06          5.26        2,228        0.20
  One year..........    382,497       24.43          5.62      265,891       21.45          5.69      203,259       18.22
  13 months.........     27,514        1.76          5.53       21,314        1.72          5.79       11,036        0.99
  18 months.........     33,985        2.17          5.77       34,321        2.77          5.79       23,407        2.10
  2 to 4 years......    160,667       10.26          5.99      145,081       11.71          6.04      131,931       11.82
  Five years........     93,898        5.99          6.23      101,972        8.23          6.23      101,690        9.11
  7 to 10 years.....      5,644        0.36          6.31        5,547        0.45          6.31        5,666        0.51
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------
Total certificate
  accounts..........    878,991       56.14          5.68      678,599       54.76          5.79      572,768       51.34
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------
Total deposits......  $1,565,644     100.00%         4.20%   $1,239,124     100.00%         4.16%   $1,115,638     100.00%
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------
                      ---------  -----------          ---    ---------  -----------          ---    ---------  -----------


                        WEIGHTED
                         AVERAGE
                         NOMINAL
                          RATE
                      -------------

Savings accounts....         2.49%
Checking accounts...         1.01
                              ---
Total savings and
  checking
  accounts..........         2.13
                              ---
Money market
  accounts..........         3.32
                              ---
Certificate
  accounts:
  91 days...........         3.92
  6 months..........         5.12
  7 months..........         2.99
  One year..........         5.51
  13 months.........         5.12
  18 months.........         5.98
  2 to 4 years......         5.87
  Five years........         6.30
  7 to 10 years.....         6.28
                              ---
Total certificate
  accounts..........         5.66
                              ---
Total deposits......         4.00%
                              ---
                              ---

    The following table presents, by various rate categories, the amount of certificate accounts outstanding at December 31, 1998, 1997 and 1996 and the periods to maturity of the certificate accounts outstanding at December 31, 1998.

                                                                                PERIOD OF MATURITY FROM DECEMBER 31, 1998
                                                                                ------------------------------------------
                                                       AT DECEMBER 31,           WITHIN     ONE TO     TWO TO      OVER
                                               -------------------------------     ONE        TWO       THREE      THREE
                                                 1998       1997       1996       YEAR       YEARS      YEARS      YEARS
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Certificate accounts:
  3.99% or less..............................  $  31,712  $   6,682  $  10,396  $  26,493  $   3,592  $      77  $   1,550
  4.00% to 4.99%.............................    131,330      6,942     18,545    121,015      7,774      1,467      1,074
  5.00% to 5.99%.............................    610,219    548,849    456,789    557,808     27,230      9,528     15,658
  6.00% to 6.99%.............................    123,436    211,302    104,732     62,068     19,600         41     41,727
  7.00% to 7.99%.............................      5,052      7,808     10,637        492      4,560     --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total....................................  $ 901,749  $ 781,583  $ 601,099  $ 767,876  $  62,756  $  11,108  $  60,009
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                 TOTAL
                                               ---------

Certificate accounts:
  3.99% or less..............................  $  31,712
  4.00% to 4.99%.............................    131,330
  5.00% to 5.99%.............................    610,219
  6.00% to 6.99%.............................    123,436
  7.00% to 7.99%.............................      5,052
                                               ---------
    Total....................................  $ 901,749
                                               ---------
                                               ---------

                                   BORROWINGS

    Although deposits are the Bank's primary source of funds, the Bank has from time to time utilized borrowings as an alternative or less costly source of funds. The Bank's primary source of borrowing is advances from the FHLB-NY. These advances are collateralized by the capital stock of the FHLB-NY held by the Bank and certain of the Bank's MBSs. See "Regulation and Supervision--Federal Home Loan Bank System." Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB-NY will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the OTS and the FHLB-NY. At December 31, 1998, the Bank had $325.2 million of advances outstanding from the FHLB-NY.

    In addition, the Bank may, from time to time, enter into sales of securities under agreements, generally for up to 30 days, to repurchase ("reverse repurchase agreements") with nationally recognized investment banking firms. Reverse repurchase agreements are accounted for as borrowings by the Bank and are secured by designated securities. The proceeds of these transactions are used to meet cash flow or asset/liability needs of the Bank. At December 31, 1998, the Bank had $88.7 million of reverse repurchase agreements outstanding.

    On February 12, 1997, Haven Capital Trust I, a trust formed under the laws of the State of Delaware, issued $25 million of 10.46% capital securities. The Company is the owner of all the beneficial interests represented by common securities of the Trust. The Trust used the proceeds from the sale of the capital securities to purchase the Company's 10.46% junior subordinated deferrable interest debentures due 2027. See Note 11 of Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 37 which is incorporated herein by reference.

    The Bank has an ESOP loan from an unrelated third party lender with an outstanding balance of $1.5 million and an interest rate of 7.06% at December 31, 1998. See Note 14 of Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 42 which is incorporated herein by reference. The loan, as amended on December 29, 1995, is payable in thirty-two equal quarterly installments beginning December 1995 through September 2003. The loan bears interest at a floating rate based on the federal funds rate plus 250 basis points.

    The following table sets forth certain information regarding borrowed funds for the dates indicated:

                                                                                   AT OR FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
FHLB-NY Advances:
  Average balance outstanding................................................  $  301,557  $  191,550  $  152,005
  Maximum amount outstanding at any month-end during the period..............     431,000     247,000     195,000
  Balance outstanding at end of period.......................................     325,200     247,000     178,450
  Weighted average interest rate during the period...........................       5.19%       5.69%       5.54%
  Weighted average interest rate at end of period............................       5.13%       5.86%       4.72%
Securities Sold under Agreements to Repurchase:
  Average balance outstanding................................................  $  142,348  $  172,310  $  128,677
  Maximum amount outstanding at any month-end during the period..............     191,291     229,280     142,906
  Balance outstanding at end of period.......................................      88,690     193,028     142,906
  Weighted average interest rate during the period...........................       5.71%       5.68%       5.65%
  Weighted average interest rate at end of period............................       5.50%       5.94%       5.09%
Other Borrowings (1):
  Average balance outstanding................................................  $   26,626  $   25,231  $    7,667
  Maximum amount outstanding at any month-end during the period..............      26,766      30,120      10,725
  Balance outstanding at end of period.......................................      26,456      26,766       5,077
  Weighted average interest rate during the period...........................      10.32%       8.15%       6.38%
  Weighted average interest rate at end of period............................      10.20%      10.29%       9.63%
Total Borrowings:
  Average balance outstanding................................................  $  470,531  $  389,091  $  285,951
  Maximum amount outstanding at any month-end during the period..............     649,057     466,794     348,631
  Balance outstanding at end of period.......................................     440,346     466,794     326,433
  Weighted average interest rate during the period...........................       5.95%       5.86%       5.84%
  Weighted average interest rate at end of period............................       5.51%       6.15%       5.11%

------------------------

(1) Includes the CMO, ESOP loan and Holding Company Obligated Mandatorily Redeemable Capital Securities.

                             SUBSIDIARY ACTIVITIES

    COLUMBIA RESOURCES CORP. ("COLUMBIA RESOURCES"). Columbia Resources is a wholly owned subsidiary of the Bank and was formed in 1984 for the sole purpose of acting as a conduit for a partnership to acquire and develop a parcel of property in New York City. Columbia Resources acquired the property, but never developed it. The property was later sold. During 1996, two REO commercial properties totaling $524,000 were transferred from the Bank to Columbia Resources to limit exposure to the Bank from unknown creditors. By December 31, 1996 the properties were written down to a combined value of $440,000. The properties were subsequently sold during 1997.

    CFS INVESTMENTS, INC. ("CFSI"). CFSI is a wholly owned subsidiary of the Bank organized in 1989 that is engaged in the sale of tax deferred annuities, securities brokerage activities and insurance. CFSI participates with FISERV Investor Services, Inc., which is registered as a broker-dealer with the SEC, NASD, and state securities regulatory authorities. All employees of CFSI engaged in securities brokerage activities are dual employees of FISERV. Products offered through FISERV include debt and equity securities, mutual funds, unit investment trusts and variable annuities. Fixed annuities, life and health insurance, and long term nursing care products are offered through CFSI; a licensed general agent with the New York State Department of Insurance.

    HAVEN CAPITAL TRUST I. On February 12, 1997, Haven Capital Trust I, a statutory business trust formed under the laws of the State of Delaware issued $25 million of 10.46% capital securities. See Note 11 of Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 37 which is incorporated herein by reference.

    COLUMBIA PREFERRED CAPITAL CORPORATION ("CPCC"). On June 9, 1997, the Bank established a real estate investment trust ("REIT") subsidiary, CPCC. At December 31, 1998, the REIT held $334.0 million of the Bank's residential loan portfolio. The establishment of the REIT enables the Bank to achieve certain business goals including providing the Bank with a contingency funding mechanism without disrupting its investment policies and enhancing the Bank's ability to track and manage the mortgage portfolio transferred to CPCC since the transferred portion of its mortgage loan portfolio is segregated into a separate legal entity.

    CFS TRAVEL SERVICES, INC. The Company, through its wholly owned subsidiary, CFS Travel Services, Inc. ("CFS Travel"), established February 28, 1998 offered customers and their families and friends, organized, escorted day long excursions and overnight trips. This subsidiary was subsequently dissolved on March 31, 1999.

    CFS INSURANCE AGENCY, INC. On November 2, 1998, the Company completed the purchase of 100% of the oustanding common stock of CIA. CIA, headquartered in Centereach, New York, provides automobile, homeowners and casualty insurance to individuals and various lines of commercial insurance to businesses. CIA operates as a wholly-owned subsidiary of the Company.

                                   PERSONNEL

    As of December 31, 1998, the Bank had 941 full-time employees and 65 part-time employees. Even though the employees are not represented by a collective bargaining unit, the Bank considers its relationship with its employees to be good.

                           REGULATION AND SUPERVISION

GENERAL

    The Bank is subject to regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. Periodic examinations by the OTS and the FDIC monitor the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors.

                     FEDERAL SAVINGS INSTITUTION REGULATION

    BUSINESS ACTIVITIES. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, (e.g., commercial, non-residential real property loans, consumer loans), are limited to a specified percentage of the institutions's capital or assets.

    LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1998, the Bank's unimpaired capital and surplus was $151.1 million and its limit on loans to one borrower was $22.7 million. At December 31, 1998, the Bank's largest aggregate amount of loans to one borrower had an aggregate balance of $13.0 million.

    QTL TEST. The HOLA requires savings institutions to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1998, the Bank maintained 72.06% of its portfolio assets in qualified thrift investments and had more than 65% of its portfolio assets in qualified thrift investments in each of the prior 12 months. Therefore, the Bank met the QTL test.

    LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. Effective April 1, 1999, the OTS amended its capital distribution regulations to reduce regulatory burdens on savings associations. The regulations being replaced, which were effective throughout 1998, established three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeded all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and had not been advised by the OTS that it was in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would have required prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Under the amendments adopted by the OTS, certain savings associations will be permitted to pay capital distributions during a calendar year that do not exceed the association's net income for that year plus its retained net income for the prior two years, without notice to, or the approval of, the OTS.

    If adopted as proposed, certain savings associations will be permitted to pay capital distributions within the amounts described above for Tier 1 institutions without notice to, or the approval of, the OTS. However, a savings association subsidiary of a savings and loan holding company, such as the Bank, will continue to have to file a notice unless the specific capital distribution requires an application.

    LIQUIDITY. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet the liquidity requirements. The Bank's average liquidity ratio for December 31, 1998 was 4.24% which exceeded the then applicable requirement. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

    ASSESSMENTS. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the years ended December 31, 1998 and 1997, totaled $322,000 and $285,000, respectively. The OTS has adopted amendments to its regulations, effective January 1, 1999, that are intended to assess savings associations on a more equitable basis. The new regulations will base the assessment for an individual savings association on three components: the size of the association, on which the basic assessment would be based; the association's supervisory condition, which would result in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and the complexity of the association's operations, which would result in an additional assessment based on a percentage of the basic assessment for any savings association that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion. In order to avoid a disproportionate impact on the smaller savings institutions, which are those whose total assets never exceeded $100 million, the new regulations provide that the portion of the assessment based on assets size will be the lesser of the assessment under the amended regulations or the regulations before the amendment. Management believes that any change in its rate of OTS assessments under the amended regulations will not be material.

    BRANCHING. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations.

    TRANSACTIONS WITH RELATED PARTIES. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit underwriting standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act ("BHC Act"). Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

    The Bank's authority to extend credit to its executive officers, directors and 10% shareholders, as well as to entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require that such loans to be made on terms and conditions, including credit underwriting standards, substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires that certain board approval procedures be followed. HOLA and the OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

    ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including controlling stockholders, and any stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause a more than a minimal loss or other significant adverse effect on an insured savings association. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $5,000 per day for less serious violations, and up to $1 million per day in more egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

    STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The OTS and the federal banking agencies have adopted a final rule and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans, when such plans are required.

    CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations, a core capital ratio requirement of 3.0% of core capital to such adjusted total assets, which ratio requirement will, effective April 1, 1999, be 3% only for those savings institutions who been assigned a composite rating of 1 under the Uniform Financial Institutions Rating System, and will be 4% for all other savings institutions, and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital (also called "Tier 1" capital) is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a core capital ratio of less than 4% (3% for institutions receiving the highest rating under the Uniform Financial Institutions Rating System, will be deemed to be "undercapitalized" and may be subject to certain restrictions). See "--Prompt Corrective Regulatory Action."

    The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

    The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has indefinitely deferred the implementation of the interest rate risk component in the computation of an institution's risk-based capital requirement. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital on individual institutions. If the Bank had been subject to an interest rate risk capital component as of December 31, 1998, there would have been no material effect on the Bank's risk-weighted capital.

    At December 31, 1998, the Bank met each of its capital requirements, in each case on a fully phased-in basis. A chart which sets forth the Bank's compliance with its capital requirements appears in Note 17 to Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 46, and is incorporated herein by reference.

                      PROMPT CORRECTIVE REGULATORY ACTION

    Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or either a leverage ratio or a Tier 1 risk-based capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "under-capitalized", "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

                         INSURANCE OF DEPOSIT ACCOUNTS

    The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

    Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%. As a result of the Deposit Insurance Funds Act of 1996 (the "Funds Act"), both the BIF and the SAIF currently satisfy the reserve ratio requirement. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

    The Funds Act also amended the FDI Act to expand the assessment base for the payments on the Financing Corporation ("FICO") obligations. Beginning January 1, 1997, the assessment base included the deposits of both BIF- and SAIF-insured institutions. Until December 31, 1999, or any earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO obligations for the quarterly semi-annual period beginning on January 1, 1998 was 0.0156% for BIF-assessable deposits and 0.0628% for SAIF-assessable deposits. For the quarterly period beginning on July 1, 1998, the rates of assessment for the FICO obligations are 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits. Accordingly, as a result of the Funds Act, the Bank has seen a decrease in the deposit assessments paid to the FDIC.

                         FEDERAL HOME LOAN BANK SYSTEM

    The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of New York, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1998 of $22.0 million. FHLB advances must be secured by specified types of collateral, and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance.

    The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1998, 1997 and 1996, dividends from the FHLB to the Bank amounted to $1.2 million, $710,000 and $571,000, respectively. If dividends were reduced or interest on future FHLB advances increased, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

                             FEDERAL RESERVE SYSTEM

    The Federal Reserve Board regulations require depository institutions, including savings institutions, to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The current Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $46.5 million, the reserve requirement is $1,395,000 plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

                           HOLDING COMPANY REGULATION

    The Company is a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company is required to be registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

    As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "--Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

    The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution or holding company thereof, without prior written approval of the OTS; and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

    The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

                            LEGISLATIVE DEVELOPMENTS

    Congress continues to work toward passage of legislation to modernize the financial services industries. Proposed legislation being considered by committees of the House of Representatives and of the Senate would permit affiliations between banking, insurance and securities companies and, thereby, expand significantly the financial services that could be offered by bank holding companies. Such expanded financial activities would be permissible for financial holding companies that controlled subsidiary depository institutions that qualified as well capitalized and well managed and that had satisfactory CRA ratings. The proposed legislation would grandfather unitary savings and loan holding companies in activities currently permitted such holding companies. The outcome of such proposed legislation is uncertain. Therefore, the Company is unable to determine the extent to which such legislation, if enacted, would affect the Company's business.

                            FEDERAL SECURITIES LAWS

    The Company's Common Stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

    The registration, under the Securities Act of 1933, as amended (the "Securities Act") of shares of the Common Stock issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Shares acquired through the Company's option plans have been registered under the Securities Act and, therefore, are not subject to resale restrictions. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                             THE YEAR 2000 PROBLEM

    The information related to the Year 2000 problem is incorporated herein by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Computer Issues for the Year 2000" in the Registrant's 1998 Annual Report to Stockholders on page 21.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

    GENERAL. The Company and the Bank report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Company and its subsidiaries file a consolidated Federal income tax return on a calendar-year basis. The Bank and the Company have not been audited by the Internal Revenue Service during the last five fiscal years.

    Under the Small Business Job Protection Act of 1996 ("1996 Act"), signed into law in August 1996, the special rules for bad debt reserves of thrift institutions no longer apply and, therefore, the Bank cannot make additions to the tax bad debt reserves but is permitted to deduct bad debts as they occur. Additionally, under the 1996 Act, the Bank is required to recapture (that is, include in taxable income) the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987 ("base year"). The Bank's federal tax bad debt reserves at December 31, 1995 exceeded its base year reserves by $2.7 million which will be recaptured into taxable income ratably over a six year period. This recapture was suspended for 1996 and 1997, whereas, one-sixth of the excess reserves was recaptured into taxable income for 1998. The base year reserves will be subject to recapture, and the Bank could be required to recognize a tax liability, if
(i) the Bank fails to qualify as a "bank" for Federal income tax purposes; (ii) certain distributions are made with respect to the stock of the Bank (see "Distributions"); (iii) the Bank uses the bad debt reserves for any purpose other than to absorb bad debt losses; or (iv) there is a change in Federal tax law. Management is not aware of the occurrence of any such event.

    DISTRIBUTIONS. To the extent that the Bank makes "non-dividend distributions" to stockholders, such distributions will be considered as made from the Bank's base year reserve to the extent thereof, and then from the supplemental reserve for losses on loans and an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserves.

    CORPORATE ALTERNATIVE MINIMUM TAX. The Internal Revenue Code of 1986, as amended, imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses).

    DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank owns more than 20% of the stock of a corporation distributing a dividend, 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

    NEW YORK STATE AND NEW YORK CITY TAXATION. The Bank and the Company are subject to New York State and City franchise taxes on net income or one of several alternative bases, whichever results in the highest tax. "Net income" means Federal taxable income with adjustments. The Company's annual tax liability for each year is the greatest of a tax on allocated entire net income; allocated alternative entire net income; allocated assets to New York State and/or New York City; or a minimum tax. Operating losses cannot be carried back or carried forward for New York State or New York City tax purposes. The Bank is also subject to the 17% Metropolitan Commuter District Surcharge on its New York State tax after the deduction of credits. The Company is also subject to taxes in New Jersey and Connecticut due to the establishment of in-store branches.

    In response to the 1996 Act, the New York State and New York City tax laws have been amended to prevent the recapture of existing tax bad debt reserves and to allow for the continued use of the PTI method to determine the bad debt deduction in computing New York City and New York State tax liability.

    DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

ITEM 2. PROPERTIES

    The Bank conducts its business through eight full-service banking and fifty-nine supermarket banking facilities (two of which were opened during the first quarter of 1999) located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. The Bank provides residential mortgage banking services through its CFS Intercounty Mortgage division operating from six loan origination offices in New York, New Jersey and Pennsylvania. The Company provides casualty insurance through its subsidiary, CIA, from three offices located in Long Island, New York. In December 1997, the Company purchased an office building and land in Westbury, New York for its new administrative headquarters. The purchase was consummated under the terms of a lease agreement and Payment-in-lieu-of-Tax ("PILOT") agreement with the Town of Hempstead Industrial Development Agency ("IDA"). The Company completed improvements to the building and began using the building as its corporate headquarters in July 1998. The cost of the land and building, including improvements was $12.8 million. The total net book value of the Company's and the Bank's premises and equipment was $39.2 million at December 31, 1998, which included fifty-seven supermarket branches. The Company believes that the Bank's current facilities are adequate to meet the present and immediately foreseeable needs of the Bank and the Company.

                                                                                                         NET BOOK VALUE
                                                                                                         OF PROPERTY OR
                                                                                                            LEASEHOLD
                                                                             DATE                         IMPROVEMENTS
                                                             LEASED OR     LEASED OR     DATE OF LEASE   AT DECEMBER 31,
LOCATION                                                       OWNED       ACQUIRED      EXPIRATION(1)        1998
----------------------------------------------------------  -----------  -------------  ---------------  ---------------
                                                                                                         (IN THOUSANDS)
Main Office Complex(2):
  93-22/93-30 & 94-09/94-13 Jamaica Avenue
    & 87-14/86-35 94th St. Woodhaven, NY 11421............       Owned          1957          --            $   2,208
Traditional Branches:
  80-35 Jamaica Avenue, Woodhaven, NY 11421...............       Owned          1979          --                  251
  82-10 153rd Avenue, Howard Beach, NY 11414..............       Owned          1971          --                  561
  98-16 101st Avenue, Ozone Park, NY 11416................       Owned          1976          --                  451
  244-19 Braddock Avenue, Bellerose, NY 11426(3)..........      Leased          1973            2003              117
  106-17 Continental Ave, Forest Hills, NY 11375..........      Leased          1959            1999               13
  343 Merrick Road, Amityville, NY 11701..................      Leased          1977            2001              416
  104-08 Rockaway Beach Blvd., Rockaway Beach, NY 11693...      Leased          1996            1999               34
Supermarket Branches:
  700-60 Patchogue Rd., Medford, NY 11763.................      Leased          1996            2001              173
  1121 Jerusalem Avenue, Uniondale, NY 11553..............      Leased          1996            2001              192
  533 Montauk Highway, Bayshore, NY 11708.................      Leased          1996            2001              223
  625 Atlantic Avenue, Brooklyn, NY 11217.................      Leased          1996            2001              198
  575 Montauk Highway, W. Babylon, NY 11704...............      Leased          1997            2002              203
  2335 New Hyde Park Rd, New Hyde Park, NY 11040..........      Leased          1997            2002              223
  1251 Deer Park Ave., N. Babylon, NY 11703...............      Leased          1997            2002              212
  101 Wicks Road, Brentwood, New York 11717...............      Leased          1997            2002              222
  3635 Hempstead Turnpike, Levittown, NY 11756............      Leased          1997            2002              228
  6070 Jericho Turnpike, Commack, NY 11726................      Leased          1997            2002              226
  2150 Middle Country Rd., Centereach, NY 11720...........      Leased          1997            2002              227
  1897 Front Street, East Meadow, NY 11554................      Leased          1997            2002              235
  8101 Jericho Turnpike, Woodbury, NY 11796...............      Leased          1997            2002              227
  92-10 Atlantic Avenue, Ozone Park, NY 11416.............      Leased          1997            2002              230

                                                                                                         NET BOOK VALUE
                                                                                                         OF PROPERTY OR
                                                                                                            LEASEHOLD
                                                                             DATE                         IMPROVEMENTS
                                                             LEASED OR     LEASED OR     DATE OF LEASE   AT DECEMBER 31,
LOCATION                                                       OWNED       ACQUIRED      EXPIRATION(1)        1998
----------------------------------------------------------  -----------  -------------  ---------------  ---------------
                                                                                                         (IN THOUSANDS)
  395 Route 112, Patchogue, NY 11772......................      Leased          1997            2002              219
  1764 Grand Avenue, Baldwin, NY 11510....................      Leased          1997            2002              226
  5145 Nesconset Hwy., Port Jefferson, NY 11776...........      Leased          1997            2002              248
  31-06 Farrington Street, Whitestone, NY 11357...........      Leased          1997            2002              226
  5801 Sunrise Highway, Sayville, NY 11741................      Leased          1997            2002              220
  531 Montauk Highway, W. Babylon, NY 11776...............      Leased          1997            2002              229
  155 Islip Avenue, Islip, NY 11751.......................      Leased          1997            2002              232
  800 Montauk Highway, Shirley, NY 11967..................      Leased          1997            2002              237
  253-01 Rockaway Turnpike, Woodmere, NY 11422............      Leased          1997            2002              227
  227 Cherry Street, New York, NY 10002...................      Leased          1997            2002              227
  45 Route 59 Monsey, NY 10952............................      Leased          1997            2002              233
  195 Rockland Center, Rte. 59, Nanuet, NY 10954..........      Leased          1997            2002              244
  1905 Sunrise Highway, Bayshore, NY 11708................      Leased          1997            2002              243
  941 Carmens Road, Massapequa, NY 11758..................      Leased          1997            2002               84
  500 South River Street, Hackensack, NJ 07470............      Leased          1997            2002              180
  1 Pathmark Plaza, Mount Vernon, NY......................      Leased          1997            2002              268
  2875 Richmond Avenue, Staten Island, NY 10306...........      Leased          1997            2002              257
  111-10 Flatlands Avenue, Brooklyn, NY 11230.............      Leased          1997            2002              236
  1245 61st Street, Boro Park, NY 11219...................      Leased          1998            2003              257
  2650 Sunrise Highway, East Islip, NY 11730..............      Leased          1998            2003              172
  492 E. Atlantic Avenue, E. Rockaway, NY 11554...........      Leased          1998            2003              245
  1-37 12th Street, Brooklyn, NY 11205....................      Leased          1998            2003              243
  130 Wheatley Plaza, Greenvale, NY 11548.................      Leased          1998            2003              258
  335 Nesconset Highway, Hauppauge, NY 11788..............      Leased          1998            2003              162
  360 No. Broadway, Jericho, NY 11753.....................      Leased          1998            2003              244
  42-02 Northern Blvd., L.I.C., NY 11100..................      Leased          1998            2003              237
  2540 Central Park Ave, No. Yonkers, NY 10710............      Leased          1998            2003              222
  130 Midland Avenue, Portchester, NY 10573...............      Leased          1998            2003              285
  1351 Forest Avenue, Staten Island, NY 10302.............      Leased          1998            2003              247
  2424 Hylan Blvd., Staten Island, NY 10306...............      Leased          1998            2003               24
  1757 Central Park Ave, Yonkers, NY 10710................      Leased          1998            2003              293
  Route 28 and Union Ave, Bound Brook, NJ 08805...........      Leased          1998            2003              201
  Rte 70 & Chambers Bridge Rd, Bricktown, NJ 08723........      Leased          1998            2003              213
  367 Highway 22 West, Hillside, NJ 07205.................      Leased          1998            2003              327
  201 Roosevelt Place, Palisades Park, NJ 07650...........      Leased          1998            2003              211
  625 Hamburg Turnpike, Wayne, NJ 07470...................      Leased          1998            2003              189
  145 Highway 36 West, Long Branch, NJ 07764..............      Leased          1998            2003              202
  23 Marshall Hill Road, West Milford, NJ 07480...........      Leased          1998            2003              210
  404 Main Street, Ansonia, CT 06401......................      Leased          1998            2003              173
  500 Sylvan Avenue, Bridgeport, CT 06610.................      Leased          1998            2003              238
  533 South Broad Street, Meridan, CT 06450...............      Leased          1998            2003              254
  157 Cherry Street, Milford, CT 06460....................      Leased          1998            2003              177
  6 Queen Street, Newtown, CT 06460.......................      Leased          1998            2003              201
  650 Wolcott Street, Waterbury, CT 06705.................      Leased          1998            2003              260

                                                                                                         NET BOOK VALUE
                                                                                                         OF PROPERTY OR
                                                                                                            LEASEHOLD
                                                                             DATE                         IMPROVEMENTS
                                                             LEASED OR     LEASED OR     DATE OF LEASE   AT DECEMBER 31,
LOCATION                                                       OWNED       ACQUIRED      EXPIRATION(1)        1998
----------------------------------------------------------  -----------  -------------  ---------------  ---------------
                                                                                                         (IN THOUSANDS)
  131 Campbell Avenue, West Haven, CT 06516...............      Leased          1998            2003              176
Corporate Headquarters:
  615 Merrick Avenue, Westbury, NY........................       Owned          1997          --               11,419

------------------------

(1) Rent expense for the year ended December 31, 1998 was $1.7 million.

(2) On March 25, 1999, the Bank sold the properties, consisting of land, buildings and building improvements located at 93-22 and 93-30 Jamaica Avenue, Woodhaven, New York. As of December 31, 1998, the Bank entered into a contract of sale for its properties located at 94-09 and 94-13 Jamaica Avenue and 87-14 and 86-35 94th Street, Woodhaven, New York. These properties are expected to be sold in the second quarter of 1999.

(3) Includes land that is adjacent to the branch office that was acquired by the Bank in 1973.

ITEM 3. LEGAL PROCEEDINGS

    In February, 1983, a burglary of the contents of safe deposit boxes occurred at a branch office of the Bank. At December 31, 1998 and currently, the Bank has a class action lawsuit related thereto pending, whereby the plaintiffs are seeking recovery of approximately $12,900,000 in actual damages and an additional $12,900,000 in unspecified damages. The Bank's ultimate liability, if any, which might arise from the disposition of these claims cannot presently be determined. Management believes it has meritorious defenses against this action and has and will continue to defend its position. Accordingly, no provision for any liability that may result upon adjudication of this action has been recognized in the accompanying consolidated financial statements.

    The Company is involved in various legal actions arising in the ordinary course of business, which in the aggregate, are believed by management to be immaterial to the financial position of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Information relating to the market for Registrant's common equity and related stockholder matters appears under "Common Stock Information" in the Registrant's 1998 Annual Report to Stockholders on page 53, and is incorporated herein by reference.

    Information relating to the payment of dividends by the Registrant appears in Note 17 to Notes to Consolidated Financial Statements in the Registrant's Annual Report on page 45 and is incorporated herein by reference.

    The Company initiated a quarterly cash dividend of $0.05 per share in the third quarter of 1995 paid on October 20, 1995. The following schedule summarizes the cash dividends paid for 1996, 1997 and 1998:

                                                 DIVIDEND PAID
DIVIDEND PAYMENT DATE                            PER SHARE (1)    RECORD DATE
---------------------------------------------  -----------------  ----------------------
January 19, 1996.............................           .05       January 2, 1996
April 29, 1996...............................           .05       April 8, 1996
July 12, 1996................................           .075      June 27, 1996
October 28, 1996.............................           .075      October 7, 1996
January 17, 1997.............................           .075      December 30, 1996
April 24, 1997...............................           .075      April 4, 1997
July 18, 1997................................           .075      June 30, 1997
October 17, 1997.............................           .075      September 29, 1997
January 1998.................................           .075      December 1998
April 1998...................................           .075      March 1998
July 1998....................................           .075      June 1998
October 1998.................................           .075      September 1998

------------------------

(1) As adjusted to reflect the 2-for-1 stock split effective November 1997 ("stock split").

    The following schedule summarizes the dividend payout ratio (dividends declared per share divided by net income per share):

                                               DIVIDENDS      NET INCOME
YEAR                                        PAID PER SHARE     PER SHARE     PAYOUT RATIO
------------------------------------------  ---------------  -------------  ---------------
1996......................................     $    0.25       $    1.13            .221%
1997......................................          0.30            1.32            .227
1998......................................          0.30            0.95            .316

ITEM 6. SELECTED FINANCIAL DATA

    The above-captioned information appears in the Registrant's 1998 Annual Report to Stockholders on pages 6 and 7 and is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The above-captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's 1998 Annual Report to Stockholders on pages 8 through 22 and is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The above-captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management" and "--Interest Rate Sensitivity Analysis" in the Registrant's 1998 Annual Report to Stockholders on pages 9 through 11 and is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The Consolidated Financial Statements of Haven Bancorp, Inc. and its subsidiaries, and the notes related thereto together with the report thereon by KPMG LLP appears in the Registrant's 1998 Annual Report to Stockholders on pages 23 through 51 and are incorporated herein by reference.

ITEM 9. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The information relating to Directors and Executive Officers of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on April 21, 1999, on pages 5 through 8.

ITEM 11. EXECUTIVE COMPENSATION

    The information relating to executive compensation is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on April 21, 1999, on pages 9 through 22 (excluding the Report of the Compensation Committee on pages 12 through 14 and the Stock Performance Graph on page 15).

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on April 21, 1999, on pages 3 through 4 and pages 6 through 8.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The information relating to certain relationships and related transactions is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on April 21, 1999, on pages 22 and 23.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K

    (a) The following documents are filed as a part of this report:

        (1) Consolidated Financial Statements of the Company are incorporated by reference to the following indicated pages of the 1998 Annual Report to Stockholders.

                                                                                          PAGES
                                                                                        ---------
Consolidated Statements of Financial Condition as of December 31, 1998 and 1997.......     23
Consolidated Statements of Income for the Years Ended December 31, 1998, 1997 and
  1996................................................................................     24
Consolidated Statements of Changes In Stockholders' Equity for the Three Years Ended
  December 31, 1998...................................................................     25
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
  1996................................................................................     26
Notes to Consolidated Financial Statements............................................    27-50
Independent Auditors' Report..........................................................     51

    The remaining information appearing in the Annual Report to Stockholders is not deemed to be filed as part of this report, except as expressly provided herein.

        (2) All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

        (3) Exhibits (filed herewith unless otherwise noted)

           (a) The following exhibits are filed as part of this report:

    3.1    Amended Certificate of Incorporation of Haven Bancorp, Inc.(1)

    3.2    Certificate of Designations, Preferences and Rights of Series A Junior
           Participating Preferred Stock(2)

    3.3    Bylaws of Haven Bancorp, Inc.(3)

    4.0    Rights Agreement between Haven Bancorp, Inc. and Chase Manhattan Bank (formerly
           Chemical Bank)(2)

  10.1(A)  Employment Agreement between Haven Bancorp, Inc. and Philip S. Messina(4)

  10.1(B)  Amendatory Agreement to the Employment Agreement between Haven Bancorp, Inc. and
           Philip S. Messina(5)

  10.1(C)  Employment Agreement between CFS Bank and Philip S. Messina(5)

  10.2(A)  Form of Change in Control Agreement between Columbia Federal Savings Bank and certain executive officers, as amended(4)

  10.2(B)  Form of Amendment to Change in Control Agreement between CFS Bank and certain executive officers(5)

  10.2(C)  Form of Change in Control Agreement between Haven Bancorp, Inc. and certain executive officers, as amended(4)

  10.2(D)  Form of Amendment to Change in Control Agreement between Haven Bancorp, Inc. and certain executive officers(5)

  10.2(E)  Employment Agreement between Columbia Federal Savings Bank and Andrew L. Kaplan(5)

  10.2(F)  Change in Control Agreement between Haven Bancorp, Inc. and Mark A. Ricca dated as of April 10, 1998 (filed herewith)

  10.2(G)  Change in Control Agreement between CFS Bank and Mark A. Ricca dated as of April
           10, 1998 (filed herewith)

   10.4    (a) Amended and Restated Columbia Federal Savings Bank Recognition and Retention
           Plans and Trusts for Officers and Employees(6)

   10.4    (b) Amended and Restated Recognition and Retention Plan and Trusts for Outside
           Directors(6)

   10.5    Haven Bancorp, Inc. 1993 Incentive Stock Option Plan(6)

   10.6    Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors(6)

   10.7    Columbia Federal Savings Bank Employee Severance Compensation Plan, as amended(4)

   10.8    Columbia Federal Savings Bank Consultation and Retirement Plan for Non-Employee
           Directors(6)

   10.9    Form of Supplemental Executive Retirement Plan(3)

   10.10   Haven Bancorp, Inc. 1996 Stock Incentive Plan(4)

   10.11   Purchase and Assumption Agreement, dated as of March 11, 1998, by and among
           Intercounty Mortgage, Inc., CFS Bank and Resource Bancshares Mortgage Group,
           Inc.(7)

   11.0    Computation of earnings per share (filed herewith)

   13.0    1998 Annual Report to Stockholders (filed herewith)

   21.0    Subsidiary information is incorporated herein by reference to "Part
           I--Subsidiaries"

   23.0    Consent of Independent Auditors (filed herewith)

   27.0    Financial Data Schedule (filed herewith)

   99      Proxy Statement for 1999 Annual Meeting (filed herewith)

------------------------

(1) Incorporated by reference into this document from the Exhibits to Form 10-Q for the quarter ended September 30, 1998, filed on November 16, 1998.

(2) Incorporated by reference into this document from the Exhibits to Form 8-K, Current Report, filed on January 30, 1996.

(3) Incorporated by reference into this document from the Exhibits to Form S-1, Registration Statement and any amendments thereto, filed on April 14, 1993, Registration No. 33-61048.

(4) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1995, filed on March 29, 1996.

(5) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.

(6) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1994, filed on March 30, 1995.

(7) Incorporated by reference into this document from the Exhibits to Form 8-K, Current Report, filed on July 2, 1998.

           (b) Reports on Form 8-K.

    A report on Form 8-K was filed by the Company dated October 9, 1998 relating to the Company's execution of a definitive purchase agreement in connection with the purchase of Century Insurance Agency, Inc.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                HAVEN BANCORP, INC.

                                By:            /s/ PHILIP S. MESSINA
                                     -----------------------------------------
                                                 Philip S. Messina
                                               Chairman of the Board
Dated: March 30, 1999

    Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ PHILIP S. MESSINA       Chairman of the Board,
------------------------------  President and Chief            March 30, 1999
      Philip S. Messina         Executive Officer

     /s/ GEORGE S. WORGUL       Director
------------------------------                                 March 30, 1999
       George S. Worgul

    /s/ ROBERT M. SPROTTE       Director
------------------------------                                 March 30, 1999
      Robert M. Sprotte

  /s/ MICHAEL J. FITZPATRICK    Director
------------------------------                                 March 30, 1999
    Michael J. Fitzpatrick

  /s/ WILLIAM J. JENNINGS II    Director
------------------------------                                 March 30, 1999
    William J. Jennings II

    /s/ MICHAEL J. LEVINE       Director
------------------------------                                 March 30, 1999
      Michael J. Levine

 /s/ MSGR. THOMAS J. HARTMAN    Director
------------------------------                                 March 30, 1999
   Msgr. Thomas J. Hartman

    /s/ CATHERINE CALIFANO      Senior Vice President and
------------------------------  Chief Financial Officer        March 30, 1999
      Catherine Califano

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances where it is lawful to do so. The information contained in this prospectus is current only as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Haven Bancorp, Inc. since the date hereof or that the information contained herein is correct as of any time subsequent to the date of this prospectus.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Where you can find more information.............          3
Additional information we have incorporated in
  the prospectus................................          3
Forward-looking statements relating to Haven's,
  Haven Capital's and the capital securities'
  future performance or expectations............          3
Summary Information.............................          5
Recent Developments.............................          9
Summary Selected Consolidated Financial Data....         11
Risk Factors....................................         15
Haven Bancorp, Inc..............................         24
Management of Haven and the Bank................         28
Haven Capital Trust II..........................         31
Use of Proceeds.................................         32
Capitalization..................................         33
Accounting Treatment............................         34
Description of Capital Securities...............         35
Description of Subordinated Debentures..........         47
Description of Guarantee........................         58
Relationship Among the Capital Securities, the
  Subordinated Debentures and the Guarantee.....         61
Certain Federal Income Tax Consequences.........         62
ERISA Considerations............................         66
Underwriting....................................         69
Validity of Securities..........................         70
Experts.........................................         70
Annual Report on Form 10-K......................        A-1

                             HAVEN CAPITAL TRUST II

                                  $35,000,000

                              % Capital Securities

                  Liquidation Amount $25 per Capital Security

                     Fully and unconditionally guaranteed,
                       to the extent described herein, by

                              HAVEN BANCORP, INC.

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                            FRIEDMAN BILLINGS RAMSEY

                            FIRST ALBANY CORPORATION

                               LADENBURG THALMANN
                                   & CO. INC.

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Corporation will pay all of the expenses incurred in connection with the offering described in this registration statement. Such expenses, other than underwriting commissions and discounts, are estimated to be as follows:

Securities and Exchange Commission registration fee...............  $  11,190
Legal fees and expenses...........................................      *
Accounting fees and expenses......................................      *
Blue Sky fees and expenses........................................      *
Printing and engraving fees.......................................      *
Fees and expenses of registrars, transfer agents, paying agents
  and trustees....................................................      *
Fees of rating agencies...........................................      *
Listing fees......................................................      *
Miscellaneous.....................................................      *
                                                                    ---------
  Total...........................................................  $   *
                                                                    ---------
                                                                    ---------

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, INTER ALIA,empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    The Corporation's certificate of incorporation contains provisions indemnifying directors and officers to the fullest extent permitted by law.

    The Corporation has also entered into employment agreements with certain executive officers, which agreements require that the Corporation maintain a directors' and officers' liability policy for the benefit of such officers and that the Corporation will indemnify such officers to the fullest extent permitted by law.

    The Corporation has obtained directors' and officers' liability insurance policies which insure its directors and officers and the directors and officers of its subsidiaries in certain instances.

    The Amended and Restated Declaration of Trust (the "Declaration") for Haven Capital Trust II (the "Trust") provides that to the full extent permitted by law, the Corporation shall indemnify any Administrative Trustee or affiliate of an Administrative Trustee, any officers, directors, stockholders, members, partners, employees or representatives or agents of any Administrative Trustee or any employee or agent of the Trust or its affiliates (each, a "Company Indemnified Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of any such Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of any such Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Declaration also provides that to the full extent permitted by law, the Corporation shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of any such trust to procure a judgment in its favor by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of any such trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to the Trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper. The Declaration further provides that expenses (including attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in the immediately preceding two sentences shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in any such Declaration.

    The Declaration for the Trust also provides that the Corporation shall indemnify the Property Trustee and the Delaware Trustee, any affiliate of the Property Trustee and the Delaware Trustee, and any officers, directors, stockholders, members, partners, employees, representatives, nominees, custodians or agents of the Property Trustee and the Delaware Trustee against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts under the Trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

ITEM 16. EXHIBITS.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.
       4.1   Certificate of Trust for Haven Capital Trust II.
       4.2   Declaration of Trust for Haven Capital Trust II.
       4.3   Form of Amended and Restated Declaration of Trust.
       4.4   Form of Subordinated Debenture.
       4.5   Form of Capital Security.
       4.6   Form of Capital Securities Guarantee Agreement.
       4.7   Form of Indenture.
       5.1   Form of Opinion of Thacher Proffitt & Wood as to the legality of the Capital Securities, the
             Subordinated Debentures and the Guarantee to be issued by the Corporation.
       8.1   Form of Opinion of Thacher Proffitt & Wood as to certain tax matters.*
      12.1   Computation of ratio of earnings to fixed charges.
      23.1   Consent of KPMG LLP.
      23.2   Consent of Thacher Proffitt & Wood (included in Exhibit 5.1)
      25.1   Form T-1 Statement of Eligibility of The Chase Manhattan Bank and Chase Manhattan Bank Delaware to act
             as trustees under the Declaration of Trust of Haven Capital Trust II.
      25.2   Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Indenture.
      25.3   Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Guarantee for the benefit of the holders of Capital Securities of Haven Capital Trust II.
      27.1   Financial Data Schedule.*

------------------------

*To be filed by amendment

ITEM 17. UNDERTAKINGS.

    (a) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the respective registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned registrants hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit the prompt delivery to each purchaser.

    (d) The undersigned registrants hereby undertake that:

    (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westbury, state of New York, on April 13, 1999.

                                HAVEN BANCORP, INC.

                                By:            /s/ PHILIP S. MESSINA
                                     -----------------------------------------
                                                 Philip S. Messina
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Catherine Califano and Mark A. Ricca, and each of them, as the true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form S-3 Registration Statement and any or all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,
    /s/ PHILIP S. MESSINA         President and Chief
------------------------------    Executive Officer            April 13, 1999
      Philip S. Messina           (Principal executive
                                  officer)

                                Senior Vice President and
    /s/ CATHERINE CALIFANO        Chief Financial Officer
------------------------------    (Principal accounting        April 13, 1999
      Catherine Califano          officer)

     /s/ GEORGE S. WORGUL       Director
------------------------------                                 April 13, 1999
       George S. Worgul

    /s/ ROBERT M. SPROTTE       Director
------------------------------                                 April 13, 1999
      Robert M. Sprotte

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
  /s/ MICHAEL J. FITZPATRICK    Director
------------------------------                                 April 13, 1999
    Michael J. Fitzpatrick

  /s/ WILLIAM J. JENNINGS II    Director
------------------------------                                 April 13, 1999
    William J. Jennings II

    /s/ MICHAEL J. LEVINE       Director
------------------------------                                 April 13, 1999
      Michael J. Levine

 /s/ MSGR. THOMAS J. HARTMAN    Director
------------------------------                                 April 13, 1999
   Msgr. Thomas J. Hartman

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westbury, state of New York, on April 13, 1999.

                                HAVEN CAPITAL TRUST II

                                By:            /s/ CATHERINE CALIFANO
                                     -----------------------------------------
                                                 Catherine Califano
                                               ADMINISTRATIVE TRUSTEE

                                By:              /s/ ROBERT B. LUNT
                                     -----------------------------------------
                                                   Robert B. Lunt
                                               ADMINISTRATIVE TRUSTEE

                                By:              /s/ MARK A. RICCA
                                     -----------------------------------------
                                                   Mark A. Ricca
                                               ADMINISTRATIVE TRUSTEE

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Catherine Califano and Mark A. Ricca, and each of them, as the true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form S-3 Registration Statement and any or all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ CATHERINE CALIFANO
------------------------------  Administrative Trustee        April 13, 1999
      Catherine Califano

      /s/ ROBERT B. LUNT
------------------------------  Administrative Trustee        April 13, 1999
        Robert B. Lunt

      /s/ MARK A. RICCA
------------------------------  Administrative Trustee        April 13, 1999
        Mark A. Ricca